UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under § 240.14a-12

VERONA PHARMA PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Verona Pharma plc
NOTICE & PROXY STATEMENT
Annual General Meeting
of Shareholders
April 27, 2022
2:00 p.m. (British Summer Time)
VERONA PHARMA PLC
ONE CENTRAL SQUARE
CARDIFF, CF10 1FS
WALES, UNITED KINGDOM

VERONA PHARMA PLC
Registered office: One Central Square, Cardiff, CF10 1FS, Wales, U.K.
Incorporated in England and Wales with registered no. 5375156
March 22, 2022
Dear Shareholder:
2022 Annual General Meeting of Verona Pharma plc (“AGM”)
This letter, the notice of AGM set out in this document (“Notice”) and associated materials for the AGM are being sent to you because, as of March 15, 2022 (being the latest practicable date before the circulation of this document), you are registered as a holder of voting ordinary shares in the register of members of Verona Pharma plc (the “Company”). However, this letter, the Notice and associated materials will also be available to holders of American Depositary Shares (“ADSs”) and contain information relevant to holders of ADSs.
I confirm that our AGM will be held on Wednesday, April 27, 2022 at 2:00 p.m. British Summer Time at the offices of Shakespeare Martineau at 60 Gracechurch Street, London, EC3V 0HR, United Kingdom. The Notice is set out in this document and it contains the resolutions to be proposed at the AGM.
Action to be taken by holders of ordinary shares in the Company
If you are a holder of ADSs, please ignore this section and refer instead to the section below — “Holders of American Depositary Shares”.
Shareholders are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the AGM. A proxy need not be a shareholder of the Company. A shareholder may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. Should you wish to appoint more than one proxy please return the form of proxy and attach to it a schedule detailing the names of the proxies you wish to appoint, the number of shares each proxy will represent and the way in which you wish them to vote on the resolutions that are to be proposed. To be valid, the form of proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power or authority must be lodged at the office of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR by hand or by post, or by email to ben.harber@shma.co.uk, so as to be received by no later than 2:00 p.m. British Summer Time (9:00 a.m. Eastern Time) on April 25, 2022, or if the AGM is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting (excluding any day that is not a working day).
In the case of a shareholder which is a corporation, the form of proxy must be executed under its common seal or executed on its behalf by a duly authorized officer or attorney for the company. Any corporation which is a shareholder may also appoint one or more representatives who may exercise on its behalf all of its powers as a shareholder provided they do not do so in relation to the same shares.
The completion and return of a form of proxy will not preclude you from attending in person at the AGM and voting should you wish to do so, but if you appoint a proxy and attend the AGM in person, the proxy appointment will be terminated.
To change your proxy instructions, simply submit a new form of proxy as set out above. Note that the cut-off times for receipt of proxy appointments (see above) also apply in relation to amended instructions; any amended proxy instructions received after the relevant cut-off time will be disregarded.

Please contact the Company Secretary (as noted above) to obtain a new form of proxy. If you submit more than one valid proxy appointment, the appointment validly received last before the latest time for receipt of forms of proxy will take precedence. If the Company is unable to determine which form of proxy was last validly received, none of them shall be treated as valid in respect of that ordinary share.
Further, you may terminate the appointment under the form of proxy prior to the commencement of the AGM (or any adjournment of the AGM). To be valid, the notice of termination of the authority of the person appointed to act as proxy must be deposited at the offices of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR, no less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be).
In order for your form of proxy to remain valid, you must continue to be registered as a holder of ordinary shares in the Company’s register of members as of 2:00 p.m. British Summer Time (9:00 a.m. Eastern Time) on April 25, 2022. Therefore, if you sell or transfer your ordinary shares in the Company on or prior to April 25, 2022, your form of proxy can no longer be used and if submitted (whether before or after you sell or transfer your ordinary shares) will be treated as invalid. Please pass this document to the person who arranged the sale or transfer for delivery to the purchaser or transferee. The purchaser or transferee should contact the Company Secretary to request a new form of proxy for its use.
Should you elect to convert your holding of ordinary shares in the capital of the Company into an interest in the capital of the Company represented by ADSs before the AGM, you will cease to be a holder of ordinary shares in your own name and will not be entitled to vote at the AGM as an ordinary shareholder. You will also not be able to use the form of proxy that has been sent to you. However, you may be able to exercise your vote as a holder of an interest in the capital of the Company represented by ADSs — please refer to the next section  — “Holders of American Depositary Shares.”
Holders of American Depositary Shares
In order to exercise your vote as a holder of an interest in the capital of the Company represented by ADSs, you or your bank, broker or nominee must be registered as a holder of ADSs in the ADS register as of 5:00 p.m. Eastern Time on Tuesday, March 15, 2022 (the “ADS Record Date”).
If you hold ADSs through a bank, broker or nominee as of 5:00 p.m. Eastern Time on the ADS Record Date, the AGM documentation, including the ADS voting instructions, will be sent to your broker who should forward the materials to you. Please reach out to your broker to provide your voting instructions.
Please note that ADS voting instructions submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Time on Thursday, April 21, 2022.
Contact for ADS holders
If you have queries about how you can deliver voting instructions, please contact Citibank, N.A. —  ADR Shareholder Services at tel: +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email: citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077.
Contact at Verona Pharma
If at any point you require guidance, please contact Claire Poll, General Counsel, on email: claire.poll@veronapharma.com.
Recommendation
You will find an explanatory note in relation to each of the resolutions in the attached proxy statement. The Directors consider that each resolution is in the best interests of the Company and its shareholders as a whole and is likely to promote the success of the Company. Accordingly, the Directors unanimously recommend that Shareholders vote in favor of the resolutions to be proposed at the AGM, as they intend to do in respect of their own beneficial holdings.

Thank you for your ongoing support of Verona Pharma plc.
Yours faithfully,
David Ebsworth, Ph.D.
Chairperson

VERONA PHARMA PLC
Registered office: One Central Square, Cardiff, CF10 1FS, Wales, U.K.
Incorporated in England and Wales with registered no. 5375156
NOTICE OF 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, APRIL 27, 2022
NOTICE IS HEREBY GIVEN that an Annual General Meeting (“AGM”) of Verona Pharma plc (the “Company”) will be held on Wednesday, April 27, 2022 at 2:00 p.m. British Summer Time at the offices of Shakespeare Martineau LLP at 6th Floor, 60 Gracechurch Street, London, EC3V 0HR, United Kingdom.
At the AGM, the following business shall be transacted:
Ordinary resolutions
Re-election of Directors
1.
To re-elect, as a Director of the Company, Dr. Kenneth Cunningham, who retires in accordance with Article 26.2 of the Company’s Articles of Association and offers himself for re-election.

2.
To re-elect, as a Director of the Company, Mr. Rishi Gupta, who retires in accordance with Article 26.2 of the Company’s Articles of Association and offers himself for re-election.

3.
To re-elect, as a Director of the Company, Mr. Vikas Sinha, who retires in accordance with Article 26.2 of the Company’s Articles of Association and offers himself for re-election.

4.
To re-elect, as a Director of the Company, Mr. James Brady, who retires in accordance with Article 21.2 of the Company’s Articles of Association and offers himself for re-election.

U.K. statutory Annual Report
5.
To receive and adopt the U.K. statutory annual accounts and Directors’ report for the year ended December 31, 2021 and the report of the auditors thereon (the “2021 U.K. Annual Report”).

U.K. statutory Remuneration Report and Policy
6.
To receive and approve, as a non-binding advisory resolution, the U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2021, as set out on pages 27 to 46 of the 2021 U.K. Annual Report.

Appointment and remuneration of auditor
7.
To re-appoint PricewaterhouseCoopers LLP as the Company’s auditors, to hold office until the conclusion of the next annual general meeting of shareholders.

8.
To authorize the Audit and Risk Committee to determine the auditors’ remuneration for the year ending December 31, 2022.

Authority to allot shares
9.
To authorize the Directors generally and unconditionally for the purposes of Section 551 of the U.K. Companies Act 2006 (the “Companies Act”) to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (“Rights”) up to an aggregate nominal amount of £24,702,912 to such persons at such times and upon such conditions as the directors may determine (subject to the Company’s articles of association).
This authority shall replace any existing authorities to the extent not utilized at the date this resolution is passed and shall, unless previously renewed, revoked or varied by the Company in general meeting, expire on June 1, 2023, provided that the Company may, at any time before such expiry, make an offer or enter into an agreement which would or might require shares to be allotted or Rights to be granted after such expiry and the Directors may allot such shares or grant Rights pursuant to any such offer or agreement as if the authority conferred hereby had not expired.
Special resolution
Disapplication of pre-emption rights
10.
Subject to and conditional upon the passing of resolution 9 above, to authorize the Directors pursuant to Section 570 and 573 of the Companies Act to allot equity securities (as defined in Section 560 of the Companies Act) for cash pursuant to the authority conferred by resolution 9 above and/or to sell ordinary shares held by the Company as treasury shares for cash, as if Section 561(1) of the Companies Act did not apply to any such allotment or sale, provided that this power shall be limited to the allotment of equity securities or sale of treasury shares up to an aggregate nominal amount of £24,702,912, shall replace any existing disapplication of Section 561 of the Companies Act to the extent not utilized at the date this resolution is passed and shall expire on June 1, 2023 unless previously renewed, varied or revoked by the Company in general meeting, provided that the Company may, before such expiry, make an offer or agreement which would or might require shares in the Company or rights to be allotted or granted or treasury shares to be sold after this authority expires and that the Directors may allot shares in the Company or grant rights or sell treasury shares pursuant to such an offer or agreement as if the authority conferred by this resolution had not expired.

By order of the Board: Ben Harber Company Secretary March 22, 2022	Registered Office: One Central Square Cardiff, CF10 1FS, Wales, U.K.
Notes:
(1)
Resolutions and voting

The proposed resolutions will be put to vote on a poll. This results in a more accurate reflection of the views of Shareholders ensuring that votes by proxy will be fully-counted. On a poll, each Shareholder has one vote for every share held.
Resolutions 1 to 9 are proposed as ordinary resolutions. On a poll, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Resolution 10 is proposed as a special resolution. On a poll, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
The results of the voting and any other information required by the U.K. Companies Act 2006 will be made available on our website (https://www.veronapharma.com) as soon as reasonably practicable following the AGM and for the required period thereafter.

(2)
Appointment of proxies

Members are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the AGM. A proxy need not be a shareholder of the Company. A shareholder may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. Should you wish to appoint more than one proxy please return the form of proxy and attach to it a schedule detailing the names of the proxies you wish to appoint, the number of shares each proxy will represent and the way in which you wish them to vote on the resolutions that are to be proposed. To be valid, the form of proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power or authority must be lodged at the office of the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London EC3V 0HR BY HAND or BY POST, or BY EMAIL to ben.harber@shma.co.uk, so as to be received not less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be), excluding any part of a day which is not a working day.
The completion and return of a form of proxy will not preclude a member from attending in person at the AGM and voting should they wish to do so, but if a member appoints a proxy and attends the AGM in person, the proxy appointment will be terminated.
The attached proxy statement explains proxy voting and the matters to be voted on in more detail. Please read the proxy statement carefully. For specific information regarding the voting of your ordinary shares, please refer to the proxy statement under the section entitled “Questions and Answers About the Annual General Meeting.”
In the case of a member that is a corporation, the form of proxy must be executed under its common seal or executed on its behalf by a duly authorized officer or attorney for the company. Any corporation which is a member may also appoint one or more representatives who may exercise on its behalf all of its powers as a member provided they do not do so in relation to the same shares.
To change your proxy instructions, simply submit a new form of proxy as set out above. Note that the cut-off times for receipt of proxy appointments (see above) also apply in relation to amended instructions; any amended proxy instructions received after the relevant cut-off time will be disregarded. Please contact the Company Secretary (as noted above) to obtain a new form of proxy. If you submit more than one valid proxy appointment, the appointment validly received last before the latest time for receipt of forms of proxy will take precedence. If the Company is unable to determine which form of proxy was last validly received, none of them shall be treated as valid in respect of that Ordinary Share.
Further, the appointment under the form of proxy may be terminated by the member prior to the commencement of the AGM (or any adjournment of the AGM). To be valid, the notice of termination of the authority of the person appointed to act as proxy must be deposited at the offices of the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London EC3V 0HR, no less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be).
(3)
Appointment of proxy by joint members

In the case of joint holders, where more than one of the joint holders purports to appoint a proxy, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in the Company’s register of members in respect of the joint holding (the first-named being the most senior).
(4)
Issued shares and total voting rights

As at the close of business on March 15, 2022 (being the latest practicable date prior to publication of this document), the Company’s issued ordinary share capital comprised 445,969,350 voting ordinary shares. Each voting ordinary share carries the right to one vote and therefore the total number of voting rights at the close of business on March 15, 2022 is 445,969,350.

In accordance with the terms of the deposit agreement by and among the Company, Citibank, N.A. as depositary and holders and beneficial owners of ADSs issued thereunder dated as of May 2, 2017, holders of ADSs as of 5:00 p.m. Eastern Time on March 15, 2022, the ADS Record Date, who do not provide the depositary bank with voting instructions on or before 10:00 a.m. Eastern Time on April 21, 2022, the ADS Voting Cut-Off Time, will be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by the Company to vote the underlying ordinary shares at the AGM.

i

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Proxy Statement
Verona Pharma plc
One Central Square
Cardiff, CF10 1FS
Wales, United Kingdom
We have sent you this proxy statement and the enclosed form of proxy because the Board of Directors (the “Board” or “Board of Directors”) of Verona Pharma plc (referred to herein as the “Company”, “Verona”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2022 Annual General Meeting of Shareholders (referred to herein as the “AGM”) to be held on Wednesday, April 27, 2022 at 2:00 p.m. British Summer Time at the offices of Shakespeare Martineau LLP at 6th Floor, 60 Gracechurch Street, London, EC3V 0HR, United Kingdom.
•
This proxy statement summarizes information about the proposals to be considered at the AGM and other information you may find useful in determining how to vote.

•
The form of proxy is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be covered by us.
We are mailing the Notice of AGM, this proxy statement and the form of proxy to our ordinary shareholders of record as of March 15, 2022 (being the latest practicable date before the circulation of this document) for the first time on or about March 25, 2022. In this mailing, we are also including our U.K. statutory annual accounts and reports for the year ended December 31, 2021 (“2021 U.K. Annual Report”), which is appended as Annex A to this proxy statement, and our annual report on Form 10-K for the year ended December 31, 2021 (“Annual Report on Form 10-K”). In addition, we have provided brokers, dealers, bankers, and their nominees, at our expense, with additional copies of our proxy materials, including the 2021 U.K. Annual Report, and the Annual Report on Form 10-K so that our record holders can supply these materials to the beneficial owners of our ordinary shares.
While this document is being sent to our ordinary shareholders of record, this document will also be sent to registered holders of American Depositary Shares (“ADSs”) as of 5:00 p.m. Eastern Time on Tuesday, March 15, 2022 (the “ADS Record Date”) and contains information relevant to holders of ADSs.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2022
Our Notice of AGM, this proxy statement, the Annual Report on Form 10-K, the 2021 U.K. Annual Report and our form of proxy (for ordinary shareholders) are available on our investor relations website located at www.veronapharma.com/investors.
Our principal executive offices are located at 3 More London Riverside, London SE1 2RE, United Kingdom.

Questions and Answers About the Annual General Meeting
WHY AM I RECEIVING THESE MATERIALS?
We have sent you this proxy statement and the enclosed form of proxy because you are an ordinary shareholder of record and our Board of Directors is soliciting your proxy to vote at the AGM, including at any adjournments or postponements of the AGM. However, you do not need to attend the AGM to vote your shares. Instead, please simply complete, sign and return the enclosed form of proxy. All proxies, however submitted, must be received by the Company Secretary no later than 2:00 p.m. British Summer Time (9:00 a.m. Eastern Time) on April 25, 2022, or if the AGM is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting (excluding any day which is not a working day).
The return of a completed form of proxy will not preclude you from attending in person at the AGM and voting should you wish to do so, but if you appoint a proxy and subsequently attend the AGM in person, the proxy appointment will be terminated, should you subsequently decide to do so.
We intend to mail this proxy statement and the accompanying form of proxy on or about March 25, 2022 to all ordinary shareholders of record as of March 15, 2022 entitled to vote at the AGM.
Materials for ADS holders of record, including this proxy statement, the Annual Report on Form 10-K, the 2021 U.K. Annual Report and an ADS voting instructions, will be mailed on or about March 25, 2022 to all ADS holders, including banks, brokers and nominees, who are registered as holders of ADSs in the ADS register as of 5:00 p.m. Eastern Time on the ADS Record Date. ADS voting instructions submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Time on April 21, 2022 (the “ADS Voting Cut-off Time”).
WHO CAN VOTE AT THE AGM?
Ordinary shareholders
Only shareholders holding voting ordinary shares of record registered in the register of members at 2:00 p.m. British Summer Time (9:00 a.m. Eastern Time) on April 25, 2022 will be entitled to vote at the AGM. Holders of non-voting ordinary shares have no right to receive notice of, or to attend or vote, at the AGM.
As of March 15, 2022 (being the last practicable date before the circulation of this proxy statement) there were 445,969,350 ordinary shares issued and entitled to vote.
We encourage you to fill out and return the enclosed form of proxy to ensure your vote is counted. All proxies, however submitted, must be received by the Company Secretary no later than 2:00 p.m. British Summer Time (9:00 a.m. Eastern Time) on April 25, 2022, or if the AGM is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting (excluding any day which is not a working day).
If you sell or transfer your ordinary shares in the Company on or prior to April 25, 2022, your form of proxy can no longer be used and if submitted (whether before or after you sell or transfer your ordinary shares) will be treated as invalid. Please pass this document to the person who arranged the sale or transfer for delivery to the purchaser or transferee. The purchaser or transferee should contact Ben Harber, Company Secretary, to request a new form of proxy for use.
Beneficial owners of ordinary shares that are registered in the name of a broker, bank or other agent
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.”
If, on March 15, 2022, your ordinary shares were held in an account at a brokerage firm, bank or other similar organization and you are the beneficial owner of shares, these proxy materials should be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the AGM. As the beneficial owner of voting ordinary shares, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held by a bank or brokerage firm, you may not vote your shares in person at the AGM, unless you obtain a legal proxy from your bank or brokerage firm. You are encouraged to provide voting instructions to your bank or brokerage firm so that they may submit a proxy.
Holders of American Depositary Shares and beneficial owners of American Depositary Shares
You are entitled to exercise your vote as a holder of an interest in the capital of the Company represented by ADSs if you or your brokerage firm, bank or nominee is registered as a holder of ADSs in the ADS register maintained by Citibank, N.A. as of 5:00 p.m. Eastern Time on March 15, 2022, the ADS Record Date.
If you hold ADSs through a brokerage firm, bank or nominee on the ADS Record Date, the materials for ADS holders, including ADS voting instructions, will be sent to that organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.
Please note that ADS voting instructions submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Time on April 21, 2022, the ADS Voting Cut-Off Time.
Citibank, N.A. will collate all votes properly submitted by ADS holders and submit a vote on behalf of all ADS holders.
Contacts for ADS holders
If you have queries about how you can deliver voting instructions, please contact Citibank, N.A. — ADR Shareholder Services at tel: +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email: citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077.
If at any point you require guidance, please contact Claire Poll, General Counsel, on email: claire.poll@veronapharma.com.
WHAT ARE THE REQUIREMENTS TO ELECT THE DIRECTORS AND APPROVE EACH OF THE PROPOSALS?
The proposed resolutions will be put to vote on a poll. This results in a more accurate reflection of the views of shareholders ensuring that votes by proxy will be fully-counted. On a poll, each shareholder has one vote for every share held.
Proposals 1 to 9 are proposed as ordinary resolutions. On a poll, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Proposal 10 is proposed as a special resolution. On a poll, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
The results of the voting and any other information required by the U.K. Companies Act 2006 (the “Companies Act”) will be made available on our investor relations website located at www.veronapharma.com/investors as soon as reasonably practicable following the AGM and for the required period thereafter.
WHAT ARE THE VOTING RECOMMENDATIONS OF OUR BOARD REGARDING THE ELECTION OF DIRECTORS AND OTHER PROPOSALS?
The following table summarizes the items that will be brought for a vote of our shareholders at the AGM, along with the Board’s voting recommendations.

Proposal	Description of Proposal	Board’s Recommendation
1	To re-elect Kenneth Cunningham, M.D. as a director of the Company	FOR
2	To re-elect Rishi Gupta as a director of the Company	FOR
3	To re-elect Vikas Sinha as a director of the Company	FOR
4	To re-elect James Brady as a director of the Company	FOR
5	To receive and adopt the 2021 U.K. Annual Report	FOR
6	To receive and approve, as a non-binding advisory resolution, the U.K. statutory Directors’ Remuneration Report	FOR
7	To re-appoint PwC as the Company’s auditors, to hold office until the conclusion of the next annual general meeting of shareholders	FOR
8	To authorize the Audit and Risk Committee to determine the auditors’ remuneration for the year ending December 31, 2022	FOR
9	To authorize the Board of Directors to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £24,702,912	FOR
10	To authorize the Board of Directors to allot equity securities for cash and/or to sell ordinary shares held by the Company as treasury shares for cash as if Section 561(1) of the Companies Act does not apply to any such allotment	FOR
WHAT CONSTITUTES A QUORUM?
Under our Articles of Association, a quorum will be present if two shareholders of the Company entitled to vote are present in person or represented by proxy at the AGM. In addition, we will require a quorum of at least 33 1/3% in number of the issued shares (excluding any shares held as treasury shares) entitled to vote on the business to be transacted at the AGM, consistent with the Nasdaq Stock Market LLC (“Nasdaq”) rules applicable to us as a U.S. domestic registrant.
If you are a shareholder of record of voting ordinary shares, your shares will be counted towards the quorum only if you are present in person or represented by proxy at the AGM. If you are a beneficial owner of voting ordinary shares held in an account at a brokerage firm, bank or other similar organization your shares will be counted towards the quorum if your broker or nominee submits a proxy for those shares and the proxy represents the holder at the AGM. If a form of proxy does not instruct the proxy how to vote or indicates “discretion” with respect to a proposal, the proxy will vote in accordance with the Board of Directors’ recommendations, and the member represented by that proxy at the AGM will be counted towards the quorum requirement. For any other resolution put to the AGM, the proxy may vote or abstain from voting as he or she sees fit. A member represented by a proxy at the AGM will be counted towards the quorum requirement even where the proxy abstains from voting.
If there is no quorum, within 15 minutes from the time appointed for holding the AGM the AGM will stand adjourned to such time, date and place as may be fixed by the chairperson of the AGM.
HOW DO I VOTE MY SHARES?
If you are an ordinary “shareholder of record,” you may appoint a proxy to vote on your behalf by completing and signing the form of proxy and returning it in the envelope provided.

All proxies must be received by the Company Secretary no later than 2:00 p.m. British Summer Time (9:00 a.m. Eastern Time) on April 25, 2022, or if the AGM is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting (excluding any day which is not a working day). ADS voting instructions submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Time on April 21, 2022.
If you properly give instructions as to your proxy appointment by executing and returning a form of proxy and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.
If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you should follow directions provided by your broker, bank or other nominee.
HOW WILL MY SHARES BE VOTED IF I DO NOT SPECIFY HOW THEY SHOULD BE VOTED?
If you sign and send your form of proxy, naming the Chairperson of the AGM as your proxy, but do not indicate how you want your shares to be voted, your shares will be voted in accordance with the Board of Directors’ recommendations. For any other resolution put to the AGM, the Chairperson of the AGM may vote or abstain from voting as he or she sees fit.
In accordance with the terms of the deposit agreement by and among the Company, Citibank, N.A. as depositary and holders and beneficial owners of ADSs issued thereunder dated as of May 2, 2017 (the “Deposit Agreement”), holders of ADSs as of 5:00 p.m. Eastern Time on the ADS Record Date who do not provide the depositary bank with voting instructions on or before the ADS Voting Cut-Off Time will be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by the Company to vote the underlying ordinary shares at the AGM, and such shares, if such discretionary proxy is given, will be voted in accordance with the Board of Directors’ recommendations, provided, however, that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon as to which the Company informs the Depositary that (a) the Company does not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of deposited securities under the Deposit Agreement may be adversely affected.
CAN I CHANGE MY VOTE OR REVOKE A PROXY?
A registered shareholder can revoke his or her proxy before the time of voting at the AGM in several ways by:
(1) mailing a revised form of proxy dated later than the prior form of proxy;
(2) notifying our Company Secretary in writing that you are revoking your proxy. Your revocation must be received at our registered office before the AGM to be effective; or
(3) revoking his or her proxy by voting in person at the AGM.
If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, to change or revoke your voting instructions you will need to contact the broker, bank or other nominee holding the shares. ADS holders may change or revoke their voting instructions by contacting Citibank, N.A. See also “What if I plan to attend the AGM?”
WHO COUNTS THE VOTES?
Our Company Secretary will tabulate shareholder votes. If you are an ordinary shareholder of record, you can return your executed form of proxy to the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London, EC3V 0HR by hand or by post, or by email to ben.harber@shma.co.uk in accordance with the instructions printed thereon for tabulation (see instructions on the form of proxy).
If you hold your ordinary shares through a broker, your broker will return the form of proxy to the Company Secretary.

If you are a holder of record of ADSs, you can return your executed ADS voting instructions to Citibank, N.A. for tabulation. If you hold your ADSs through a broker, bank or other organization, that organization can return the ADS voting instructions to Citibank, N.A. following your instruction. Citibank, N.A. will submit your votes to the Company Secretary for tabulation.
HOW ARE VOTES COUNTED?
Votes will be counted by the Company Secretary, who will separately count “for” and “against” votes, and “votes withheld”. A “vote withheld” is not a vote in law and represents a shareholder’s affirmative choice to decline to vote on a proposal. Votes withheld are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the proposals.
As described above, in accordance with the terms of the Deposit Agreement, holders of ADSs as of 5:00 p.m. Eastern Time on the ADS Record Date who do not provide the depositary bank with voting instructions on or before the ADS Voting Cut-Off Time will be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by the Company to vote the underlying ordinary shares at the AGM. Accordingly, we do not expect any broker non-votes on any of the proposals.
HOW MANY VOTES DO I HAVE?
On a poll, each shareholder present in person or by proxy or, in the case of a corporation, by a duly authorized representative has one vote for each share held by the shareholder.
WHAT IF I PLAN TO ATTEND THE AGM?
Attendance at the AGM is limited to ordinary shareholders of record as of 2:00 p.m. British Summer Time (9:00 a.m. Eastern Time) on April 25, 2022. The AGM will be held on Wednesday, April 27, 2022 at 2:00 p.m. British Summer Time at the offices of Shakespeare Martineau LLP at 6th Floor, 60 Gracechurch Street, London, EC3V 0HR, United Kingdom. Record holders of ADSs who wish to attend the AGM must provide proof of ownership of ADSs as of the ADS Record Date, which can be obtained from Citibank, N.A. or your broker through which you hold ADSs. Record holders of ADSs who attend the AGM will not be able to vote at the AGM. To vote, record holders of ADSs should follow the voting procedures described above in “Who can vote at the AGM?”.
HOW DO YOU SOLICIT PROXIES?
We will solicit proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We also will reimburse Citibank, N.A. for their expenses in sending materials, including ADS voting instructions, to ADS holders of record.
WHAT DO I DO IF I RECEIVE MORE THAN ONE NOTICE OR FORM OF PROXY?
If you hold your ordinary shares in more than one account, you will receive a form of proxy for each account. To ensure that all of your shares are voted, please sign, date and return all forms of proxy. Please be sure to vote all of your shares.
WILL THERE BE ANY OTHER BUSINESS CONDUCTED AT THE AGM?
No. In accordance with our Articles of Association, no matters other than proposals 1 through 10 may be presented at the AGM. We have not been notified of, and our Board is not aware of, any other matters to be presented for action at the AGM.
HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE AGM?
Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the AGM. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Proposals to be Voted On
PROPOSAL 1.
To re-elect Kenneth Cunningham, M.D. as a Director of the Company
Kenneth Cunningham, M.D., 69, is currently a member of our Board of Directors and has been nominated for re-election as a director. If elected, he will hold office from the date of his election until such annual general meeting of shareholders where he must retire by rotation and offer himself for re-election in accordance with the Articles, or until his earlier death, resignation or removal. Dr. Cunningham has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.
Dr. Cunningham has served as a Non-Executive Director on our Board of Directors since September 2015. Dr. Cunningham has over 30 years’ experience in the pharmaceutical industry including leadership roles at several companies focused on developing respiratory medicines. Between 2006 and 2010, he was at SkyePharma plc, a pharmaceutical company that is now part of Vectura Group plc, initially as Chief Operating Officer and subsequently as Chief Executive Officer where he was involved in the late-stage development of flutiform for asthma. Prior to that, he was the Chief Executive Officer of Arakis Ltd., a pharmaceutical company, from 2001 to 2005, where he was involved in the early clinical development of glcopyrronium bromide, now marketed as Seebri for chronic obstructive pulmonary disease. Earlier in his career, Dr. Cunningham held a variety of clinical development and commercial strategy roles at pharmaceutical companies GlaxoWellcome plc and Warner-Lambert. Dr. Cunningham currently serves as the non-executive chair of the board of directors of Medherant Ltd. He also serves as a non-executive director of Abzena Holdings (US) LLC, of which he was non-executive Chairperson from October 2018 to January 2021, and also previously served on the board of directors of Abzena plc from June 2010 to October 2018. Dr. Cunningham received an M.B.B.S. from St. Mary’s, Imperial College, London University. We believe that Dr. Cunningham’s extensive leadership experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the re-election of Kenneth Cunningham, M.D. as a Director of the Company
PROPOSAL 2.
To re-elect Rishi Gupta as a Director of the Company
Rishi Gupta, 44, is currently a member of our Board of Directors and has been nominated for re-election as a director. If elected, he will hold office from the date of his election until such annual general meeting of shareholders where he must retire by rotation and offer himself for re-election in accordance with the Articles, or until his earlier death, resignation or removal. Mr. Gupta has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.
Mr. Gupta has served as a Non-Executive Director on our Board of Directors since July 2016. Since 2002, Mr. Gupta has held various positions at OrbiMed Advisors LLC, an investment firm, where he is currently a Partner. Mr. Gupta currently serves as a director of several private companies. Mr. Gupta previously served on the boards of directors of Dimension Therapeutics, Inc. and NeuroPace, Inc. Prior to OrbiMed, Mr. Gupta was a healthcare investment banker at Raymond James & Associates, served as manager of corporate development at Veritas Medicine, and was a summer associate at Wachtell, Lipton, Rosen & Katz. Mr. Gupta received an A.B. in biochemical sciences from Harvard College and a J.D. from Yale Law School. We believe Mr. Gupta is qualified to serve on our Board of Directors because of his experience in the medical technology field and his experience serving on the boards of public and private companies.

VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the re-election of Rishi Gupta as a Director of the Company
PROPOSAL 3.
To re-elect Vikas Sinha as a Director of the Company
Vikas Sinha, 58, is currently a member of our Board of Directors and has been nominated for re-election as a director. If elected, he will hold office from the date of his election until such annual general meeting of shareholders where he must retire by rotation and offer himself for re-election in accordance with the Articles, or until his earlier death, resignation or removal. Mr. Sinha has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.
Mr. Sinha has served as a Non-Executive Director on our Board of Directors since September 2016. Mr. Sinha has over 20 years’ experience working in executive finance roles in the life sciences industry. Mr. Sinha is co-founder and has served as the Chief Financial Officer of ElevateBio, Inc., a holding company focused on building cell and gene therapy companies, since February 2018. He has served as President and Chief Financial Officer of AlloVir, Inc., an ElevateBio portfolio company, since September 2018. From September 2005 to December 2016, Mr. Sinha was the Chief Financial Officer of Alexion Pharmaceuticals, Inc., a biotechnology company, where he was responsible for finance, business development, strategy, investor relations and IT. Prior to joining Alexion, Mr. Sinha held various positions with Bayer AG, a pharmaceuticals company, in the United States, Japan, Germany and Canada, including Vice President and Chief Financial Officer of Bayer Pharmaceuticals Corporation in the United States and Vice President and Chief Financial Officer of Bayer Yakuhin Ltd. He currently serves as a member of the board of directors of Allovir and BCLS Acquisition Corp. Mr. Sinha holds a Bachelor of Commerce degree from Tribhuvan University and an M.B.A. from the Asian Institute of Management. He is also a qualified Chartered Accountant from the Institute of Chartered Accountants of India and a Certified Public Accountant in the United States. We believe Mr. Sinha’s experience as a finance professional in the life science industry qualifies him to serve on our Board of Directors.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the re-election of Vikas Sinha as a Director of the Company
PROPOSAL 4.
To re-elect James Brady as a Director of the Company
James Brady, 59, is currently a member of our Board of Directors and has been nominated for re-election as a director. If elected, he will hold office from the date of his election until such annual general meeting of shareholders where he must retire by rotation and offer himself for re-election in accordance with the Articles, or until his earlier death, resignation or removal. Mr. Brady has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.

Mr. Brady has served as a Non-Executive Director on our Board of Directors since March 2022. From 1988 to 2018, Mr. Brady served in multiple leadership roles of increasing responsibility for AstraZeneca prior to his retirement in 2018. His more than thirty years of progressive experience at AstraZeneca included successful national, regional and global finance roles in corporate operations, manufacturing, commercial, marketing, market access, audit, international business, and biologics discovery and development. He most recently served as Chief Financial Officer of MedImmune, the biologics discovery and development division of AstraZeneca, from 2013 to 2018. During his tenure at MedImmune, biologics grew to represent more than half of the product development portfolio of AstraZeneca and five biologics were successfully brought to market. Mr. Brady currently serves on the board of directors of Panavance Therapeutics. Mr. Brady is a Certified Public Accountant and previously worked at Arthur Andersen & Company. He holds a B.S. in Accounting from Saint. Joseph University and an MBA from Drexel University. We believe that Mr. Brady’s extensive experience in senior finance roles in the pharmaceutical industry qualifies him to serve on our Board of Directors.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the re-election of James Brady as a Director of the Company
Our Board of Directors
Our Board of Directors currently consists of eleven members, including one executive director and ten non-executive directors.
Our Articles of Association require that those directors who were appointed by the Board since our 2021 annual general meeting of shareholders must retire from office and may offer themselves for re-election. Accordingly, James Brady will retire from office and offer himself for re-election by our shareholders at the AGM.
In accordance with our Articles of Association, one-third (or such number nearest to but not exceeding one-third) of the Company’s directors retire from office at every annual general meeting of shareholders. Retiring directors are eligible for re-election and, if no other director is elected to fill his or her position and the director is willing, shall be re-elected by default. The directors to retire at the annual general in every year shall include (so far as necessary to obtain the number required) any director who wishes to retire and not to offer himself or herself for re-election. Any further directors so to retire shall be the directors who have been longest in office since their last election. As between directors of equal seniority, the directors to retire shall in the absence of agreement be selected from among them by lot. Of the 10 directors subject to retirement by rotation, Kenneth Cunningham, M.D., Rishi Gupta and Vikas Sinha will, on this occasion, retire from office and stand for re-election by our shareholders. Dr. Andrew Sinclair will retire at the conclusion of the AGM and not seek re-election.
Having carried out an evaluation of the individual performance of each of Kenneth Cunningham, M.D., Rishi Gupta, Vikas Sinha and James Brady with the support of the Nomination and Corporate Governance Committee, our Board of Directors is satisfied that their performance continues to be effective and that they continue to demonstrate commitment to their roles. The Board of Directors considers that it is entirely appropriate for each of Kenneth Cunningham, M.D., Rishi Gupta, Vikas Sinha and James Brady to seek re-election at the AGM.
Each of the above directors has been nominated for re-election and no other nominees for directors have been presented. Therefore, it is anticipated that following the AGM, if all of the above directors are re-elected, the Board of Directors will be comprised of ten members, including one executive director and nine non-executive directors.

The following table sets forth information regarding our directors as of the date of this proxy statement:
Name	Age	Director Since	Position(s)
David Zaccardelli, Pharm.D.	57	2020	Chief Executive Officer and Director
David Ebsworth, Ph.D.	67	2014	Non-Executive Chairperson of the Board of Directors
James Brady	59	2022	Non-Executive Director
Martin Edwards, M.D.	66	2019	Non-Executive Director
Ken Cunningham, M.D.	69	2015	Non-Executive Director
Lisa Deschamps	50	2021	Non-Executive Director
Rishi Gupta	44	2016	Non-Executive Director
Mahendra Shah, Ph.D.	77	2016	Non-Executive Director
Andrew Sinclair, Ph.D.*	50	2016	Non-Executive Director
Vikas Sinha	58	2016	Non-Executive Director
Anders Ullman, M.D., Ph.D.	66	2015	Non-Executive Director

*
Dr. Sinclair will retire at the conclusion of the AGM and not seek re-election.

Biographical information for Kenneth Cunningham, Rishi Gupta, Vikas Sinha and James Brady, nominees to our Board of Directors, is set forth in “Proposal 1  —  To re-elect Kenneth Cunningham as a Director of the Company,” “Proposal 2  —  To re-elect Rishi Gupta as a Director of the Company,” “Proposal 3  —  To re-elect Vikas Sinha as a Director of the Company,” and “Proposal 4  —  To re-elect James Brady as a Director of the Company,” respectively. Biographical information for our other directors is set forth below under “Continuing Members of the Board of Directors.”
CONTINUING MEMBERS OF THE BOARD OF DIRECTORS
Below is biographical information for those directors who are not standing for re-election at the AGM and who will continue on the Board of Directors following the AGM:
David Zaccardelli, Pharm.D. Dr. Zaccardelli has served as our President and Chief Executive Officer and on our Board of Directors since February 2020. From December 2018 until its acquisition by Swedish Orphan Biovitrum in November 2019, Dr. Zaccardelli served as President and CEO of Dova Pharmaceuticals, a U.S. company developing therapeutics for rare diseases. Previously, he was Acting CEO of Cempra Pharmaceuticals, a pharmaceuticals company, from December 2016 until the company’s merger with Melinta Therapeutics in November 2017. From 2004 until 2016, Dr. Zaccardelli served in several senior management roles at United Therapeutics Corporation, a biotechnology company, including as Chief Operating Officer, Chief Manufacturing Officer and Executive Vice President, Pharmaceutical Development and Operations. Prior to United Therapeutics, he founded and led a start-up company focused on contract research positions and held a variety of clinical research positions at Burroughs Wellcome & Co, a non-profit medical research organization, and pharmaceutical companies Glaxo Wellcome and Bausch & Lomb Pharmaceutical. Dr. Zaccardelli received a Pharm.D. from the University of Michigan. We believe that Dr. Zaccardelli’s extensive leadership experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.
David Ebsworth, Ph.D. Dr. Ebsworth has served as the Non-Executive Chairperson of our Board of Directors since December 2014. Dr. Ebsworth has served as a Visiting Professor at the University of Surrey Business School since April 2016. From October 2009 to August 2014, Dr. Ebsworth served as Chief Executive Officer of Vifor Pharma, the specialty pharma division of Galenica AG Group, a pharmaceutical wholesaler and retailer, and as a member of Galenica’s Executive Committee. In 2012, Dr. Ebsworth was also named as Chief Executive Officer of Galenica and as Chairperson of Galenica’s Executive Committee, positions he held until August 2014. From 2009 to 2014, he was the Chief Executive Officer of Vifor Pharma AG, a pharmaceutical company. In his earlier career, Dr. Ebsworth worked with Bayer AG for over 19 years, heading the Canadian, North American and global pharmaceutical business. He also served as

Chief Executive Officer of Oxford Glycosciences, a biotech company, listed on the London Stock Exchange and Nasdaq, which was acquired by Celltech plc (now part of UCB, a global biopharmaceutical company) in 2003. Dr. Ebsworth has served on the boards of directors of Sartorius AG since January 2020 and Synlab AG since January 2021. Dr. Ebsworth received a B.Sc. and a Ph.D. in industrial relations from the University of Surrey. We believe that Dr. Ebsworth’s extensive experience in the pharmaceutical industry and his extensive leadership experience qualify him to serve on our Board of Directors.
Martin Edwards, M.D. Dr. Edwards has served as a Non-Executive Director on our Board of Directors since April 2019. From 2003 to September 2020, Dr. Edwards held various positions at Novo Ventures, a life sciences investment firm, most recently as Senior Partner. Earlier in his career, he was Corporate VP and Global Head of Drug Development for Novo Nordisk, where he led all aspects of pre-clinical and clinical drug development. Dr. Edwards currently serves on the boards of directors of Inozyme Pharma, KalVista Pharmaceuticals, Reata Pharmaceuticals, and Morphic Therapeutics, and previously served on the board of directors of CoLucid Pharmaceuticals from August 2014 to January 2017. Dr. Edwards trained in physiology and medicine at the University of Manchester. He is a Member of the Royal College of Physicians, a Member with distinction of the Royal College of General Practitioners, a Fellow of the Faculty of Pharmaceutical Medicine. He received his B.Sc. in physiology and MBChB in medicine from the University of Manchester and his M.B.A from the University of Warwick. We believe that Dr. Edward’s extensive experience in the pharmaceuticals industry and his experience in serving on the boards of public and private companies qualify him to serve on our Board of Directors.
Lisa Deschamps Ms. Deschamps has served as a Non-Executive Director on our Board of Directors since March 2021. Ms. Deschamps has served as Chief Executive Officer and an executive board member of AviadoBIO, a private gene therapy company, since October 2021. From December 1995 to October 2021, Ms. Deschamps served in various roles at Novartis Pharmaceuticals, a global healthcare company, most recently from September 2019 as the Senior Vice President & Chief Business Officer of AveXis, a biotechnology company that develops treatments for rare neurological genetic disorders, a subsidiary of Novartis and which was renamed Novartis Gene Therapies in September 2020. Ms. Deschamps has an M.B.A. in General Management from NYU Stern School of Business and a B.B.A. in marketing from IONA College, Hagan School of Business. We believe that Ms. Deschamp’s extensive leadership experience in the healthcare industry qualifies her to serve on our Board of Directors.
Mahendra Shah, Ph.D. Dr. Shah has served as a Non-Executive Director on our Board of Directors since July 2016. Dr. Shah was designated for appointment to our Board of Directors by funds affiliated with Vivo Capital, a healthcare investment firm, pursuant to a relationship agreement that we entered into with such funds in June 2016. Although such agreement automatically terminated on the closing of the 2020 Private Placement, Dr. Shah continues to serve as a Non-Executive Director. Dr. Shah has served as a Senior Fellow of Vivo Capital since January 2021, where he previously served as Managing Director from March 2010 to January 2021. Dr. Shah is also the founder and Executive Chair of Semnur Pharmaceuticals (acquired by Scilex Pharmaceuticals, Inc.), a specialty pharmaceutical company. He previously served as a member of the board of directors of Homology Medicines, Soleno Therapeutics, AADI Bioscience, Inc. and Crinetics Pharmaceuticals, and currently serves as a member of the boards of directors of several private companies in the biopharmaceutical and biotechnology industries. Dr. Shah received his Ph.D. in industrial pharmacy from St. John’s University and his Bachelor’s and Master’s Degrees in Pharmacy from L.M. College of Pharmacy in Gujarat, India. We believe Dr. Shah’s experience in the biomedical and pharmaceutical industries and his experience in serving on the boards of public and private companies qualify him to serve on our Board of Directors.
Anders Ullman, M.D., Ph.D. Dr. Ullman has served as a Non-Executive Director on our Board of Directors since September 2015. Since January 2022, Dr. Ullman has served as Head of R&D and Chief Medical Officer of Swedish Orphan Biovitrum AB (“Sobi”). From September 2015 to December 2018, Dr. Ullman served as Head of the chronic obstructive pulmonary disease (“COPD”) Centre at Sahlgrenska University Hospital, Sweden. From 2013 to 2014, he was Executive Vice President and Head of Research and Development in the BioScience business unit of Baxter International Inc., a healthcare company, which became Baxalta Inc. From 2007 to 2013, Dr. Ullman was Executive Vice President, Head of Research and Development at Nycomed Pharma Private Limited (now part of Takeda Pharmaceuticals Company Limited), where he led the development and approval of Daxas, the PDE4 inhibitor used to prevent COPD exacerbations. Earlier in his career, he held a number of roles in AstraZeneca. Dr. Ullman served on the board of directors of Pexa AB, a company that develops and commercializes respiratory medicine technology, from January 2016 to May 2018 and on the board of directors of Sobi from May 2021 to December 2021. Dr. Ullman received a M.D. and a Ph.D. in clinical pharmacology from the University of Gothenburg. We believe that Dr. Ullman’s extensive experience in the healthcare and pharmaceuticals industries qualify him to serve on our Board of Directors.
RETIRING MEMBERS OF THE BOARD OF DIRECTORS NOT STANDING FOR RE-ELECTION
Andrew Sinclair, Ph.D. Dr. Sinclair has served as a Non-Executive Director on our Board of Directors since July 2016. Dr. Sinclair was designated for appointment to our Board of Directors by Abingworth Bioventures VI, LP, or Abingworth, pursuant to a relationship agreement that we entered into with Abingworth in June 2016. Although such agreement automatically terminated on the closing of the 2020 Private Placement, Dr. Sinclair continues to serve as a Non-Executive Director. Since 2008, Dr. Sinclair has held various positions at Abingworth LLP, a life sciences investment group, where he is currently a Partner and Portfolio Manager, a role he has held since December 2015. He has served as a member of the boards of directors of Soleno Therapeutics since January 2019, Sierra Oncology since November 2019 and Adicet Bio, Inc. since March 2021. Dr. Sinclair is a member of the Institute of Chartered Accountants in England and Wales and received a Ph.D. in chemistry and genetic engineering at the BBSRC Institute of Plant Science, Norwich, and a B.Sc. in microbiology from King’s College London. We believe Dr. Sinclair’s experience as a finance professional in the biomedical and pharmaceutical industries qualify him to serve on our Board of Directors.
BOARD DIVERSITY MATRIX
Board Diversity Matrix (As of March 22, 2022)
Country of Principal Executive Offices	United Kingdom
Foreign Private Issuer	No
Disclosure Prohibited Under Home Country Law	No
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	10	—	—
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction			4
LGBTQ+			1
Did Not Disclose Demographic Background			—
PROPOSAL 5.
To receive and adopt the 2021 U.K. Annual Report
The Companies Act requires the directors of a public company to lay before the company in general meeting copies of the directors’ reports, the independent auditors’ report and the audited financial statements of the company in respect of each financial year.
At the AGM, our Board of Directors will present our U.K. statutory annual accounts and Directors’ reports for the year ended December 31, 2021 and the report of the auditors thereon (the “2021 U.K. Annual Report”). We will provide our shareholders with an opportunity to receive our 2021 U.K. Annual Report and to adopt it.
In accordance with best practice, the Company proposes an ordinary resolution to receive and adopt the 2021 U.K. Annual Report.

The 2021 U.K. Annual Report is appended as Annex A to this proxy statement and may also be found on our investor relations website located at www.veronapharma.com/investors.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the receipt and adoption of the 2021 U.K. Annual Report
PROPOSAL 6.
To receive and approve, as a non-binding advisory resolution, the U.K. statutory Directors’ Remuneration Report
At the AGM, our Board of Directors will present our U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2021, as set out on pages 27 to 46 of the 2021 U.K. Annual Report appended as Annex A to this proxy statement. The U.K. statutory Directors’ Remuneration Report includes the annual report on remuneration. This document describes in detail our remuneration policies and procedures and explains how these policies and procedures help to achieve our compensation objectives with regard to our directors and the retention of high-quality directors. Our Board of Directors and the Remuneration Committee of the Board of Directors (the “Remuneration Committee”) believe that the policies and procedures as articulated in the directors’ remuneration report are effective and that as a result of these policies and procedures we have and will continue to have high-quality directors. Our Board of Directors has approved and signed the report in accordance with English law.
At the AGM, the shareholders will vote on the Director’s Remuneration Report. This vote is advisory and non-binding. Although non-binding, our Board of Directors and Remuneration Committee will review and consider the voting results when making future decisions regarding our director remuneration program. Following the AGM, and as required under English law, the Directors’ Remuneration Report will be delivered to the U.K. Registrar of Companies.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the receipt and approval, as a non-binding advisory resolution, of the U.K. statutory Directors’ Remuneration Report
PROPOSAL 7.
To re-appoint PwC as the Company’s auditors, to hold office until the conclusion of the next annual general meeting of shareholders
At each meeting at which the accounts are laid before shareholders, the Company is required to appoint U.K. statutory auditors to serve until the next such meeting of shareholders. Proposal 7 seeks your approval of the re-appointment of PricewaterhouseCoopers LLP (“PwC”), to serve as our U.K. statutory auditor, to hold office until the conclusion of the next annual general meeting of shareholders. In the event this proposal does not receive approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal, the Board of Directors may appoint an auditor to fill the vacancy.
PwC has indicated its willingness to act as the Company’s auditors. A representative of PwC is expected to be present at the AGM and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our shareholders.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the re-appointment of PwC as the Company’s auditor
Report of the Audit Committee of the Board of Directors
The Audit and Risk Committee of the Board (“Audit Committee”) has reviewed the audited consolidated financial statements of Verona Pharma plc (the “Company”) for the fiscal year ended December 31, 2021 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Vikas Sinha (Chair)
David Ebsworth, Ph.D.
Andrew Sinclair, Ph.D.
Independent Registered Public Accounting Firm Fees
The following table summarizes the fees of PwC, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:
Fee Category	2021	2020
Audit Fees	$453,000	$318,000
Audit-Related Fees	$162,000	$348,000
Tax Fees	—	—
All Other Fees	$231,000	$198,000
Total Fees	$846,000	$864,000

Audit Fees
Audit fees for the years ended December 31, 2021 and 2020, consisted of fees billed for the audit of Verona Pharma plc and its consolidated financial statements.
Audit-Related Fees
For the year ended December 31, 2021, audit-related services include fees for quarterly interim reviews.
For the year ended December 31, 2020, audit-related services include fees for quarterly interim reviews and the audit of conversion from International Financial Reporting Standards to U.S. Generally Accepted Accounting Principles for SEC filings.
All Other Fees
For the year ended December 31, 2021, other services related to advice relating to comfort with respect to the at-the-market offering, and certain regulatory filings.
For the year ended December 31, 2020, other services related to advice relating to fund raising and certain regulatory filings.
Audit Committee Pre-Approval Policy and Procedures
The Audit Committee has adopted a policy (the “Pre-Approval Policy”) which sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage PwC to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by PricewaterhouseCoopers LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by PricewaterhouseCoopers LLP without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.
PROPOSAL 8.
To authorize the Audit and Risk Committee to determine the auditors’ remuneration for the year ending December 31, 2022
Proposal 8 authorizes the Audit Committee to determine our auditors’ remuneration for the fiscal year ending December 31, 2022. Fees for PwC in respect of the years ended December 31, 2021 and December 31, 2020, are set forth above under “Independent Registered Public Accounting Firm Fees and Other Matters.”
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR authorization of the Audit Committee to determine PwC’s remuneration for the year ending December 31, 2022
PROPOSAL 9.
To authorize the Board of Directors to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £24,702,912.
To authorize the Board of Directors generally and unconditionally for the purposes of Section 551 of the Companies Act to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (“Rights”) up to an aggregate nominal amount of £24,702,912 to such persons at such times and upon such conditions as the directors may determine (subject to the Company’s Articles of Association).
This authority will replace any existing authorities to the extent not utilized at the date this resolution is passed and will, unless previously renewed, revoked or varied by the Company in general meeting, expire on June 1, 2023, provided that the Company may, at any time before such expiry, make an offer or enter into an agreement that would or might require shares to be allotted or Rights to be granted after such expiry and the Board of Directors may allot such shares or grant Rights pursuant to any such offer or agreement as if the authority conferred hereby had not expired.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the authorization of Directors to exercise all the powers to the Company to allot shares in the Company or grant Rights up to an aggregate nominal amount of £24,702,912

PROPOSAL 10.
To authorize the Board of Directors to allot equity securities for cash and/or to sell ordinary shares held by the Company as treasury shares for cash as if Section 561(1) of the Companies Act does not apply to any such allotment
As a U.K.-incorporated company, the Company’s ordinary shareholders are entitled, under Section 561(1) of the Companies Act, to pre-emption rights, whereby, in the event that the Company wishes to allot new equity securities for cash, those securities must first be offered to existing shareholders in proportion to the number of ordinary shares they each hold before they can be offered to new shareholders.
Subject to and conditioned upon the passing of Proposal 9 above, this Proposal 10 authorizes the Board of Directors pursuant to Section 570 and 573 of the Companies Act to allot equity securities (as defined in Section 560 of the Companies Act) for cash pursuant to the authority conferred by Proposal 9 above and/or to sell ordinary shares held by the Company as treasury shares for cash, as if Section 561(1) of the Companies Act did not apply to any such allotment or sale, provided that this power will be limited to the allotment of equity securities or sale of treasury shares up to an aggregate nominal amount of £24,702,912, will replace any existing disapplication of Section 561 of the Companies Act to the extent not utilized at the date this resolution is passed and will expire on June 1, 2023, unless previously renewed, varied or revoked by the Company in general meeting, provided that the Company may, before such expiry, make an offer or agreement which would or might require shares in the Company or rights to be allotted or granted or treasury shares to be sold after this authority expires and that the Directors may allot shares in the Company or grant rights or sell treasury shares pursuant to such an offer or agreement as if the authority conferred by this resolution had not expired.
The Board of Directors considers that, at this stage of the development of the Company, the ability to raise new equity funds at relatively short notice and at low cost is vital to the continuing financial health of the business. We believe that it is in the best interests of the Company and our shareholders for the Board of Directors to seek to retain the ability to readily raise new equity funds at the appropriate time.
Anti-takeover Effects of Proposal 10
Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action that may be used as an anti-takeover mechanism. Because this Proposal 10, if approved, will authorize the Board of Directors to allot new equity securities for cash without first offering them to existing shareholders, it could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board of Directors. A relative increase in the number of our issued shares offered to new shareholders could enable the Board to render more difficult or discourage an attempt by a party attempting to obtain control of the Company. Moreover, the issuance of equity securities to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were favorable to shareholders generally.
As stated above, the Company has no present intent to use any relative increase in the number of issued shares of our equity securities offered to new shareholders for anti-takeover purposes, and Proposal 10 is not part of a plan by the Board of Directors to adopt a series of anti-takeover provisions; however, if Proposal 10 is approved by the shareholders, then a greater number of our equity securities would be available for such purpose than is currently available. The Company is not aware of any pending or threatened efforts to obtain control of the Company, and the Board has no present intent to authorize the issuance of additional ordinary shares to discourage such efforts if they were to arise.
VOTE REQUIRED
This proposal requires approval by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Votes withheld are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the authorization of Directors to allot equity securities for cash and/or to sell ordinary shares held by the Company as treasury shares for cash as if Section 561(1) of the Companies Act does not apply to any such allotment

Executive Officers
The following table identifies our current executive officers:
Name	Age	Position
David Zaccardelli, Pharm.D.(1)	57	President, Chief Executive Officer and Executive Director
Mark W. Hahn(2)	59	Chief Financial Officer
Claire Poll(3)	55	General Counsel
Kathleen Rickard, M.D.(4)	63	Chief Medical Officer

(1)
See biography on page 10 of this proxy statement.

(2)
Mark Hahn. Mr. Hahn has served as our Chief Financial Officer since February 2020. From January 2018 until its acquisition by Swedish Orphan Biovitrum for up to $915 million in November 2019, Mr. Hahn served as CFO of Dova Pharmaceuticals, a company developing therapeutics for rare diseases. Previously, from 2010 until its acquisition by Melinta Therapeutics in November 2017, Mr. Hahn was CFO of Cempra, Inc. Mr. Hahn has served on the board of directors of ALSP Orchid Acquisition Corporation I since November 2021. Mr. Hahn received a B.B.A. degree in Accounting and Finance from the University of Wisconsin-Milwaukee and is a Certified Public Accountant in Maryland and North Carolina.

(3)
Claire Poll. Ms. Poll has served as General Counsel since September 2016. From September 2015 to August 2016, Ms. Poll served as an advisor to us on legal, general corporate and financing matters. She also served as an Executive Director on our Board of Directors from September 2006 until September 2015. Ms. Poll received a Bachelor of Laws from the University of Western Australia and a Diploma in Applied Finance and Investment from the Securities Institute of Australia.

(4)
Kathleen Rickard, M.D. Dr. Rickard has served as our Chief Medical Officer since February 2019. Prior to joining Verona Pharma, Dr. Rickard served in multiple roles at Aerocrine AB, a medical diagnostics product company, including as Chief Medical Officer from April 2011 to January 2019, and as Chief Compliance Officer from April 2014 to January 2019. Prior to Aerocrine, Dr. Rickard was Vice President Clinical Development and Medical Affairs of the Respiratory Medicines Development Centre at GlaxoSmithKline, a pharmaceutical company, and, over a period of 15 years, held a number of other leadership positions in clinical development across GlaxoSmithKline’s global respiratory franchise. Dr. Rickard received an M.D. from Hahnemann University Hospital, Philadelphia.

There are no family relationships among any of our executive officers or directors.
Corporate Governance
GENERAL
Our Board of Directors has adopted, among other policies, Corporate Governance Guidelines, a Code of Business Conduct and Ethics, an Insider Trading Compliance Policy, a Whistleblowing Policy and terms of reference for the Nomination and Corporate Governance Committee, Audit Committee, and Remuneration Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of our Company. You can access our current committee terms of reference, our Corporate Governance Guidelines, Whistleblowing Policy and our Code of Business Conduct and Ethics in the “Corporate Governance” section of our investor relations website located at www.veronapharma.com/investors.
BOARD COMPOSITION
Our Board of Directors currently consists of eleven members, including one executive director and ten non-executive directors. One non-executive director, Dr. Andrew Sinclair, will retire at the AGM and not seek re-election.

Our Articles of Association require that those directors who were appointed by the Board since our 2021 AGM of shareholders must retire from office and may offer themselves for re-election. Accordingly, James Brady will retire from office and offer himself for re-election by our shareholders at the AGM.
In accordance with our Articles of Association, one-third (or such number nearest to but not exceeding one-third) of the Company’s directors retire from office at every annual general meeting of shareholders. Retiring directors are eligible for re-election and, if no other director is elected to fill his or her position and the director is willing, shall be re-elected by default. The directors to retire at the AGM in every year shall include (so far as necessary to obtain the number required) any director who wishes to retire and not to offer himself or herself for re-election. Any further directors so to retire shall be the directors who have been longest in office since their last election. As between directors of equal seniority, the directors to retire shall in the absence of agreement be selected from among them by lot. Of the ten directors subject to retirement by rotation, Kenneth Cunningham, M.D., Rishi Gupta and Vikas Sinha will, on this occasion, retire from office and stand for re-election by our shareholders.
Having carried out an evaluation of the individual performance of each of Kenneth Cunningham, M.D., Rishi Gupta, Vikas Sinha and James Brady with the support of the Nomination and Corporate Governance Committee, our Board of Directors is satisfied that their performance continues to be effective and that they continue to demonstrate commitment to their roles. The Board of Directors considers that it is entirely appropriate for each of Kenneth Cunningham, M.D., Rishi Gupta, Vikas Sinha and James Brady to seek re-election at the AGM.
Each of the above directors has been nominated for re-election and no other nominees for directors have been presented. Therefore, it is anticipated that following the AGM, upon the retirement of Andrew Sinclair, Ph.D., if all of the above directors are re-elected, the Board of Directors will be comprised of ten members, including one executive director and nine non-executive directors.
DIRECTOR INDEPENDENCE
All of our directors, other than David Zaccardelli, Pharm.D., qualify as “independent” in accordance with Nasdaq listing requirements. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including that Mr. Gupta and Dr. Shah are affiliated with certain of our significant stockholders. Dr. Zaccardelli is not independent because he is the President and Chief Executive Officer of our Company.
DIRECTOR CANDIDATES
Director Nomination Process
The Nomination and Corporate Governance Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board of Directors. To facilitate the search process, the Nomination and Corporate Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nomination and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our shareholders. Once potential candidates are identified, the Nomination and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nomination and Corporate Governance Committee for candidates for election as a director. James Brady, one of our non-executive director nominees, was identified and recommended by one of our non-executive directors.
In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nomination and Corporate Governance Committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nomination and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors.
Shareholder Recommendations and Nominees
The Nomination and Corporate Governance Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) the limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by directors, officers, outside advisors or search firms in the event of a vacancy on the Board.
Shareholders who desire to nominate persons directly for election to the Board of Directors at an annual general meeting of shareholders must meet the deadlines and other requirements set forth under “Additional Information — Shareholder Proposals for 2023 Annual General Meeting.” Any vacancies on the Board of Directors occurring between our annual general meetings of shareholders may be filled by a majority of the directors then in office, in which case any director so elected will serve until the next annual general meeting of shareholders when such director will offer himself or herself for re-election, or by ordinary resolution of the shareholders of the Company.
COMMUNICATIONS FROM SHAREHOLDERS
The Board of Directors will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Our Company Secretary and General Counsel are primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the directors as they consider appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Company Secretary or General Counsel and Chairperson of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Shareholders who wish to send communications on any topic to the Board of Directors should address such communications to the Board of Directors in writing: c/o Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London, EC3V 0HR.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT
Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairperson of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company based on the circumstances at that time. We recognize that different board leadership structures may be appropriate for companies in different situations.
Based on the Company’s present circumstances, the Board believes that the Company and its shareholders are best served by having Dr. Ebsworth serve as its Chairperson of the Board and Dr. Zaccardelli serve as its Chief Executive Officer. Our current leadership structure permits Dr. Zaccardelli to focus his attention on managing our Company and permits Dr. Ebsworth to manage the Board of Directors. Accordingly, we believe our current leadership structure is the optimal structure for us at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Audit Committee or Board of Directors at regular meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. As provided in the terms of reference of the Audit Committee, the Audit Committee is responsible for discussing the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled. In accordance with those policies, the Board and the Board committees have an active role in overseeing management of the Company’s risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including business continuity risks, such as risks relating to the COVID-19 pandemic. The Audit Committee monitors compliance with legal and regulatory requirements, discusses the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled, oversees management of the Company’s financial and cybersecurity risks, and considers and approves or disapproves any related person transactions. Our Nomination and Corporate Governance Committee monitors the risks relating to our corporate governance framework and succession planning for our Board of Directors and senior management. Our Remuneration Committee assesses and monitors whether any of our remuneration policies and programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board has an active role in overseeing management of the Company’s risks and is regularly informed through committee reports about such risks. The Board does not believe that its role in the oversight of our risks adversely affects the Board’s leadership.
PERIODIC BOARD EVALUATION
Our Corporate Governance Guidelines require the Nomination and Corporate Governance Committee to oversee a periodic assessment of the Board and its committees.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and others temporarily assigned to perform work or services for us. We have posted a current copy of the Code of Business Conduct and Ethics in the “Corporate Governance” section of our investor relations website at www.veronapharma.com/investors. Our Board of Directors is responsible for administering the Code of Business Conduct and Ethics. The Board of Directors is allowed to amend, alter or terminate the Code of Business Conduct and Ethics. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
ANTI-HEDGING POLICY
Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other shareholders.
ATTENDANCE BY MEMBERS OF THE BOARD OF DIRECTORS AT MEETINGS
There were 8 meetings of the Board of Directors during the fiscal year ended December 31, 2021. During the fiscal year ended December 31, 2021, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and meetings of the committees on which the director served during the period in which he or she served as a director.
Currently, we do not maintain a formal policy regarding director attendance at the AGM; however, it is expected that directors will attend absent compelling circumstances. All of our then-serving directors attended our annual general meeting of shareholders held in 2021.
Committees of the Board
Our Board of Directors has established an Audit Committee, Remuneration Committee, and Nomination and Corporate Governance Committee, each of which operates under written terms of reference that have been approved by our Board and that are available in the “Corporate Governance” section of our investor relations website at www.veronapharma.com/investors. All of the members of each of these committees are independent as defined under the Nasdaq rules. Our Board of Directors has determined that David Ebsworth, Ph.D., Andrew Sinclair, Ph.D., Vikas Sinha and James Brady meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Remuneration Committee meet the heightened standard for independence specific to members of a compensation committee under the Nasdaq rules and each qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. All members of the Nomination and Corporate Governance Committee are independent under the Nasdaq rules.
The members of each of the Audit, Remuneration and Nomination and Corporate Governance Committees and the committee Chairs are set forth in the following chart.
Name	Audit and Risk	Remuneration	Nomination and Corporate Governance
Ken Cunningham, M.D.		Chair
James Brady	X
Lisa Deschamps			X
David Ebsworth, Ph.D.	X	X	Chair
Rishi Gupta		X
Mahendra Shah, Ph.D.			X
Andrew Sinclair, Ph.D.*	X
Vikas Sinha	Chair

*
Dr. Sinclair will retire at the conclusion of the AGM and not seek re-election.

AUDIT AND RISK COMMITTEE
The Audit Committee’s responsibilities include, among other things:

•
monitoring the integrity of the financial statements of the Company, including its annual and interim reports, preliminary results’ announcements and any other formal announcement relating to its financial performance;

•
reviewing significant financial reporting issues and judgments that they contain;

•
reviewing and discussing with the Company’s management and external auditor the Company’s audited financial statements and quarterly financial statements to be filed with the SEC, including disclosures under the caption “management’s discussion and analysis of financial condition and results of operation” and the matters required to be discussed by applicable Public Company Accounting Oversight Board (the “PCAOB”) standards and SEC rules;

•
considering whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K;

•
preparing an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual general meeting of shareholders;

•
overseeing the appointment, re-appointment, and removal of the Company’s external auditor;

•
reviewing and approving the annual audit plan;

•
coordinating the Board of Directors’ oversight of the Company’s internal control over financial reporting and disclosure controls and procedures;

•
discussing the Company’s policies with respect to risk assessment and risk management;

•
establishing the Company’s arrangements for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•
reviewing the Company’s policies and procedures for reviewing and approving or ratifying related person transactions.

The current members of the Audit Committee are James Brady, David Ebsworth, Ph.D., Andrew Sinclair, Ph.D. and Vikas Sinha. Mr. Sinha serves as the Chairperson of the Audit Committee. The members of our Audit Committee meet the requirements for financial literacy under the applicable rules of Nasdaq. Our Board of Directors has determined that each of Vikas Sinha and James Brady is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. Dr. Sinclair will retire at the conclusion of the AGM and not seek re-election, and will at that time also retire from the Audit Committee.
The Audit Committee meets as often as one or more members of the Audit Committee deem necessary, but in any event, meets at least four times per year. The Audit Committee meets at least once per year with our independent accountant, without our management being present. The Audit Committee met seven times in 2021.
REMUNERATION COMMITTEE
The Remuneration Committee’s responsibilities include, among other things:
•
determining and agreeing with the Board of Directors the framework for the remuneration of the Company’s chief executive, chairperson, the executive directors, the company secretary and such other members of the Company’s management as it is designated to consider;

•
approving all service contracts between the Company and its directors or between the Company and any subsidiary and its directors;

•
determining the policy for, and scope of, pension arrangements for each executive director and other senior executives;

•
establishing the selection criteria, selecting, appointing and setting the terms of reference for any remuneration consultants who advise the Remuneration Committee and, when considered necessary, to obtain reliable, up-to-date information about remuneration in other companies;

•
making a report each year to the shareholders on behalf of the Board of Directors, which report should form part of, or be annexed to, the Company’s annual report and accounts;

•
to the extent that the Company is required to include a Compensation Discussion and Analysis (“CD&A”) in our proxy statement, reviewing and discussing with management our CD&A and considering whether it will recommend to the Board of Directors that the CD&A be included in the proxy statement; and

•
if required, preparing the annual compensation committee report pursuant to the rules of the Exchange Act.

The Remuneration Committee has the authority to retain or obtain the advice of remuneration consultants, legal counsel and other advisors to assist in carrying out its responsibilities, including being directly responsible for the appointment, oversight and compensation of such consultant, counsel or advisor and the ability to cause us, without further action by the Board of Directors, to pay the compensation of such consultant, counsel or advisor as approved by the Remuneration Committee, provided, however, that in retaining or obtaining the advice of such consultant, counsel or advisor, other than in-house legal counsel, the Remuneration Committee shall take into consideration the factors affecting independence required by applicable SEC rules and Nasdaq rules. The Remuneration Committee also has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of us to meet with the Remuneration Committee or any advisors engaged by the Remuneration Committee.
During 2021, the Remuneration Committee engaged AoN Consulting, Inc. (“AoN”). The Remuneration Committee reviewed compensation assessments provided by AoN comparing our compensation to that of a group of peer companies within our industry and met with AoN to discuss compensation of our executive officers and non-executive directors and to receive input and advice. The Remuneration Committee has considered the adviser independence factors required under SEC rules as they relate to (i) additional services, (ii) total fees as a percentage of total revenue, (iii) conflict of interest policies, (iv) business or personal relationships with members of the Remuneration Committee, (v) stock ownership by compensation advisors, and (vi) business or personal relationships with executives of the company and does not believe AoN’s work in 2021 raised a conflict of interest. For discussion of the role of compensation consultants in determining executive and non-employee director compensation, please refer to “Executive Compensation” and “Director Compensation” below.
The current members of our Remuneration Committee are Ken Cunningham, M.D., David Ebsworth, Ph.D. and Rishi Gupta. Dr. Cunningham serves as the Chairperson of the Remuneration Committee.
The Remuneration Committee met six times during 2021.
NOMINATION AND CORPORATE GOVERNANCE COMMITTEE
The Nomination and Corporate Governance Committee’s responsibilities include, among other things:
•
evaluating the structure, size and composition (including the skills, knowledge and experience) of the Board of Directors and make recommendations to the Board of Directors with regard to any adjustments that are deemed necessary;

•
identifying and nominating, for the approval of the Board of Directors, candidates to fill Board vacancies as and when they arise;

•
putting in place plans for the orderly succession of appointments to the Board of Directors and to senior management;

•
making recommendations to the Board of Directors on the membership of the Audit and Risk, Remuneration and Nomination and Corporate Governance Committees, in consultation with the chairs of those committees; and

•
overseeing a periodic self-evaluation of the Board of Directors to determine whether it and its committees are functioning effectively.

The current members of our Nomination and Corporate Governance Committee are Lisa Deschamps, David Ebsworth, Ph.D. and Mahendra Shah, Ph.D. Dr. Ebsworth serves as the Chairperson of the Nomination and Corporate Governance Committee.

The members of the Nomination and Corporate Governance Committee met two times during 2021.
Executive and Director Compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2021 Summary Compensation Table” below. In 2021, our “named executive officers” and their positions were as follows:
•
David Zaccardelli, Pharm.D., President and Chief Executive Officer;

•
Mark Hahn, Chief Financial Officer; and

•
Kathleen Rickard, M.D., Chief Medical Officer.

2021 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David Zaccardelli	2021	272,500	—	496,035	—	328,313	26,456(2)	1,123,304
President and Chief Executive Officer	2020	229,167	—	17,620,462	—	412,500	39,110	18,301,239
					—
Mark Hahn	2021	402,500	—	99,210	—	218,875	17,704(3)	738,289
Chief Financial Officer	2020	229,167	—	17,915,584	—	275,000	35,047	18,454,798
					—
Kathleen Rickard	2021	413,751	—	—	—	140,675	7,957(4)	562,383
Chief Medical Officer	2020	401,700	125,000	3,201,340	42,013	176,748	19,314	3,966,115

(1)
Amounts reflect the full grant-date fair value of stock awards granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For a description of the assumptions used in valuing these awards, see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)
Consists of a cash payout in lieu of unused holidays ($14,856) and Company pension contributions ($11,600).

(3)
Consists of a cash payout in lieu of unused holidays ($9,904) and pension contributions ($7,800).

(4)
Consists of a cash payout in lieu of unused holidays.

Narrative to 2021 Summary Compensation Table
2021 Annual Base Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Our remuneration committee periodically reviews named executive officer base salaries in consultation with management to determine whether any adjustments are necessary or appropriate. The following table shows the annual cash base salaries of our named executive officer for 2021 and 2022. Except as otherwise noted, all annual base salary increases were effective January 1 of the given year.

Name	2021 Cash Annual Base Salary ($)	2022 Cash Annual Base Salary ($)
David Zaccardelli(1)	272,500	524,842
Mark Hahn(1)	402,500	430,450
Kathleen Rickard	413,751	434,439

(1)
As further described below in the section entitled “— Executive Compensation Arrangements,” Dr. Zaccardelli’s and Mr. Hahn’s annual base salaries are payable in part in cash and in part in restricted stock units pursuant to their employment agreements. The amounts shown in this table represent the portion of the executive’s annual base salary that was payable in cash for 2021 and 2022. The portion of Dr. Zaccardelli and Mr. Hahn’s annual base salary that was payable in restricted stock units is described below in the section entitled “— Equity Compensation.”

2021 Annual Cash Bonuses
In addition to base salaries, our named executive officers are eligible to receive a discretionary bonus designed to drive the achievement of the Company’s strategic and corporate objectives. The goals are set at the start of the year by the Board of Directors and performance against objectives is assessed by the remuneration committee after the end of the relevant financial year. Dr. Zaccardelli and Mr. Hahn are each eligible to receive an annual bonus targeted at 50% of his base salary, while Dr. Rickard is eligible to receive an annual bonus targeted at 40% of her base salary.
For 2021, our corporate bonus objectives were based on operational and financial milestones, which consisted of completion of enrollment in our ENHANCE-1 and ENHANCE-2 clinical studies, reporting data from our MD-201 and COV-201 studies, progressing external licensing of ensifentrine, preparing a commercialization plan for ensifentrine and Company operation at or below an approved budget; however, our remuneration committee did not assign any particular weights to any particular objectives, nor did it have separate goals for any particular executive.
Based on its evaluation of Company performance, the remuneration committee determined that, in the aggregate, the Company’s corporate bonus objectives were achieved and the committee approved annual bonuses that represented 85% of the target annual bonus for each of the named executives. The actual annual cash bonuses awarded to each named executive officer for 2021 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”
Equity Compensation
As further described below in the section entitled “— Executive Compensation Arrangements,” Dr. Zaccardelli’s and Mr. Hahn’s annual base salaries are each payable in part in cash and in part in restricted stock units pursuant to their employment agreements. In 2021, Mr. Zaccardelli and Mr. Hahn were granted awards of restricted stock units covering 66,138 and 13,228 ADSs, respectively. These restricted stock units were granted under our 2017 Incentive Award Plan, as it may be amended and/or restated from time to time, which we refer to as the 2017 Incentive Plan. These restricted stock units vested in quarterly installments over a one year period, subject generally to continued employment.
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our U.S.-based employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to 4% of the employee’s annual compensation. Matching contributions made during 2021 vest over a four year period.

Employee Benefits and Perquisites
We offer the opportunity to participate in various health and welfare programs to our full-time employees, including our named executive officers, who participate on the same basis as other full-time employees. These programs include medical, dental and vision benefits; short-term and long-term disability insurance; and life insurance. We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END
The following table summarizes the number of company securities underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021. Awards cover ordinary shares and/or ADSs; however, amounts shown below are expressed in terms of the number of ADSs that are covered by each such award. The exercise prices per share are expressed in U.S. dollars based on the exchange rate on the date of grant.
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Zaccardelli	5/7/2020(1)	—	—	—	—	—	296,230	1,990,666	—	—
	8/20/2020(1)	—	—	—	—	—	1,004,177	6,748,069	—	—
	1/28/2021(2)	—	—	—	—	—	16,534	111,108	—	—
Mark Hahn	5/7/2020(1)	—	—	—	—	—	222,173	1,493,003	—	—
	8/20/2020(1)	—	—	—	—	—	1,078,234	7,245,732	—	—
	1/28/2021(2)	—	—	—	—	—	3,307	22,223	—	—
Kathleen Rickard	4/1/2019	40,833	29,167(3)	—	5.99	3/29/2029	—	—	15,000(4)	100,800
	3/3/2020(5)	5,469	7,031	—	5.64	3/3/2030	—	—	—	—
	8/20/2020(6)	—	—	—	—	—	263,583	1,771,278	—	—

(1)
The outstanding restricted stock units cover ADSs and vest in nine equal quarterly installments from February 1, 2022, provided that the restricted stock units will immediately vest prior to a change in control, subject, in each case, to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section below titled “— Executive Compensation Arrangements.”

(2)
The outstanding restricted stock units cover ADSs and vested on February 1, 2022.

(3)
The option covers ADSs and the unvested portion of option is scheduled to vest (x) as to 20,417 ADSs, on March 31, 2022 and (y) as to 8,750 ADSs, on March 31, 2023, subject, in each case, to Dr. Rickard’s continued employment with us through the applicable vesting date.

(4)
The restricted stock units cover ADSs and were scheduled to vest (w) as to 4,375 ADSs, on May 10, 2020, (x) as to 4,375 ADSs, on May 10, 2021, (y) as to 4,375 ADSs, on May 10, 2022, and (z) as to 1,875 ADSs, on May 10, 2023, provided that the restricted stock units will not vest until either (1) the first business day after the first period of 30 consecutive days after the applicable vesting date during which the trailing average closing price of an ordinary share of the Company equals or exceeds two pounds sterling (the “Market Condition”) or (2) the occurrence of a change in control, subject, in each case, to the holder’s continued employment with us through the applicable vesting date. In the event the Market Condition is not attained, the restricted stock units will remain eligible to vest on the fifth anniversary of the grant date, subject, in each case, to the holder’s continued employment with us through the applicable vesting date. The Market Condition has not yet been attained, so the award remains eligible to vest.
(5)
The options cover ADSs and 25% of options vested on March 3, 2021, and the remainder vest in equal quarterly installments thereafter over the subsequent three years, subject, in each case, to the holder’s continued employment with us through the applicable vesting date.

(6)
The outstanding restricted stock units cover ADSs and vest in 11 equal quarterly installments, with the first installment on February 1, 2022, provided, that the restricted stock units will immediately prior to a change in control, subject, in each case, to the holder’s continued employment with us through the applicable vesting date.

Executive Compensation Arrangements
We have entered into employment and severance agreements with each of our named executive officers. Certain key terms of these agreements are described below.
David S. Zaccardelli, Pharm.D.
We entered into an employment agreement with Dr. Zaccardelli pursuant to which he commenced employment with us on February 1, 2020. This agreement entitles Dr. Zaccardelli to receive an annual base salary initially equal to $750,000 (which was subsequently increased to $772,500, effective January 1, 2021 and further increased to $795,675, effective January 1, 2022), which is payable in part in cash and in part in restricted stock units (which vest in equal quarterly installments during the calendar year in which the grant occurs, subject to continued employment) and a target annual bonus opportunity of 50% of his annual base salary.
If Dr. Zaccardelli’s employment is terminated by us without “Cause” or by Dr. Zaccardelli for “Good Reason” (as each such term is defined in his employment agreement), then, subject to his signing and not revoking a general release of claims, he is entitled to receive (i) 12 months of base salary continuation and continued payment of premiums for continued medical coverage under COBRA, (ii) an amount equal to 100% of Dr. Zaccardelli’s full annual discretionary bonus, calculated as though all applicable objectives have been achieved for the year of termination, (iii) payment of all accrued and unused paid time-off, and (iv) full accelerated vesting of any outstanding, unvested equity awards under our share and share option schemes (with any performance-vesting awards become vested based on target level attainment).
Dr. Zaccardelli has also agreed to refrain from competing with us or soliciting our customers or prospective customers for a period of one year following his termination of employment.
Mark W. Hahn
We entered into an employment agreement with Mr. Hahn pursuant to which he commenced employment with us on February 1, 2020 and has served as our Chief Financial Officer since March 1, 2020. This agreement entitles Mr. Hahn to receive an initial annual base salary of $500, 000 (which was subsequently increased to $515,000, effective January 1, 2021 and further increased to $530,450, effective January 1, 2022), which is payable in part in cash and in part in restricted stock units (which vest in equal quarterly installments during the calendar year in which the grant occurs, subject to continued employment) and a target annual bonus opportunity of 50% of his annual base salary. If Mr. Hahn’s employment is terminated by us without “Cause” or by Mr. Hahn for “Good Reason” (as each such term is defined in his employment agreement), then, subject to his signing and not revoking a general release of claims, he is entitled to receive the same severance payments and benefits that Dr. Zaccardelli is entitled to receive, as described above. Mr. Hahn has also agreed to refrain from competing with us or soliciting our customers or prospective customers for a period of one year following his termination of employment.
Kathleen Rickard, M.D.
We entered into an offer letter with Dr. Rickard on December 13, 2018, pursuant to which she agreed to serve as our Chief Medical Officer, effective February 1, 2019. This agreement entitles Dr. Rickard to receive an annual base salary (which, for 2021, was $413,751, and which has been subsequently increased to $434,439, effective January 1, 2022) and a target annual bonus opportunity of 40% of her annual base salary, with the amount of any such bonus based on performance criteria for our company and her individual performance, as determined by the Board of Directors in its sole discretion.
If Dr. Rickard’s employment is terminated by us without “Cause” or by Dr. Rickard for “Good Reason” (as each such term is defined in her offer agreement), then, subject to her signing and not revoking a general release of claims, she is entitled to receive (i) four weeks of base salary continuation, (ii) four weeks of continued payment of premiums for continued medical coverage under COBRA, (iii) a pro-rated portion of the annual bonus that she otherwise would have earned in the year of termination based on actual performance in such year.

Dr. Rickard is also entitled to participate in the Verona Pharma plc Employee Change in Control Severance Benefit Plan (the “Severance Plan”). Under the Severance Plan, if, upon or within 12 months following a change in control, we terminate the employment of Dr. Rickard without Cause (as defined in the Severance Plan) or if Dr. Rickard resigns voluntarily under the terms of a voluntary reduction in force program established by the administrator of the Severance Plan pursuant to which the participant is eligible to resign and receive benefits under the Severance Plan, then Dr. Rickard will be entitled to receive (i) base salary and medical benefit continuation for a period (the “Severance Period”) of twelve months, (ii) a pro-rated target cash bonus for the year of termination, (iii) relocation benefits paid to Dr. Rickard in connection with any relocation that occurred within 12 months prior to the change in control and (iv) outplacement services until the end of the Severance Period (or, if earlier, until the acceptance of an offer of full-time employment from a subsequent employer).
2021 DIRECTOR COMPENSATION
We have entered into letters of appointment with each of our non-executive directors pursuant to which they are entitled to receive an annual fee for their services as a member of the board, and an additional fee for service on its committees. These fees are as follows:
•
each non-employee director receives an annual cash retainer of £30,000;

•
the Chairman of the Board of Directors, each Chairman of a committee of the Board of Directors or a member of a committee of the Board of Directors, receives additional cash compensation as follows:

•
the Chairman of the Board of Directors receives an additional annual retainer of £78,000;

•
the Chairman of the Audit and Risk Committee receives an additional annual retainer of £12,000;

•
the Chairman of the Remuneration Committee receives an additional annual retainer of £10,000;

•
a member of the Audit and Risk Committee receives an additional annual retainer of £5,000;

•
a member of the Remuneration Committee receives an additional annual retainer of £4,000; and

•
a member of the Nomination and Corporate Governance Committee receives an additional annual retainer of £3,000;

The fees are paid monthly in arrears. These letters also provide for reimbursement of reasonable and documented expenses incurred in the performance of board duties, including reimbursement of business class air travel.
The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2021 to each of our non-employee directors.
2021 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Ken Cunningham	54,143	—	33,757	87,900
Lisa Deschamps	37,224	134,705	33,757	205,686
Rishi Gupta	46,022	—	33,757	79,779
Mahendra Shah	44,668	—	33,757	78,425
Andrew Sinclair	47,375	—	33,757	81,132
Vikas Sinha	56,850	—	33,757	90,607
Anders Ullman	40,607	—	33,757	74,364
Martin Edwards	40,607	—	33,757	74,364
David Ebsworth	158,369	—	33,757	192,126

(1)
Amounts shown in this column are expressed in U.S. dollars. Amounts for 2021 paid in pounds sterling have been converted to U.S. dollars based on the exchange rate ($1.353583 to 1 pound sterling) as of December 31, 2021.

(2)
Amounts reflect the full grant-date fair value of stock awards and option awards granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For a description of the assumptions used in valuing these awards, see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2021 by each non-employee director. Awards cover ordinary shares and/or ADSs; however, amounts shown below are expressed in terms of the number of ADSs that are covered by each such award.
Name	Option Awards Outstanding at 2021 Fiscal Year End	Unvested Stock Awards Outstanding at 2021 Fiscal Year End
Ken Cunningham	8,000	—
Lisa Deschamps	8,000	3,625
Rishi Gupta	31,200	—
Mahendra Shah	8,000	—
Andrew Sinclair	31,200	—
Vikas Sinha	23,048	—
Anders Ullman	8,000	—
Martin Edwards	8,000	—
David Ebsworth	8,000	—
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information as of December 31, 2021 regarding ordinary shares that may be issued under our equity compensation plans, consisting of the Verona Pharma plc EMI Option Scheme (the “EMI Plan”), the Verona Pharma plc Unapproved Share Option Scheme (the “Pre-IPO Plan”) and the Verona Pharma plc 2017 Incentive Award Plan (the “2017 Plan”). We do not have any non-shareholder approved equity compensation plans.
Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	51,042,552(1)	$1.53(2)	22,387,225(3)
Equity compensation plans not approved by shareholders	—	—	—
Total	51,042,552	$1.53	22,387,225

(1)
Includes 38,347,352 ordinary shares underlying outstanding restricted share units as of December 31, 2021.

(2)
Represents the weighted average exercise price of outstanding options. Restricted share units are not taken into account for purposes of determining the weighted average exercise price.

(3)
Under the terms of our 2017 Plan, the number of common shares that may be issued under the 2017 Plan will automatically increase on January 1st of each year, from January 1, 2021 continuing through January 1, 2030, by 1.5% of the total number of ordinary shares outstanding on December 31st of the preceding calendar year, or a lesser number of shares as may be determined by the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our voting ordinary shares (and our ADSs, each of which represents 8 ordinary shares), as of March 1, 2022, by:
•
each person or group of affiliated persons known by us to beneficially own more than 5% of ordinary shares;

•
each of our named executive officers and directors (which includes all nominees); and

•
all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares over which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 482,944,390 voting and non-voting ordinary shares outstanding as of March 1, 2022, including ordinary shares in the form of ADSs. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, ordinary shares subject to options, restricted share units or other rights held by such person that are currently exercisable or will become exercisable or will vest within 60 days of March 1, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless noted otherwise, the address of all listed shareholders is c/o Verona Pharma plc, 3 More London Riverside, London SE1 2RE UK. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

	Shares beneficially owned
Name of beneficial owner	Number	Percent
5% or greater shareholders:
RA Capital Management affiliates(1)	48,246,144	9.99%
AI Biotechnology LLC(2)	44,444,448	9.2%
New Enterprise Associates affiliates(3)	42,638,131	8.8%
OrbiMed affiliates(4)	42,093,330	8.7%
Wellington Management affiliates(5)	38,655,904	8.0%
Named Executive Officers, Directors and Director Nominees:
David Zaccardelli, Pharm.D.(6)	7,257,304	1.5%
Ken Cunningham, M.D.(7)	114,584	*
Lisa Deschamps(8)	118,320	*
David Ebsworth, Ph.D.(9)	737,560	*
Martin Edwards, M.D.(10)	126,776	*
Rishi Gupta(11)	233,600	*
Mahendra Shah, Ph.D.(12)	121,080	*
Andrew Sinclair, Ph.D.(13)	233,600	*
Vikas Sinha(14)	242,824	*
Anders Ullman, M.D., Ph.D.(15)	382,856	*
James Brady	—	*
Mark W. Hahn(16)	6,445,048	1.3%
Kathleen Rickard, M.D. (17)	1,411,960	*
All directors and executive officers as a group (14 persons)(18)	19,506,146	3.9%

*
Indicates beneficial ownership of less than 1% of the total outstanding ordinary shares.

(1)
Consists of (a) 40,800,000 ordinary shares held directly by RA Capital Healthcare Fund, L.P., or RA Capital, all of which are held in the form of ADSs, and (b) 48,088,896 non-voting ordinary shares to be re-designated as ordinary shares, held directly by RA Capital. RA Capital may elect to have any portion of their non-voting ordinary shares re-designated as voting ordinary shares at any time, unless, immediately following such conversion, they would beneficially own more than 9.99% of the outstanding ordinary shares. If RA Capital would beneficially own more than 9.99% of the outstanding ordinary shares following such re-designation, then the re-designation would occur no earlier than 61 days following the election for such re-designation. RA Capital Management, L.P., or Adviser, is the investment manager for RA Capital. The general partner of the Adviser is RA Capital Management GP, LLC, or Adviser GP, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the managing members. The Adviser, the Adviser GP, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of securities held by RA Capital except to the extent of their pecuniary interest therein. Beneficial ownership information is based on a Schedule 13G filed on February 14, 2022. RA Capital Management’s mailing address is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(2)
Consists of 44,444,448 ordinary shares held directly by AI Biotechnology LLC, or AI, all of which are held in the form of ADSs. AI is a subsidiary in a multi-tier corporate structure of which Access Industries Holdings LLC, or Access Holdings, is the parent holding company and is ultimately managed by Access Industries Management, LLC, or Access Industries, and controlled by Mr. Len Blavatnik. Each of Access Holdings, Access Industries and Mr. Blavatnik disclaims beneficial ownership of all shares held by AI except to the extent of their actual pecuniary interest therein. Beneficial ownership information is based on information known to us and a Schedule 13G filed with the SEC on July 24, 2020. The mailing address of AI, Access Holdings, Access Industries and Mr. Blavatnik is 40 West 57th Street, 28th Floor, New York, NY 10019.

(3)
Consists of (a) 9,757,393 ordinary shares held directly by Growth Equity Opportunities Fund IV, LLC, or GEO, of which 5,333,328 are held in the form of ADSs, (b) warrants to purchase 1,769,626 ordinary shares held directly by GEO, and (c) 31,111,112 ordinary shares held directly by Growth Equity Opportunities 17, LP, or GEO 17, all of which are held in the form of ADSs. New Enterprise Associates 15, L.P., or NEA 15, is the sole member of GEO. NEA Partners 15, L.P., NEA Partners 15, is the sole general partner of NEA 15. NEA 15 GP, LLC, or NEA 15 LLC, is the sole general partner of NEA Partners 15. Forest Baskett, Anthony Florence, Jr., Mohamad Makhzoumi, Scott D. Sandell, and Peter Sonsini are the managers of NEA 15 LLC. NEA 15, NEA Partners 15, NEA 15 LLC and the managers of NEA 15 LLC share voting and dispositive power with regard to the securities held by GEO. Each of NEA 15, NEA Partners 15 and NEA 15 LLC as well as each of the managers of NEA 15 LLC disclaims beneficial ownership of all shares held by GEO except to the extent of their actual pecuniary interest therein. New Enterprise Associates 17, L.P., or NEA 17, is the sole member of GEO 17. NEA Partners 17, L.P., or NEA Partners 17, is the sole general partner of NEA 17. NEA 17 GP, LLC, or NEA 17 LLC, is the sole general partner of NEA Partners 17. Forest Baskett, Ali Behbahani, Carmen Chang, Anthony Florence, Jr., Mohamad Makhzoumi, Joshua Makower, Edward Mathers, Scott D. Sandell, Paul Walker, Rick Yang, Liza Landsman, and Peter Sonsini, are the managers of NEA 17 LLC. NEA 17, NEA Partners 17, NEA 17 LLC and the managers of NEA 17 LLC share voting and dispositive power with regard to the securities held by GEO 17. Each of NEA 17, NEA Partners 17 and NEA 17 LLC as well as each of the managers of NEA 17 LLC disclaims beneficial ownership of all shares held by GEO 17 except to the extent of their actual pecuniary interest therein. Beneficial ownership information is based on information known to us and a Schedule 13D/A filed with the SEC on August 3, 2020. GEO’s and GEO 17’s mailing address is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093-4135.

(4)
Consists of (a) 40,225,392 ordinary shares held directly by OrbiMed Private Investments VI, LP, or OPI VI, all of which are held in the form of ADSs and (b) warrants to purchase 1,867,938 ordinary shares are held directly by OPI VI. OrbiMed Capital GP VI LLC, or OrbiMed GP VI, is the general partner of OPI VI. OrbiMed Advisors LLC, or OrbiMed Advisors, is the managing member of OrbiMed GP VI. By virtue of such relationships, OrbiMed GP VI and OrbiMed Advisors may be deemed to have voting and investment power over the securities held by OPI VI and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the ordinary shares held by OPI VI. Beneficial ownership information is based on information known to us and a Schedule 13 D/A filed with the SEC on January 26, 2018. The mailing address of OPI VI, OrbiMed GP VI, and OrbiMed Advisors is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(5)
Beneficial ownership information is based on a joint Schedule 13G filed on February 4, 2022 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, “Wellington”) with respect to 38,655,904 ordinary shares owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP has sole voting power with respect to 0 shares, shared voting power with respect to 36,255,864 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 38,655,904 shares. Wellington Management Company LLP has sole voting power with respect to 0 shares, shared voting power with respect to 36,255,864 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 36,255,864 shares. Wellington’s mailing address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(6)
Consists of 7,257,304 ordinary shares, all of which are held in the form of ADSs.

(7)
Consists of 66,584 ordinary shares, all of which are held in the form of ADSs, and 48,000 ordinary shares underlying options that are exercisable within or that will be exercisable within 60 days of March 1, 2022.

(8)
Consists of 70,320 ordinary shares, all of which are held in the form of ADSs, and 48,000 ordinary shares underlying options that are exercisable within or that will be exercisable within 60 days of March 1, 2022.

(9)
Consists of (a) 684,643 ordinary shares, 684,640 of which are held in the form of ADSs, and (b) 4,920 warrants to purchase ordinary shares that are exercisable within or that will be exercisable within 60 days of March 1, 2022, and 48,000 ordinary shares underlying options that are exercisable within or that will be exercisable within 60 days of March 1, 2022.

(10)
Consists of 78,776 ordinary shares, all of which are held in the form of ADSs, and 48,000 ordinary shares underlying options that are exercisable within or that will be exercisable within 60 days of March 1, 2022.

(11)
Consists of 233,600 ordinary shares underlying options that are exercisable in or that will be exercisable within 60 days of March 1, 2022. Rishi Gupta is a Partner at OrbiMed Advisors LLC and a member of our Board of Directors. Mr. Gupta does not have voting or dispositive power over any of the securities held by OrbiMed identified in footnote 4.

(12)
Consists of 73,080 ordinary shares, all of which are held in the form of ADSs, and 48,000 ordinary shares underlying options that are exercisable within or that will be exercisable within 60 days of March 1, 2022.

(13)
Consists of 233,600 options to purchase ordinary shares exercisable within 60 days of March 1, 2022. Andrew Sinclair, Ph.D. is a Partner and Portfolio Manager at Abingworth LLP and a member of our Board of Directors. Dr. Sinclair does not have voting or dispositive power over any of the securities held by Abingworth Vl.

(14)
Consists of (a) 74,440 ordinary shares, all of which are held in the form of ADSs, and (b) 168,384 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2022.

(15)
Consists of (a) 334,856 ordinary shares, all of which are held in the form of ADSs, and (b) 48,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2022.

(16)
Consists of 6,445,048 ordinary shares, all of which are held in the form of ADSs.

(17)
Consists of (a) 1,411,960 ordinary shares, all of which are held in the form of ADSs, (b) 540,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2022, and (c) 70,000 ordinary shares underlying restricted share units that will vest within 60 days of March 1, 2022.

(18)
Consists of (a) 16,558,130 ordinary shares, 16,558,120 of which are held in the form of ADSs, (b) 2,718,016 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2022, (c) 225,080 ordinary shares underlying restricted share units that will vest within 60 days of March 1, 2022, and (d) 4,920 warrants to purchase ordinary shares that are exercisable within or that will be exercisable within 60 days of March 1, 2022.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers (as defined under Rule 16a-1(f) under the Exchange Act) and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. To our knowledge, based solely on our review of the copies of such forms filed with the SEC and upon written representations of the Reporting Persons received by us, we believe that there has been a late Form 3 filing in January 2021 for OrbiMed Advisors LLC reporting two late transactions, a late Form 3 filing in January 2021 for Rishi Gupta reporting two late transactions, and a late Form 4 filing in August 2021 for David Zaccardelli reporting one late transaction.
Certain Relationships
POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
Our Board of Directors has adopted a written Related Person Transaction Policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, our finance department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If our finance department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Chief Financial Officer is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person
The following are certain transactions, arrangements and relationships with persons who are, or were during the period beginning January 1, 2020, our directors, executive officers or shareholders owning 5% or more of our outstanding ordinary shares, or any member of the immediate family of any of the foregoing persons.
2020 PRIVATE PLACEMENT
On July 17, 2020, we entered into a securities purchase agreement (the “Purchase Agreement”), with certain purchasers. Pursuant to the Purchase Agreement, we agreed to sell an aggregate of 38,440,009 ADSs, each representing eight ordinary shares, and 48,088,896 non-voting ordinary shares, at a purchase price equal to $4.50 per ADS and $0.5625 per non-voting ordinary share (the “2020 Private Placement”). The Purchase Agreement contained customary representations and warranties from us and the selling shareholders and customary closing conditions. The closing of the 2020 Private Placement occurred on July 22, 2020. We received aggregate gross proceeds from the 2020 Private Placement of approximately $200 million.
In connection with the 2020 Private Placement, we entered into a registration rights agreement with the purchasers (the “2020 Registration Rights Agreement”). Pursuant to the 2020 Registration Rights Agreement, we agreed to prepare and file a registration statement with the SEC no later than 30 days following the closing date for purposes of registering the resale of the ordinary shares underlying the ADSs and the ordinary shares into which the non-voting ordinary shares may be re-designated. We also agreed to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC. Under 2020 Registration Rights Agreement, we agreed to pay all expenses relating to the registration, other than selling commission, discounts or brokerage fees and stock transfer taxes, subject to specified conditions and limitations.
The following table sets forth the aggregate number of ADSs and non-voting ordinary shares acquired by our directors, executive officers and our major shareholders in the 2020 Private Placement. Each ADS represents eight ordinary shares.

Participants(1)	ADSs	Non-Voting Ordinary Shares
RA Capital Healthcare Fund L.P.	4,596,313	43,339,542
Blackwell Partners LLC - Series A	503,687	4,749,354
AI Biotechnology LLC	5,555,556	—
Growth Equity Opportunities 17 LP	3,888,889	—
OrbiMed Private Investments VI, LP(2)	3,777,778	—
Perceptive Life Sciences Masters Fund, Ltd.	2,888,889	—
Abingworth Bioventures VI, LP(3)	1,555,556	—
Vivo Venture Fund Cayman VII, L.P.(4)	1,244,445	—
Vivo Ventures Fund VII, L.P.(4)	304,475	—
Vivo Ventures VII Affiliates Fund, L.P.(4)	6,636	—
Novo Holdings A/S(5)	1,111,111	—
David Zaccardelli, Pharm.D.	55,555	—
Mark W. Hahn	22,223	—
Martin Edwards, Ph.D.	6,666	—

(1)
Additional details regarding certain of these shareholders and their equity holdings are provided in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management.”

(2)
Associated with Rishi Gupta, one of our directors.

(3)
Associated with Andrew Sinclair, Ph.D., one of our directors.

(4)
Associated with Mahendra Shah, Ph.D., one of our directors.

(5)
Former holder of 5% or more of our outstanding ordinary shares.

CONCURRENT PLACEMENT
On July 14, 2020, we entered into a subscription agreement with David Ebsworth, Ph.D., one of our directors, pursuant to which Dr. Ebsworth purchased 222,216 ordinary shares at a purchase price per share of £0.45 concurrently with, and contingent upon, the 2020 Private Placement.
2016 REGISTRATION RIGHTS AGREEMENT
In July 2016, we entered into a registration rights agreement (the “2016 Registration Rights Agreement”), which provides certain demand registration rights to Abingworth Bioventures VI, LP (“Abingworth”), Growth Equity Opportunities Fund IV, LLC, OrbiMed Private Investments VI, LP (“OrbiMed”), and Vivo Ventures Fund VII, L.P., Vivo Ventures VII Affiliates Fund, L.P., Vivo Ventures Fund VI, L.P., and Vivo Ventures Fund VI Affiliates Fund, L.P. (collectively, “Vivo Capital”), with respect to the ordinary shares and any ADSs held by them.
Demand Registration Rights
At any time, the holders of at least a majority of the registrable securities as defined in the 2016 Registration Rights Agreement have the right to demand that we effect an underwritten public offering of their registrable securities pursuant to an effective registration statement under the Securities Act. These registration rights are subject to specified conditions and limitations including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we are required to use commercially reasonable efforts to effect the public offering.
Expenses of Registration
Under the 2016 Registration Rights Agreement we will pay all expenses relating to any registration under the registration rights agreement, other than selling commission, discounts or brokerage fees and stock transfer taxes, subject to specified conditions and limitations.

Termination of Registration Rights
The registration rights granted under the 2016 Registration Rights Agreement terminate upon the earlier to occur of (i) the fifth anniversary of the closing of global offering of ordinary shares offered by us, consisting of ordinary shares in the form of ADSs offered in the U.S. offering and ordinary shares offered in the European private placement, as described in our prospectus filed with the SEC on April 28, 2017, and (ii) the date on which there are no registrable securities remaining pursuant to the registration rights agreement.
OTHER AGREEMENTS AND TRANSACTIONS
Relationship Agreements
In June 2016, we entered into relationship agreements with each of Vivo Capital, OrbiMed and Abingworth, pursuant to which our relationship with such parties is regulated and their influence over our corporate actions and activities, and the outcome of general matters pertaining to us, are limited. Pursuant to the relationship agreements, we also agreed to appoint representatives designated by Vivo Capital, OrbiMed and Abingworth to our Board of Directors, who are Dr. Mahendra Shah, Mr. Rishi Gupta, and Dr. Andrew Sinclair, respectively. The appointment rights under the relationship agreements will automatically terminate upon (i) Vivo Capital, OrbiMed or Abingworth (or any of their associates), as applicable, ceasing to beneficially hold 6.5% of our issued ordinary shares, or (ii) our ordinary shares ceasing to be admitted to AIM. In addition, each of the relationship agreements will automatically terminate upon the first date which Vivo Capital, OrbiMed or Abingworth, as applicable, cease to have certain rights and obligations under the relationship agreements. Upon closing of the 2020 Private Placement, Vivo Capital and Abingworth ceased to beneficially hold 6.5% of our issued ordinary shares and, as a result, the appointment rights under the relationship agreements with such parties and the relationship agreements themselves automatically terminated as of July 22, 2020. On October 30, 2020, our ordinary shares were delisted from AIM and, as a result, the appointment rights under the relationship agreement with OrbiMed and the relationship agreement itself automatically terminated.
Indemnification Agreements
To the extent permitted by the U.K. Companies Act 2006, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We have also entered into a deed of indemnity with each of our directors and executive officers. In addition to such indemnification, we provide our directors and executive officers with directors’ and officers’ liability insurance.
Agreements with Our Executive Officers and Directors
We have entered into employment agreements with certain of our executive officers and service agreements with our non-executive directors, as well as separation agreements with certain of our former executive officers. See the section in this proxy statement entitled “Executive and Director Compensation.”
Additional Information
SHAREHOLDERS’ RIGHTS TO CALL A GENERAL MEETING
Our shareholders have the right to call a meeting of our shareholders. The U.K. Companies Act 2006 generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 5% of our paid-up shares entitled to vote at a general meeting. The U.K. Companies Act 2006 generally prohibits shareholders of a U.K. public limited company from passing written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders.
SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL GENERAL MEETING
Rule 14a-8 Proposals — Pursuant to Rule 14a-8 under the Exchange Act, shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 annual general meeting of shareholders must submit the proposal to the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, at 6th Floor, 60 Gracechurch Street, London, EC3V 0H, Attn: Ben Harber, in writing not later than 120 days before the anniversary of the date on which we sent our proxy materials for the AGM, or November 25, 2022, unless the date of the 2023 annual general meeting of shareholders is changed by more than 30 days from the date of the AGM, and must satisfy the requirements of the proxy rules promulgated by the SEC.
Other Proposals — Shareholders intending to include a proposal on the agenda for the 2023 annual general meeting of shareholders, irrespective of whether they intend to have the proposal included in our proxy statement, must comply with the requirements under our Articles of Association and English law. Under Section 338 of the U.K. Companies Act 2006, shareholders representing at least 5% of holders entitled to vote on a resolution at an annual general meeting may require the Company to include such resolution in its notice of an annual general meeting. Provided the applicable thresholds are met, notice of the resolution must be received by the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, at 6th Floor, 60 Gracechurch Street, London, EC3V 0H, Attn: Ben Harber, at least six weeks prior to the date of the annual general meeting, or, if later, at the time notice of the annual general meeting is delivered to shareholders. Additionally, in accordance with our Articles of Association, shareholders who intend to nominate a director to be elected at the 2023 annual general meeting of shareholders must provide the Company Secretary with written notice of such nomination between 7 and 21 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected.
Proposals and nominations that are not received by the dates specified above, or otherwise do not meet all relevant requirements, will be considered untimely or improper, as applicable. You may contact Ben Harber, Company Secretary, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London, EC3V 0HR, for a copy of the relevant provisions of our Articles of Association regarding the requirements for making shareholder proposals.
In addition to satisfying the foregoing requirements under our Articles of Association, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2023.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
OTHER MATTERS
No business shall be voted on at the AGM, except such items as included in the agenda for the AGM.
SOLICITATION OF PROXIES
The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of AGM is attached to this proxy statement, and the entire cost of such solicitation will be borne by us. We have retained Mackenzie Partners, Inc. to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the AGM. We have agreed to pay Mackenzie Partners, Inc. a fee of approximately $15,000 plus out-of-pocket expenses. You may contact Mackenzie Partners, Inc. at +1-212-929-5500. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2023 annual general meeting of shareholders. Shareholders may obtain our

Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.
HOUSEHOLDING
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our ADS holders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple ADS holders who share an address, unless we received contrary instructions from the impacted ADS holders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any ADS holder at the shared address to which a single copy of those documents was delivered. If you are an ADS holder and your household received a single set of proxy materials this year, but you would prefer to receive your own copy, or if you currently share an address with another ADS holder and wish to receive only one copy of proxy materials either now or in future for your household, please contact your bank or broker. If you have requested to be removed from the householding program, you will be removed within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents. If you hold ADSs and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.
VERONA PHARMA’S ANNUAL REPORT ON FORM 10-K
A copy of Verona Pharma’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any shareholder of record as of the close of business on March 15, 2022 without charge upon written request addressed to:
Verona Pharma plc
Attention: General Counsel
Email: claire.poll@veronapharma.com
3 More London Riverside
London SE1 2RE
United Kingdom
A reasonable fee will be charged for copies of exhibits. You also may access our Annual Report on Form 10-K for the year ended December 31, 2021 at www.veronapharma.com/investors.
U.K. STATUTORY ANNUAL ACCOUNTS AND REPORTS OF THE BOARD OF DIRECTORS AND AUDITORS OF VERONA PHARMA PLC FOR THE YEAR ENDED DECEMBER 31, 2021
Consistent with its obligations under the U.K. Companies Act 2006, our Board of Directors will present at the AGM our 2021 U.K. Annual Report. Accordingly, our Board of Directors will lay before the Company at the AGM the Company’s 2021 U.K. Annual Report, which have been approved by and, where appropriate, signed on behalf of our Board of Directors and will be delivered to the Registrar of Companies in the United Kingdom following the AGM. A copy of our U.K. statutory directors’ remuneration report, including the annual report on remuneration, is included within Annex A to this proxy statement. A complete copy of our 2021 U.K. Annual Report will be sent separately to those shareholders who have opted in to receive a printed copy of the document no less than 21 days prior to the AGM. You will be provided an opportunity to raise questions in relation to such accounts and reports at the AGM vie teleconference. Full accounts and reports will be available on the Company’s website prior to and during the AGM.

EACH SHAREHOLDER IS URGED TO VOTE YOUR SHARES AS DESCRIBED IN THIS PROXY STATEMENT. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
EACH ADS HOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN ADS VOTING INSTRUCTIONS TO CITIBANK, N.A., THE DEPOSITARY FOR THE ADSs.
By Order of the Board of Directors
David Zaccardelli, Pharm.D.
President and Chief Executive Officer
London, United Kingdom
March 22, 2022

Annex A to Proxy Statement: U.K. Statutory Annual Accounts and Directors’ Report for the year ended December 31, 2021

A-1

Company Number 05375156 VERONA PHARMA PLC ANNUAL REPORT AND ACCOUNTS YEAR ENDED DECEMBER 31, 2021

Directors, Secretary and Advisors 2 Directors' Report 3 Corporate Governance Report 6 Strategic Report 14 Remuneration Report 28 Independent Auditors' Report 48 Consolidated Statement of Comprehensive Income 55 Consolidated Statement of Financial Position 56 Company Statement of Financial Position 57 Consolidated Statement of Changes in Equity 58 Company Statement of Changes in Equity 59 Consolidated Statement of Cash Flows 60 Company Statement of Cash Flows 61 Notes to the Financial Statements 62 to 98 VERONA PHARMA PLC CONTENTS 1

Directors Dr. David Ebsworth (Non-Executive Chairman) Dr. David Zaccardelli (President & Chief Executive Officer) Dr. Ken Cunningham Ms. Lisa Deschamps Dr. Martin Edwards Mr. Rishi Gupta Dr. Mahendra Shah Dr. Andrew Sinclair Mr. Vikas Sinha Dr. Anders Ullman Mr. James Brady Company Secretary Ben Harber Registered Office One Central Square Cardiff CF10 1FS Company Number 05375156 Independent Auditors PricewaterhouseCoopers LLP 3 Forbury Place 23 Forbury Road Reading Berkshire RG1 3JH Solicitors Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF Principal Banker Silicon Valley Bank 3003 Tasman Drive Santa Clara CA, 95054 USA Registrars Computershare Investor Services plc The Pavilions Bridgewater Road Bristol BS99 6ZZ VERONA PHARMA PLC DIRECTORS, SECRETARY AND ADVISORS 2

DIRECTORS' REPORT The Directors present their report together with the audited financial statements for the year ended December 31, 2021. Results and dividends The Group results for the year are set out on page 55. The loss after taxation for the year was $59.3 million (2020:$67.7 million). The decrease reflects increased spend on the Group's Phase 3 ENHANCE program, offset by $40.0 million revenue recognized from a strategic collaboration with Nuance Pharma to develop and commercialize ensifentrine in the Greater China region (the "Nuance agreement"). Please see note 7 of the financial statements for further information. The Company has no distributable reserves so the Directors cannot recommend the payment of a dividend (2020: $nil). Cash and cash equivalents at December 31, 2021 decreased to $148.4 million from $188.0 million at December 31, 2020 due to the increased spend on ENHANCE, partly offset by $25.0 million cash received from the Nuance agreement. Research and Development Activities The Strategic Report describes the Group’s research and development strategy and activities. Directors The directors of the company who were in office during 2021 and up to the date of signing of the financial statements were: Executive Directors Dr. David Zaccardelli Non-executive Directors Dr. David Ebsworth Dr. Ken Cunningham Ms. Lisa Deschamps (appointed March 1, 2021) Dr. Martin Edwards Mr. Rishi Gupta Dr. Mahendra Shah Dr. Andrew Sinclair Mr. Vikas Sinha Dr. Anders Ullman Mr. James Brady (appointed March 14, 2022) To the extent permitted by the U.K. Companies Act 2006, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We have also entered into a deed of indemnity with each of our directors and executive officers, in accordance with the Companies Act. These deeds of indemnity were in place during the year ended December 31, 2021, and up to the date of signing of the financial statements. In addition to such indemnification, we provide our directors and executive officers with directors’ and officers’ liability insurance. Pensions Verona Pharma plc operates defined contribution pension plans open to all executive directors and employees. Political and charitable contributions There were no political or charitable contributions made by the Company during the year ended December 31, 2021, or 2020. Future developments The Strategic Report describes the Group’s activities, strategy and future prospects. Capital Structure As at December 31, 2021, the Company had 489,177,550 ordinary shares of 5p nominal value each, of which 48,088,896 are non-voting. In all other respects they rank pari passu. On October 30, 2020, the Company's ordinary shares were delisted from the AIM market of the London Stock Exchange. The Company is listed on the Nasdaq Global Market ("Nasdaq") and American Depositary Shares (“ADSs”) are traded on Nasdaq. One ADS represents eight ordinary shares. As part of the July 2016 placement the Company issued 31,115,926 warrants that give the warrant holder the right to subscribe for 0.4 of an ordinary share at a per share exercise price of 172p (see note 22). As at December 31, 2021, there were 31,003,155 warrants outstanding with rights over 12,401,262 ordinary shares. VERONA PHARMA PLC DIRECTORS' REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 3

Corporate Governance The Corporate Governance report describes the corporate governance of the Group. Principal Risks and Uncertainties See the Strategic Report for a discussion of risks facing the Group. Financial risk management We are exposed to a variety of financial risks. Our overall risk management program seeks to minimize potential adverse effects of these financial risks on our financial performance. Credit Risk We consider all of our material counterparties to be creditworthy. We consider the credit risk for each of our counterparties to be low and do not have a significant concentration of credit risk at any of our counterparties. Liquidity Risk We manage our liquidity risk by investing surplus cash in funds with highly liquid money market funds investing in U.S. and U.K. government debt. Market Risk Foreign currency risk reflects the risk that the value of a financial commitment or recognized asset or liability will fluctuate due to changes in foreign currency rates. Our financial position, as expressed in U.S. dollars, is exposed to movements in foreign exchange rates against pounds sterling and the Euro. Our main trading currencies are the U.S. dollar, pounds sterling, and the euro. We are exposed to foreign currency risk as a result of operating transactions and the translation of foreign bank accounts. We monitor our exposure to foreign exchange risk; sensitivity analysis and exposure is described further in note 3.1 in the financial statements. We have not entered into foreign exchange contracts to hedge against gains or losses from foreign exchange fluctuations. Locations The Company’s principal place of business is in London, U.K., and it operates a subsidiary office in Raleigh, North Carolina, USA. Hiring policy The Company's hiring policy with regards to disability, belief, sex and sexual orientation is discussed in the Corporate Governance Report. Carbon dioxide emissions The Strategic Report discusses the Company's carbon dioxide emissions. Post Period Events There were no post period events to report. Auditors PricewaterhouseCoopers LLP have expressed their willingness to continue in office as auditors for another year. In accordance with Section 489 of the Companies Act 2006, a resolution proposing that PricewaterhouseCoopers LLP be re- appointed as auditors of the Company and that the Directors be authorized to approve their remuneration will be proposed at the Annual General Meeting. Annual General Meeting A notice of Annual General Meeting of the Company will be sent out in due course, setting out time, date and location of the meeting, together with the resolutions relating to the business which the Company proposes to conduct at such meeting. VERONA PHARMA PLC DIRECTORS' REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 4

Statement of Directors’ responsibilities The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulation. Company law requires the directors to prepare financial statements for each financial year. Under that law, the directors have prepared the group and company financial statements in accordance with UK-adopted international accounting standards. Under company law, directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and company and of the profit or loss of the group for that period. In preparing the financial statements, the directors are required to: • select suitable accounting policies and then apply them consistently; • state whether applicable UK-adopted international accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements; • make judgements and accounting estimates that are reasonable and prudent; and • prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group and company will continue in business. The directors are also responsible for safeguarding the assets of the group and company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities. The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the group’s and company’s transactions and disclose with reasonable accuracy at any time the financial position of the group and company and enable them to ensure that the financial statements and the Directors’ Remuneration Report comply with the Companies Act 2006. The directors are responsible for the maintenance and integrity of the company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions. Directors’ confirmations In the case of each director in office at the date the directors’ report is approved: • so far as the director is aware, there is no relevant audit information of which the group’s and company’s auditors are unaware; and • they have taken all the steps that they ought to have taken as a director in order to make themselves aware of any relevant audit information and to establish that the group’s and company’s auditors are aware of that information. On behalf of the Board. Dr. David Zaccardelli Chief Executive Officer March 14, 2022 VERONA PHARMA PLC DIRECTORS' REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 5

CORPORATE GOVERNANCE REPORT It is the Board's belief that good corporate governance is integral to a successful business, and the Company seeks to apply the highest standards of corporate governance appropriate to its size and stage of development. THE BOARD OF DIRECTORS At December 31, 2021, the Board comprised nine non-Executive Directors, and one Executive Director. The Board, through its Nomination and Governance Committee, regularly reviews its composition to ensure that it has a sufficiently wide range of skills and experience to enable it to pursue its strategic goals and to address anticipated issues in the foreseeable future. As part of this process, in March 2021, the Board appointed Ms. Lisa Deschamps, a non-Executive Director with significant experience in the commercialization and marketing of new drug products in the U.S.. Ms. Deschamps was Senior Vice President and Chief Business Officer, of Novartis Gene Therapies and previously was Head of Novartis’ Global Neuroscience Franchise. During her 25-year career at Novartis, Ms Deschamps gained significant global and US experience in bringing respiratory and other specialized therapeutic area products from the clinic to commercialization. The Board has also considered and concluded that the appointment of a Senior Independent Director is not necessary at this time, but keeps this issue under review. The Board typically has six scheduled meetings per year (approximately every two months), with additional Board meetings and Board sub-committee meetings convened as circumstances and business needs dictate. The Board is responsible to the shareholders for the proper management of the Company and sets the overall direction and strategy of the Company, and reviews scientific, operational and financial performance. All key operational and investment decisions are subject to Board approval. There is a clear separation of the roles of Chief Executive Officer and non-Executive Chairperson. The non-Executive Chairperson is responsible for overseeing the running of the Board, ensuring that no individual or group dominates the Board’s decision-making and ensuring the non-Executive Directors are properly briefed on matters. The Chief Executive Officer has the responsibility for implementing the strategy of the Board and managing the day to day business activities of the Company. In accordance with our Articles of Association, one third of our directors retire from office at every annual general meeting of shareholders. However, if the number of directors serving on our Board is not divisible by three, then the number nearest but not exceeding 33.3% shall retire from office at each annual general meeting of shareholders. Retiring directors are eligible for re-election and, if no other director is elected to fill his or her position and the director is willing, shall be re- elected by default. The Board has considered the guidelines on independence and regards Dr. David Ebsworth, Dr. Ken Cunningham, Ms. Lisa Deschamps, Dr. Martin Edwards, Dr. Mahendra Shah, Dr. Andrew Sinclair, Mr. Vikas Sinha and Dr. Anders Ullman as independent directors. Although the Non-Executive Directors have been awarded equity awards under the Company's 2017 Incentive Plan, the Board considers that the grant of equity awards is aligned with U.S. best practice for comparable Nasdaq-listed companies. The Board is also satisfied that each non-executive director continues to demonstrate independence of character and judgement with respect to his or her non-executive directors duties. Furthermore, although Dr. Sinclair is a Partner of Abingworth, which has an 4.1% shareholding in the Company, and Dr. Shah is a Partner of Vivo Capital, which has an 4.4% shareholding in the Company, the Board considers both Dr. Sinclair and Dr. Shah to be independent directors under U.K. and U.S. corporate governance rules. While the Board considers that Mr. Rishi Gupta fulfills his duties to the Company in an exemplary way and demonstrates independence of character and judgement with respect to his non-executive director duties, since he is nominated as a director by Orbimed, which has an 9.5% shareholding in the Company, the Board does not regard him as independent. VERONA PHARMA PLC CORPORATE GOVERNANCE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 6

BIOGRAPHIES David Zaccardelli, Pharma.D. Dr. Zaccardelli has served as our President and Chief Executive Officer and on our board of directors since February 2020. From December 2018 until its acquisition by Swedish Orphan Biovitrum for up to $915 million in November 2019, Dr. Zaccardelli served as President and CEO of Dova Pharmaceuticals, a U.S. company developing therapeutics for rare diseases. Previously, he was Acting CEO of Cempra, from December 2016 until the company’s merger with Melinta Therapeutics in November 2017. From 2004 until 2016, Dr Zaccardelli served in several senior management roles at United Therapeutics Corporation, including Chief Operating Officer, Chief Manufacturing Officer and Executive Vice President, Pharmaceutical Development and Operations. Prior to United Therapeutics, he founded and led a start-up company focused on contract research positions and held a variety of clinical research positions at Burroughs Wellcome & Co, Glaxo Wellcome, and Bausch & Lomb Pharmaceutical. Dr. Zaccardelli received a Pharm.D. from the University of Michigan. David Ebsworth, Ph.D. Dr. Ebsworth has served as the Non-Executive Chairperson of our board of directors since December 2014. From October 2009 to August 2014, Dr. Ebsworth served as Chief Executive Officer of Vifor Pharma, based in Zürich, the specialty pharma division of Galenica AG Group, a pharmaceutical wholesaler and retailer, and as a member of Galenica's Executive Committee. In 2012, Dr. Ebsworth was also named as Chief Executive Officer of Galenica and as Chairman of Galenica's Executive Committee, positions he held until August 2014. In his earlier career, Dr. Ebsworth worked with Bayer AG for over 19 years, heading the Canadian, North American and global pharmaceutical business. He also served as Chief Executive Officer of Oxford Glycosciences, a biotech company, listed on the London Stock Exchange and Nasdaq, which was acquired by Celltech plc (now part of UCB) in 2003. Dr. Ebsworth currently serves on the boards of Synlab AG, Sartorius AG and Kyowa Kirin International. He received a Ph.D. in industrial relations from the University of Surrey. Ken Cunningham, M.D. Dr. Cunningham has served as a Non-Executive Director on our board of directors since September 2015. Dr. Cunningham has over 30 years’ experience in the pharmaceutical industry including leadership roles at several companies focused on developing respiratory medicines. Between 2008 and 2010, he was at SkyePharma plc (now part of Vectura Group plc), initially as Chief Operating Officer and subsequently as Chief Executive Officer where he was involved in the late-stage development of flutiform® for asthma. Earlier in his career, Dr. Cunningham held a variety of clinical development and commercial strategy roles at GlaxoWellcome plc and Warner-Lambert. Dr. Cunningham serves as as a Non-Executive Director of the board of directors of Abzena Holdings (U.S.) LLC and Non-Executive Chairperson of the board of directors of Medherant Ltd. Dr. Cunningham received a degree in medicine from St. Mary’s, Imperial College, London University. Lisa Deschamps. Ms. Deschamps was appointed to the board as a Non-Executive Director in March 2021. Ms. Deschamps is CEO and executive board member of AviadoBIO Ltd, a private gene therapy company. Prior to joining AviadoBIO Ltd, she was Senior Vice President and Chief Business Officer of Novartis Gene Therapies and previously was Head of Novartis’ Global Neuroscience Franchise. During her 25-year career at Novartis AG, Ms. Deschamps gained significant global and U.S. experience in bringing respiratory and other specialized therapeutic area products from the clinic to commercialization. Ms. Deschamps has an MBA in General Management from NYU Stern School of Business and a BBA in marketing from IONA College, Hagan School of Business. Martin Edwards, M.D. Dr. Edwards has served as a Non-Executive Director on our board of directors since April 2019. Previously, he was Senior Partner at Novo Ventures, life sciences investment firm, from 2003-2020, and Corporate VP and Corporate VP and Global Head of Drug Development for Novo Nordisk, where he led all aspects of pre-clinical and clinical drug development. Dr. Edwards currently serves on the boards of directors of Kalvista Pharmaceuticals Inc, Inozyme Pharma Inc, Morphic Therapeutic Inc, and Reata Pharmaceuticals Inc. .Dr. Edwards trained in physiology and medicine at the University of Manchester. He is a Member of the Royal College of Physicians, a Member with distinction of the Royal College of General Practitioners, a Fellow of the Faculty of Pharmaceutical Medicine and holds a MBA from the University of Warwick. Rishi Gupta. Mr. Gupta has served as a Non-Executive Director on our board of directors since July 2016. Mr. Gupta was designated for appointment to our board of directors by OrbiMed Private Investments VI, LP, or OrbiMed, pursuant to our relationship agreement with OrbiMed. Since 2002, Mr. Gupta has held various positions at OrbiMed Advisors LLC, a investment firm, where he is currently a Partner. Prior to that, he was a healthcare investment banker at Raymond James & Associates and served as manager of corporate development at Veritas Medicine. Mr. Gupta currently is a member of the board of directors of several private companies. Mr. Gupta received an A.B. in biochemical sciences from Harvard College and a J.D. from Yale Law School. VERONA PHARMA PLC CORPORATE GOVERNANCE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 7

Mahendra Shah, Ph.D. Dr. Shah has served as a Non-Executive Director on our board of directors since July 2016. Dr. Shah was designated for appointment to our board of directors by funds affiliated with Vivo Capital pursuant to our relationship agreement with such funds. Dr. Shah is a successful pharmaceutical entrepreneur and executive and Senior Fellow of Vivo Capital, a healthcare investment firm, where he was formerly a Managing Partner. Dr. Shah previously served as a member of the board of directors of Soleno Therapeutics Inc, Crinetics Pharmaceuticals Inc, Aadi Bioscience Inc and Homology Medicines Inc. He currently serves as a member of the board of directors of several private companies in the biopharmaceutical and biotechnology industries. Dr. Shah received his Ph.D. in industrial pharmacy from St. John’s University and a Master’s Degree in Pharmacy from L.M. College of Pharmacy in Gujarat, India. Andrew Sinclair, Ph.D. Dr. Sinclair has served as a Non-Executive Director on our board of directors since July 2016. Dr. Sinclair was designated for appointment to our board of directors by Abingworth Bioventures VI, LP, or Abingworth, pursuant to our relationship agreement with Abingworth.Since 2008, He has held various positions at Abingworth LLP, a life sciences investment group, where he is currently a Partner. Dr. Sinclair currently serves on the boards of directors of Soleno Therapeutics Inc, Sierra Oncology Inc, Adicet Bio Inc and Locki Therapeutics Ltd. Dr. Sinclair is a member of the Institute of Chartered Accountants in England and Wales and received a Ph.D. in chemistry and genetic engineering at the BBSRC Institute of Plant Science, Norwich, and a B.Sc. in microbiology from King's College London. Vikas Sinha. Mr. Sinha has served as a Non-Executive Director on our board of directors since September 2016. Mr. Sinha has over 20 years’ experience working in executive finance roles in the life sciences industry. Mr. Sinha is co-founder and Chief Financial Officer of ElevateBio, Inc, a holding company focused on building cell and gene therapy companies. He also serves as President and Chief Financial Officer of AlloVir, Inc, an ElevateBio portfolio company, and as a Non- Executive Director of BCLS Acquisition Corp. From 2005 to 2016, Mr. Sinha was the Chief Financial Officer of Alexion Pharmaceuticals, Inc, a biotechnology company. Prior to joining Alexion, Mr. Sinha held various positions with Bayer AG in the U.S., Japan, Germany and Canada, including Vice President and Chief Financial Officer of Bayer Pharmaceuticals Corporation in the U.S. and Vice President and Chief Financial Officer of Bayer Yakuhin Ltd. in Japan. Mr. Sinha holds a master's degree in business administration from the Asian Institute of Management. He is also a qualified Chartered Accountant from the Institute of Chartered Accountants of India and a Certified Public Accountant in the U.S. Anders Ullman, M.D., Ph.D. Dr. Ullman has served as a Non-Executive Director on our board of directors since September 2015. Since December 2021, Dr. Ullman has served as Head of R&D and Chief Medical Officer of Sobi. From 2016 to 2021, he was Head of the COPD Centre at Sahlgrenska University Hospital, Sweden, and from 2013 to 2014, was Executive Vice President and Head of Research and Development in the BioScience business unit of Baxter International Inc, a healthcare company, which became Baxalta Inc. From 2007 to 2013, Dr. Ullman was Executive Vice President, Head of Research and Development at Nycomed Pharma Private Limited (now part of Takeda Pharmaceuticals Company Limited), where he led the development and approval of Daxas, the PDE4 inhibitor used to prevent COPD exacerbations. Earlier in his career, he held a number of roles in AstraZeneca. Dr. Ullman serves on the board of directors of Pexa AB. Dr. Ullman received a M.D. and a Ph.D. in clinical pharmacology from the University of Gothenburg. VERONA PHARMA PLC CORPORATE GOVERNANCE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 8

Committees of our Board of Directors Our Board has three standing committees: an Audit and Risk Committee, a Remuneration Committee and a Nomination and Corporate Governance Committee. The composition and scope of the Audit and Risk Committee of the Board is described further below, within the Audit and Risk Committee Report. Remuneration Committee of the Board The Remuneration Committee, which consists of Dr. Ken Cunningham, Dr. David Ebsworth and Rishi Gupta, assists the Board in determining directors’ and executive officers’ compensation. Dr. Cunningham serves as Chairperson of the Committee. The Remuneration Committee's responsibilities include, among other things: • identifying, reviewing and proposing policies relevant to the compensation of the Company’s directors, executive officers and senior executives; • evaluating each executive officer's performance in light of such policies and reporting to the Board; • analyzing the possible outcomes of the variable remuneration components and how they may affect the remuneration of the executive officers; • recommending any equity long-term incentive component of each executive officer's compensation in line with the remuneration policy and reviewing our executive officer compensation and benefits policies generally; • appointing and setting the terms of engagement for any remuneration consultants who advise the Committee and obtain benchmarking data with respect to the directors' and executive officers’ compensation; and • reviewing and assessing risks arising from our compensation policies and practices. The Directors' Remuneration Report is presented on pages 28 to 47. Nomination and Corporate Governance Committee of the Board The Nomination and Corporate Governance Committee, which consists of Dr. David Ebsworth, Lisa Deschamps and Dr. Mahendra Shah, assists our Board in identifying individuals qualified to become executive and non-executive directors of our Company consistent with criteria established by our Board and in developing our corporate governance principles. Dr. Ebsworth serves as Chairperson of the Committee. The Nomination and Corporate Governance Committee's responsibilities include, among other things: • reviewing and evaluating the structure, size and composition of our Board and making recommendations with regard to any adjustments considered necessary; • drawing up selection criteria and appointment procedures for Board members; • identifying and nominating, for the approval of our Board, candidates to fill vacancies on the Board and its corresponding committees; • keeping under review the leadership needs of the Company, both executive and non-executive, and planning the orderly succession of such appointments; and • assessing the functioning of our Board and individual members and reporting the results of such assessment to the Board. VERONA PHARMA PLC CORPORATE GOVERNANCE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 9

AUDIT AND RISK COMMITTEE REPORT In this Report, we describe the work of the Audit and Risk Committee and the significant issues considered in 2021. Audit and Risk Committee of the Board The Audit and Risk Committee, which consists of Vikas Sinha, Dr. David Ebsworth and Dr. Andrew Sinclair, assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements and monitoring U.K. Governance Code compliance and business risk. Mr. Sinha serves as Chairperson of the Audit and Risk Committee. The Audit and Risk Committee consists of members of our Board who are financially literate and are also considered to be "audit committee financial experts" as defined by applicable SEC rules and have the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our Board has determined that all of the members of the Audit and Risk Committee satisfy the "independence" requirements set forth in Rule 10A-3 under the Exchange Act. The Audit and Risk Committee is governed by a charter that complies with Nasdaq rules. The Audit and Risk Committee's responsibilities include, among other things: • recommending the appointment of the independent auditor to the general meeting of shareholders; • the appointment, compensation, retention and oversight of the independent auditor; • pre-approving the audit services and non-audit services to be provided by the independent auditor before the auditor is engaged to render such services; • evaluating the independent auditor's qualifications, performance and independence, and presenting its conclusions to our Board on at least an annual basis; • reviewing and discussing with the executive officers, our Board and the independent auditor our financial statements and our financial reporting process; • considering and recommending to our Board whether the audited financial statements be approved; and • monitoring our review and mitigation of corporate and operational risk. The Audit and Risk Committee meets as often as one or more members of the Committee deem necessary, but in any event must meet at least four times per year. The Audit and Risk Committee must meet at least once per year with our independent auditor, without our executive officers being present. Risk Identification and Management The Audit and Risk Committee monitors the Company’s approach to risk management. Management review the Company's risks on an ongoing basis and consider both corporate and project risk, which is risk relating the Company's sole product candidate, ensifentrine. Management report their risk assessment to the Committee analyzing risk by severity and probability of occurrence. They also discuss mitigation strategies that have been or are intended to be implemented. External Auditor PricewaterhouseCoopers LLP (PwC) has been the Group’s auditor since 2016. PwC operates procedures to safeguard against the possibility of their objectivity and independence being compromised. This includes the use of quality review partners, consultation with internal compliance teams and the carrying out of an annual independence procedure within their firm. PwC report to the Audit Committee on matters including independence and non-audit fees on an annual basis. The audit partner changes every five years. The amount charged by the external auditors for the provision of services during the twelve month period under review is set out in note 8 to the Financial Statements. The Committee assesses the performance of the auditor and is comfortable that PwC has operated effectively and a resolution to reappoint the firm as auditors will be put to shareholders at the Company's AGM. Internal Control The Audit and Risk Committee reviews the Group's internal control framework. The Group does not have an internal audit function and so the Committee has engaged an external firm of accountants to test management's systems of internal control. Any significant control deficiencies and mitigation strategies are reported to the Committee for review. Significant financial reporting issues considered by the Committee in 2021 The Audit and Risk Committee considers risk areas in the financial statements throughout the year and before the audit commences. The Committee considered the following items to be areas of risk: Nuance Agreement As at June 9, 2021, the Group entered into Nuance Agreement (see note 7 to the financial statements) with Nuance Pharma to develop and commercialize ensifentrine in the Greater China region. The Nuance Agreement allowed for upfront consideration of $40 million, consisting of a $25 million cash and an equity interest in Nuance Biotech, Nuance Pharma's parent company, valued at $15 million. The equity interest was initially recorded at fair value, which was based on the last observable transaction in Nuance Biotech stock, which was in November 2020. VERONA PHARMA PLC CORPORATE GOVERNANCE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 10

The Group concluded that the granting of the license and transfer of intellectual property should be accounted for at a point in time. Management also determined that the Group had fulfilled its obligations to Nuance Pharma after it delivered the know how that will allow Nuance Pharma to file an investigational new drug application in Greater China and consequently the $40 million revenue was recognized in the year. The equity interest was subsequently measured at fair value, which was based on the last observable transaction in Nuance Biotech stock, which was in December 2021. This transaction used the same value of Nuance Biotech equity as the November 2020 fundraising and consequently management determined that the fair value of the equity interest was $15 million as at December 31, 2021. The Committee reviewed management's assessment of the Nuance Agreement and concurred with its conclusions regarding revenue recognition. The Committee also agreed with the fair value ascribed to the Nuance Biotech equity interest on both initial recognition and subsequent measurement. Ligand contingent liability The Group has a material liability for the future payment of a milestone and royalties associated with contractual liabilities over ensifentrine, its development product acquired as part of the acquisition of Rhinopharma. The liability is measured at amortized cost. At each reporting date the liability is re-measured where there are changes in estimated cashflows or probabilities of success. The contingent liability therefore requires quarterly re-assessment for any such triggering event. In the year ended 31 December 2021, the Group entered into the Nuance Agreement. Consequently, the Group estimated potential cashflows from that agreement and the related royalties payable to Ligand, and remeasured the liability accordingly. Management also reviewed the timing of expected royalties from the maintenance treatment of COPD in the U.S. and amended the sales forecasts to reflect the Group's expected timelines. The Committee reviewed and agreed with management's estimates of potential royalties payable, and the timing of the expected sales that drive them. RISK MANAGEMENT AND INTERNAL CONTROL The Board is responsible for the systems of internal control and for reviewing their effectiveness. The internal controls are designed to manage rather than eliminate risk and provide reasonable but not absolute assurance against material misstatement or loss. The Board reviews the effectiveness of these systems quarterly by considering the risks potentially affecting the Group. In addition to consideration of financial risk as part of the review of broader internal control, the Group is required to assess and report on the effectiveness of the internal controls over financial reporting under Section 404(a) of the Sarbanes-Oxley Act. As the Group currently qualifies as an ‘emerging growth company’, as defined in the Jumpstart Our Business Start-Ups Act of 2012, Verona Pharma is currently exempt from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and also because it qualifies as a Smaller Reporting Company. Verona Pharma will retain this exemption if it remains a Smaller Reporting Company. Otherwise, it will lose it at the earlier of when it fails to qualify as an emerging growth company or the financial year ended December 31, 2022. The Group does not consider it necessary to have an internal audit function due to the small size of the administrative function. This need is evaluated on an annual basis. A comprehensive budgeting process is completed once a year, shortly prior to the start of each new financial year, which is reviewed and approved by the Board; a further reforecast is prepared mid-year, which is also reviewed and approved by the Board. Detailed management accounts are produced on a monthly basis, with all significant variances investigated. The management accounts are reviewed and commented on by the Board at board meetings and are reviewed on a monthly basis by management and budget holders. The Group maintains appropriate insurance cover, including in respect of actions taken against the Directors because of their roles, as well as against material loss or claims against the Group. The insured values and type of cover are comprehensively reviewed on an annual basis. VERONA PHARMA PLC CORPORATE GOVERNANCE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 11

VERONA PHARMA PLC
CORPORATE GOVERNANCE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

Our expectation is that Non-Executive Directors should be prepared to commit, on average, a minimum of two days per month to the Company's business, recognizing that particular events may from time to time require them to devote to the Company more time than this. Non-Executive Directors are expected to be available to serve on one or more Board committees which may require additional time commitment, particularly in the case of the Chairperson of the Board and the Chairman of the Board committees.

The Directors attended the following Board and committee meetings during the year:

Director	Board meetings	Audit Committee	Remuneration Committee	Governance and Nomination Committee
David Zaccardelli	8/8	—	—	—
David Ebsworth	8/8	7/7	6/6	2/2
Lisa Deschamps	6/6	—	—	1/1
Ken Cunningham	8/8	—	6/6	—
Martin Edwards	8/8	—	—	—
Anders Ullman	8/8	—	—	1/1
Rishi Gupta	8/8	—	6/6	—
Mahendra Shah	8/8	—	—	2/2
Andrew Sinclair	7/8	7/7	—	—
Vikas Sinha	8/8	7/7	—	—

The Board undertakes an annual performance evaluation process, based on clear and relevant objectives and seeking continuous improvement.

Generally, the performance evaluation is conducted in November each year and done in the form of a structured questionnaire circulated to all Directors, asking them to rate the performance of the Board and its Committees in a number of strategic areas and provide a rationale for any low rating. Results are analyzed by the Chairman and Legal Counsel and any key themes are reported and discussed with the Board. Any recommendations arising from such review which are designed to specifically address any issues identified are implemented by the Board.

The annual performance evaluation for 2021 resulted in recommendations, which are being implemented by the Board, to increase gender diversity and provide more opportunities for the Board to have contact with senior management.

Corporate Social Responsibility

The Board of Verona Pharma sets high standards for the Company's employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. The Company operates Codes of Business Conduct and Ethics and provides mechanisms for whistleblowing and complaints, described in detail on the Company's website, under Corporate Governance.

Whistleblowing

The Company has formal arrangements in place to facilitate 'whistleblowing' by employees through a contract with a third party service provider. If a complaint is made to this third party, the content is sent anonymously by email to the Company's Compliance Officer, so that appropriate action can be taken.

Employment

The Company endeavors to appoint employees with appropriate skills, knowledge and experience for the roles they undertake and thereafter to develop, incentivize and retain staff. The Board recognizes its legal responsibility to ensure the well-being, safety and welfare of the Company's employees and maintain a safe and healthy working environment for them and our visitors. If an employee has a concern about unsafe conditions or tasks, they are encouraged to report their concerns immediately to their manager or the Company's legal counsel.

To help protect the health and safety of our employees during the COVID-19 pandemic, we have followed guidance from governments in the countries where our employees are located to help keep our employees, families and local communities healthy and safe. Our employees have been allowed to work remotely and business travel has been restricted.

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Diversity Policy The Company is fully committed to the elimination of unlawful and unfair discrimination and values the differences that a diverse workforce brings to the organization. The Company endeavors to not discriminate because of age, disability, gender reassignment, marriage and civil partnership, pregnancy and maternity, race (which includes color, nationality and ethnic or national origins), religion or belief, sex or sexual orientation. The Company will undertake an annual review of its policies and procedures to establish its position with regard to compliance and best practice, and monitor and promote a healthy corporate culture. Relations with shareholders The Board values good relations with the Company’s shareholders and understands the importance of effectively communicating the Company’s operational and financial performance as well as its future strategy. The Company’s website provides financial information as well as historical news releases and matters relating to corporate governance. The Chairperson of the Board and the CEO and CFO maintain ongoing dialogue with shareholders and communicate their views to the Board. The Board recognizes it is accountable to shareholders and ensures that their views are taken into account in agreeing the Company’s strategy and other operational matters. The Board also recognizes the importance of treating all shareholders equally. Annual and interim results are filed with the Securities and Exchange Commission and communicated by news services as are ad hoc operational and regulatory releases. Shareholders may also attend the Annual General Meeting where they can ask questions to the Board. VERONA PHARMA PLC CORPORATE GOVERNANCE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 13

STRATEGIC REPORT The Directors present their strategic report together with the audited consolidated financial statements, audited company financial statements and auditors’ report for the year ended December 31, 2021. Principal activity The Company was incorporated on February 24, 2005. On September 18, 2006, the Company successfully acquired all the shares of Rhinopharma Limited, a private company incorporated in Canada, and changed its name from Isis Resources plc to Verona Pharma plc (the “Company” or the “Parent”). On December 12, 2014, the Company established a U.S subsidiary, Verona Pharma, Inc., in the state of Delaware. In June 2021, Rhinopharma Limited was dissolved. The Company, Rhinopharma Limited (until June 2021) and Verona Pharma, Inc. are collectively referred to as the “Group”. The principal activity of the Group is the development of novel, “first-in-class” drugs for the treatment of chronic respiratory diseases, such as chronic obstructive pulmonary disease ("COPD"), cystic fibrosis and asthma. Section 172(1) Companies Act 2006 The Directors are required by law to act in good faith to promote success of the Company for the benefit of the shareholders as a whole and are also required to have regard to the following: • the principal decisions made by the Board and the likely long-term consequences of any decision; • the interests of the Company's employees; • the need to foster the Company's business relationships with suppliers, customers and others; • the impact of the Company's operations on the community and the environment; • the desirability of the Company maintaining a reputation for high standards of business conduct; and • the need to act fairly as between shareholders of the Company. Outlook and Strategy in this Strategic Report describes the Group’s activities, strategy and future prospects, including the considerations for long-term decision making. The Board has a good relationship with the Group's employees. The Board maintains constructive dialogue with employees through the Chief Executive Officer. Appropriate remuneration and incentive schemes are maintained to align employees' objectives with those of the Group. More detail on how the Board has regard to the interests of employees can be found on page 12 in the Corporate Governance report. The Group endeavors to maintain good relationships with its suppliers by contracting them on reasonable business terms and paying them promptly, within agreed terms. The Board reviews and approves the material contractual terms of significant suppliers engaged for the manufacturing and development of the Company's drug candidate and management report to the Board on the performance of the suppliers to ensure that our research and development program is planned and delivered effectively in a timely and cost-efficient manner. This ensures interests are aligned between the Group and our significant suppliers. The Group has few employees and most operations are outsourced. Its reportable greenhouse gas emissions are therefore nil. However, we are aware that our activities do have an impact on greenhouse gas emissions through the work of our partners and our activities such as business travel. This is discussed further within "Greenhouse Gas Emissions" on page 26 in this Strategic Report The Board recognizes the importance of maintaining high standards of business conduct. The Group operates Codes of Business Conduct and Ethics and provides mechanisms for whistleblowing and complaints, described in detail on the Group's website, under Corporate Governance. Employees are required to read and acknowledge these codes annually and to follow them at all times. The Board endeavors to maintain good relationships with its shareholders and treat them equally. This is described in more details in "Relations with shareholders" in the Corporate Governance Report on page 13. VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 14

OUTLOOK AND STRATEGY We are a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical needs. Our product candidate, ensifentrine, is a first-in- class, inhaled, dual inhibitor of the phosphodiesterase (“PDE”) 3 and PDE4 enzymes, which is designed to act as both a bronchodilator and an anti-inflammatory agent. Initially, we are developing inhaled ensifentrine for the treatment of chronic obstructive pulmonary disease (“COPD”), a common, chronic, progressive, and life-threatening respiratory disease without a cure. If successfully developed, ensifentrine would be the first therapeutic with a novel mode of action for COPD in over a decade. During 2021, we made substantial progress in our Phase 3 ENHANCE (“Ensifentrine as a Novel inHAled Nebulized COPD thErapy”) clinical program. Patient enrollment completed in the 48-week subset of the ENHANCE-1 trial in December 2021 and in the ENHANCE-2 trial in January 2022. Completion of enrollment in the 24-week subset of ENHANCE-1 is expected around the end of the second quarter of 2022. We expect to report top-line data from ENHANCE-2 in the third quarter of 2022 and from ENHANCE-1 around the end of 2022. Conditional upon positive results, we intend to submit a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) in the first half of 2023. If approved, we intend to commercialize inhaled ensifentrine for the maintenance treatment of COPD via a standard jet nebulizer in the U.S.. Outside the U.S., we intend to license ensifentrine to companies with expertise and experience in developing and commercializing products in those regions. To that end, we have entered into a strategic collaboration with Nuance Pharma Limited, a Shanghai-based specialty pharmaceutical company ("Nuance Pharma"), to develop and commercialize ensifentrine in Greater China. In Phase 2 clinical trials, ensifentrine has demonstrated positive results in patients with COPD, asthma and cystic fibrosis (“CF”). We are developing ensifentrine in three formulations for the most widely used inhalation devices: nebulizer, dry powder inhaler (“DPI”) and pressurized metered-dose inhaler (“pMDI”). Ensifentrine has shown positive Phase 2 data in COPD trials when delivered by each of these formulations Our near term operating focus is the ongoing ENHANCE program, related chemistry, manufacturing and controls, regulatory efforts and early pre-commercial activities. We believe that our cash and cash equivalents as of December 31, 2021, together with funding expected to become available under the Term Loan and expected cash receipts from the U.K. tax credit, will enable us to fund our planned operating expenses and capital expenditure requirements through at least the end of 2023. Senior executive change brings substantial regulatory expertise In November 2021, Ms. Caroline Diaz joined Verona Pharma as Senior Vice President of Regulatory Affairs, bringing more than 18 years of experience in both large and small pharmaceutical companies across key regions. Ms. Diaz has served at ReViral as Vice President, Regulatory Affairs, and, previously, as Vice President, Regulatory and Quality at Dova Pharmaceuticals where she built the regulatory function from the ground up and led regulatory strategy development and implementation efforts resulting in the first marketing approvals for the company. Overview of COPD and current treatments COPD is a common, chronic, progressive, and life-threatening respiratory disease without a cure. It damages the airways and lungs, leading to debilitating breathlessness, hospitalizations, and death. COPD has a major impact on everyday life. Patients struggle with basic activities such as getting out of bed, showering, eating, and walking. Worldwide, COPD affects approximately 384 million people and is the third leading cause of death, according to the World Health Organization. The goal of COPD pharmacological therapy is to improve patients’ quality of life by reducing symptoms, decreasing the quantity and severity of exacerbations (often an escalation of symptoms) and to improve patients’ ability to function (GOLD 2021). For approximately 40 years, the treatment of COPD has been dominated by three classes of inhaled therapies approved for use by the FDA and the European Medicines Agency (“EMA”): anti-muscarinics, beta-agonists and inhaled corticosteroids (“ICSs”). COPD patients are frequently treated with bronchodilators, including long-acting anti-muscarinics (“LAMAs”) and long-acting beta-agonists (“LABAs”), to relieve airway constriction and make it easier to breathe. In addition, patients at risk for exacerbations may be prescribed ICSs to prevent them. Certain COPD patients are treated with the oral PDE4 inhibitor, roflumilast (Daliresp®), which has demonstrated a reduction in exacerbation risk in patients with severe chronic bronchitis. However, oral PDE4 therapy results in systemic exposure which has been associated with unfavorable gastrointestinal side-effects such as nausea, emesis, diarrhea, abdominal pain, loss of appetite and weight loss. VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 15

COPD treatments are often combined in patients who remain uncontrolled on one or two therapies. These include LAMA/ LABA combinations or LAMA/LABA/ICS combinations. Unfortunately, clinical data suggests that 40-60% of patients on dual or triple therapy still experience significant symptoms of COPD, including breathlessness. These chronic recurring symptoms limit their daily activities and impair quality of life. Despite receiving maximum therapy, it is estimated that more than 1 million patients in the U.S. alone remain symptomatic. For these patients, no available inhaled therapies offer treatment options beyond standard LAMA / LABA and ICS combinations. New treatment options are urgently needed to help improve lung function, symptoms, and overall quality of life in these patients. Ensifentrine Ensifentrine is a first-in-class, inhaled, dual PDE3 and PDE4 inhibitor. This dual inhibition enables it to act as a bronchodilator and an anti-inflammatory agent in a single compound. Importantly, this therapeutic profile differentiates it from existing classes of bronchodilator and anti-inflammatory treatments. We are not aware of any other single compound in clinical development or approved by the FDA nor the European Commission for the treatment of respiratory diseases that acts both as a bronchodilator and anti-inflammatory agent. If successfully developed and approved, ensifentrine has the potential to be the first novel class of therapeutic in COPD in over 10 years and the only bronchodilator option as an add-on to existing dual / triple therapy. Ensifentrine has demonstrated significant and clinically meaningful improvements in both lung function and COPD symptoms, including breathlessness, in our prior Phase 2 clinical studies in patients with moderate to severe COPD. In addition, ensifentrine showed further improved lung function and reduced lung volumes in patients taking standard short- and long-acting bronchodilator therapy, including maximum bronchodilator treatment with dual/triple therapy. Safety profile Ensifentrine has demonstrated a safety profile similar to placebo in clinical trials involving more than 1,400 people to date. Additionally, ensifentrine did not prolong the QT interval or impact other cardiac conduction parameters in a thorough QT study in healthy volunteers. It is delivered directly to the lungs by inhalation to maximize pulmonary exposure to ensifentrine while minimizing systemic exposure. This feature minimizes any systemic side-effects such as the gastrointestinal disturbance associated with oral PDE4 inhibitors. In addition, in non-clinical trials ensifentrine has demonstrated high selectivity for PDE3 and PDE4 over other enzymes and receptors, which is believed to minimize off- target effects. Differentiated profile By inhibiting PDE3 and PDE4, ensifentrine impacts three key mechanisms in respiratory disease: bronchodilation, inflammation and mucociliary clearance. Ensifentrine is designed to increase the levels of cellular cAMP and cGMP in smooth muscle cells and inflammatory cells, resulting in bronchodilator and anti-inflammatory effects. Ensifentrine is also designed to stimulate the cystic fibrosis transmembrane conductance regulator (“CFTR”), which is an ion channel in the epithelial cells lining the airways. Mutations in the CFTR protein result in poorly or non-functioning ion channels, which cause CF and are potentially important in COPD. CFTR stimulation leads to improved electrolyte balance in the lung and thinning of the mucus, which facilitates mucociliary clearance and leads to improved lung function and potentially a reduction in lung infections. Dual inhibition of PDE3 and PDE4 has shown enhanced or synergistic effects compared with inhibition of either PDE alone on contraction of airway smooth muscle and suppression of inflammatory mediator release in several preclinical studies. We believe these enhanced effects may increase the utility of ensifentrine in the treatment of respiratory diseases including COPD, asthma and CF. VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 16

VERONA PHARMA PLC
STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021


Ensifentrine: Novel profile providing both bronchodilator and anti-inflammatory effects
Ensifentrine impacts 3 key mechanisms in respiratory disease
Airway Smooth Muscle
PDE3, PDE4
cAMP
Bronchial relaxation
bronchodilation
Inflammatory Cells
Neutrophils
PDE4
Epithelial cells
PDE3, PDE4
Macrophages
PDE3, PDE4
Eosinophils
PDE4
Lymphocytes
PDE3, PDE4
Fibroblasts
PDE4
cAMP
Cell proliferation survival & activity
anti-inflammatory effects
Epithelial Cells
PDE3, PDE4
cAMP
CFTR activation
Ciliary function
mucociliary clearance

We believe ensifentrine has the potential to address the large unmet need in treating COPD with its improvement in lung function, COPD symptoms and meaningful improvement in quality of life.

Development of ensifentrine

Clinical development of ensifentrine in COPD

Ensifentrine has demonstrated improvements in lung function, symptoms and quality of life with or without background therapy in two 4-week, Phase 2b dose-ranging clinical trials in moderate to severe COPD patients. In both studies ensifentrine was well tolerated at all doses with an adverse event profile similar to placebo:

- In March 2018, we reported positive top-line results with ensifentrine as monotherapy from our first Phase 2b trial in 403 patients. The trial evaluated four doses of nebulized ensifentrine (0.75 mg, 1.5 mg, 3 mg and 6 mg) or placebo twice daily over 4 weeks. Patients withheld use of regular long-acting bronchodilator therapy for the duration of the study. The trial met its primary endpoint of improved lung function with ensifentrine demonstrating a clinically and statistically significant increase in peak forced expiratory volume in 1 second (“FEV_1”) at week 4 compared to placebo. In addition, clinically relevant secondary endpoints were met including significant progressive improvements in COPD symptoms.
- In January 2020, we reported positive top-line results with ensifentrine added on to background therapy from our second Phase 2b trial in 413 patients. This trial evaluated four doses of nebulized ensifentrine (0.375 mg, 0.75 mg, 1.5 mg and 3 mg) or placebo added on to treatment with once-daily tiotropium (Spiriva® Respimat®), a commonly used LAMA bronchodilator, in symptomatic patients with moderate to severe COPD who required additional treatment. The trial met its primary endpoint of improved lung function, with ensifentrine plus tiotropium demonstrating a clinically and statistically significant dose-dependent improvement in peak FEV_1 and FEV_1 over 12 hours with ensifentrine at week 4, compared to placebo plus tiotropium. Additionally, clinically meaningful and statistically significant improvements in health-related quality of life were observed with ensifentrine added on to tiotropium.

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VERONA PHARMA PLC
STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021


Ensifentrine: Efficacy demonstrated in two large Phase 2b trials
Improvements in lung function seen at Phase 3 trial dose
Study 203: Ensifentrine Monotherapy
Lung function
Peak Change FEV1 (mL) at day 28
N=403
mL
0.75 mg
1.5 mg
3 mg
6 mg
***p ≤ 0.001
*Peak Change from Day 1 in Baseline in FEV1 (mL) on Day 28, Week 4, Primary endpoint met; placebo corrected
Study 205: Ensifentrine + Tiotropium
Lung function
Peak Change FEV1 (mL) at week 4
N=413
mL
tio + 0.375 mg
tio + 0.75 mg
tio + 1.5 mg
tio + 3 mg
***p ≤ 0.001 **p≤0.01 *p≤0.05
Primary endpoint met; placebo corrected

In May 2020, the FDA provided guidance on key features of our pivotal Phase 3 clinical program in response to our End-of-Phase 2 briefing package for nebulized ensifentrine as a maintenance treatment for COPD. This included clarity on the dose, primary and secondary endpoints, patient population and program design.

In September 2020, we initiated our ENHANCE Phase 3 trials to evaluate the efficacy and safety of nebulized ensifentrine in patients with moderate to severe COPD. The two randomized, double-blind, placebo-controlled studies (ENHANCE-1 and ENHANCE-2) are designed to evaluate ensifentrine as monotherapy and added onto a single bronchodilator.

Each study will enroll approximately 800 moderate to severe, symptomatic COPD patients at sites primarily in the U.S. and Europe. The two study designs will replicate measurements of efficacy and safety data over 24 weeks but ENHANCE-1 will also evaluate longer-term safety in 400 patients over 48 weeks. The primary endpoint is improvement in lung function measured by FEV_1 over 12 hours with ensifentrine after 12 weeks of treatment. Key secondary endpoints include measurements of COPD symptoms and health-related quality of life through 24 weeks assessed via the validated patient reported outcome tools, E-RS and SGRQ. Additional lung function endpoints including peak and morning trough FEV_1 will also be assessed. Exacerbations will be analyzed by individual study and in a pooled analysis.

Patient enrollment completed in the 48-week subset of the ENHANCE-1 trial in December 2021 and in the ENHANCE-2 trial in January 2022. Complete enrollment in the 24-week subset of ENHANCE-1 is expected around the end of the second quarter of 2022. We expect to report top-line data from ENHANCE-2 in the third quarter of 2022 and from ENHANCE-1 around the end of 2022. Conditional upon positive results, we intend to file an NDA with the FDA in the first half of 2023.

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Formulations Verona Pharma has developed formulations of ensifentrine for the three most widely used inhalation devices: nebulizer, DPI and pMDI. The nebulized formulation of ensifentrine is designed to be suitable for use in a standard jet nebulizer, not a proprietary device. Delivery of COPD medications by nebulizer is important because such medications can be used by adults of almost any age and dexterity and regardless of peak inspiratory flow, offering advantages to patients who may struggle to operate handheld inhaler devices or have low peak inspiratory flow. DPI and pMDI handheld inhaler formats are relatively portable and convenient and are also important delivery mechanisms. While we continue to focus on development of the nebulized formulation of ensifentrine, we believe the development of pMDI and DPI formulations of ensifentrine provides additional lifecycle opportunities including new potential indications, formulation combinations and collaborations. In February 2021, we reported positive results from the second, multiple dose part of a Phase 2 trial with pMDI ensifentrine in patients with moderate to severe COPD. Ensifentrine delivered by pMDI met all of the primary and secondary lung function endpoints. The improvement in lung function was dose-ordered and statistically significant at peak and over the 12-hour dosing interval compared with placebo, and supports twice-daily dosing of ensifentrine via pMDI for the treatment of COPD. Data from the single dose part of the study were reported in March 2020. Verona Pharma has successfully demonstrated proof of concept in Phase 2 COPD trials with all three formulations. In addition, the data from Phase 2 trials were consistent across the three formulations. All three dosing forms have demonstrated statistically significant and clinically meaningful improvements in lung function and duration of action, supporting twice-daily dosing and a safety profile similar to placebo. VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 19

Pipeline The following table summarizes our development programs. Potential additional indications for ensifentrine Cystic fibrosis and asthma In addition to COPD, we believe ensifentrine has potential applications in other respiratory diseases including CF and asthma. CF is a progressive, fatal genetic disease without a cure and a median age of death of 46 years. The condition is characterized by thick, sticky mucus that damages many of the body’s organs. It causes repeat and persistent lung infections that result in frequent exacerbations and hospitalizations. Other symptoms include malnutrition, constipation and diarrhea, and some adults develop diabetes, arthritis and liver problems. CF is the most common fatal inherited disease in the U.S. and Europe. More than 70,000 people worldwide are living with CF and approximately 1,000 new cases are diagnosed each year, according to the Cystic Fibrosis Foundation. The U.S. and European regulatory authorities consider CF to be a rare, or orphan, disease and provide incentives to encourage development of effective new treatments. CF patients endure multiple daily medications, taking an average of seven per day, including inhaled and injected treatments to clear mucus and fight infections as well as enzyme pills to digest food. Ultimately, selected patients have lung transplants. In a Phase 2a clinical trial, a single dose of nebulized ensifentrine demonstrated an improvement in lung function in patients with CF. In addition, in preclinical studies, ensifentrine activated the cystic fibrosis transmembrane conductance regulator ("CFTR"), which is beneficial in reducing mucous viscosity and improving mucociliary clearance. We believe these data support the continued development of ensifentrine as a potential therapy for CF. Asthma is a common lung condition that causes sporadic breathing difficulties. The disease causes narrowing and swelling of the airways leading to symptoms including difficulty breathing, wheezing, coughing and tightness in the chest. Exposure to triggers such as allergens or irritants can lead to asthma attacks. Asthma attacks vary in severity and frequency. More than 300 million people worldwide suffer from asthma and it is the most common chronic disease among children, according to the World Health Organization. Although there is no cure, symptoms may be prevented by avoiding triggers and through established maintenance therapies including bronchodilators, ICS, anti-IgE agents and leukotriene inhibitors. VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 20

Ensifentrine has shown potential in a Phase 2a clinical trial in asthma. The data from this trial, published in October 2019 in the journal Pulmonary Pharmacology & Therapeutics, demonstrated that ensifentrine produced dose-dependent improvements in bronchodilation that were comparable to current rescue medication, high dose nebulized albuterol. Importantly, ensifentrine was well tolerated and patients experienced fewer systemic effects than those receiving albuterol. COVID-19 While our initial focus remained on the treatment of COPD, we evaluated ensifentrine as a potential treatment option for COVID-19. In April 2021, we reported results from a pilot study with pMDI ensifentrine showing ensifentrine added on to standard of care was well tolerated in patients hospitalized with COVID-19. The 45 patient study was not powered to identify statistically significant efficacy outcomes and no clinical efficacy benefit with ensifentrine added on to standard of care was observed. We do not plan to conduct further studies of ensifentrine in the treatment of COVID-19. Our team Our expert team has decades of experience in developing and commercializing respiratory therapeutics including the following COPD therapeutics: Advair®; Anoro Ellipta®; Breo®; Flovent®; Flutiform®; Incruse Ellipta®; Serevent®; Symbicort®; Tudorza Pressair® and Ventolin®. MANUFACTURING We do not have manufacturing facilities and rely on, and expect to continue to rely on, third-party contract manufacturing organizations (“CMOs”) for the supply of current good manufacturing practices (“cGMP”) compliant clinical trial materials of ensifentrine, and any future product candidates, as well as for commercial quantities of ensifentrine and any future product candidates, if approved. We currently do not have any agreements for the long-term commercial production of ensifentrine. While we may contract with other CMOs in the future, we currently have one CMO for the manufacture of ensifentrine drug substance and one CMO for each formulation of ensifentrine. All of our current CMOs have commercial scale manufacturing capabilities. We believe that the ensifentrine drug substance and drug product manufacturing processes can be transferred to other CMOs to produce clinical and commercial supplies in the ordinary course of business. COMMERCIALIZATION United States In the United States, we are preparing to commercialize nebulized ensifentrine ourselves, if approved. Current maintenance COPD treatments in the U.S. generate approximately $10.5 billion in sales. Despite the availability of these therapies, it is estimated that more than 1 million patients remain symptomatic following treatment with maximum therapy. These patients need therapies that can help improve their lung function and symptoms. In addition to the number of patients that remain symptomatic, COPD places a tremendous burden on the U.S. healthcare system with approximately $50 billion in direct and indirect costs. Based on our market research, conducted with U.S. healthcare providers and payers, we believe ensifentrine would be widely adopted and that the majority of ensifentrine’s use would be primarily as an add-on to dual or triple therapy regimens. This is due to the urgent unmet need for new therapies to help improve lung function, symptoms and quality of life. Our market research also suggests the majority of ensifentrine usage would be initially commenced by pulmonologists. Due to this focused prescriber base, we anticipate a field sales force of approximately 100 representatives would be able to reach the potential ensifentrine opportunity. International COPD affects over 384 million people worldwide with many patients remaining undiagnosed. Our strategy outside of the U.S. including Asia, Europe and Latin America, is to establish partnerships with leading companies that can support the further development and commercialization of ensifentrine in those regions. In June 2021, we executed on this strategy by entering into a strategic collaboration with Nuance Pharma, a Shanghai-based specialty pharmaceutical company, with a potential value of up to $219.0 million to develop and commercialize ensifentrine in Greater China. Under the terms of the agreement, we granted Nuance Pharma the exclusive rights to develop and commercialize ensifentrine in Greater China. In return, we received an aggregate $40.0 million upfront payment consisting of $25.0 million in cash and an equity interest valued at $15.0 million, as of June 9, 2021, in Nuance Biotech, the parent company of Nuance Pharma. We are eligible to receive further milestone payments of up to $179.0 million that are triggered upon achievement of certain clinical, regulatory and commercial milestones as well as tiered double-digit royalties on net sales in Greater China. VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 21

Nuance Pharma is responsible for all costs related to clinical development and commercialization in Greater China. A joint steering committee has been established to ensure ensifentrine’s clinical development in the region aligns with our global development and commercialization strategy. Nuance Pharma plans to file an Investigational New Drug Application with the China Food and Drug Administration and afterwards to begin clinical studies for the treatment of COPD in Greater China. COMPETITION The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary drugs. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. If successfully developed and commercialized, ensifentrine will compete with existing treatments and new treatments that may become available in the future. Ensifentrine is a unique, first-in-class therapeutic candidate with both bronchodilator and anti-inflammatory properties in a single compound. As far as we are aware, no other dual PDE3 and PDE4 inhibitor is on the market nor in clinical development. Based on our market research, we expect ensifentrine to be used mainly in addition to existing dual and triple therapies, LAMA / LABA / ICS, where no additional treatment options exist for patients who are symptomatic. Some healthcare providers have indicated that they would use it as earlier line therapy based on ensifentrine’s clinical profile. Consequently, we believe that, if approved, nebulized ensifentrine’s unique profile will enable it to compete with all approved COPD therapies including nebulized and handheld inhaler formulations, DPI and pMDI. Furthermore, because ensifentrine’s mechanism of action is complementary to available therapies, we believe it could be used in addition to these treatments. Within the currently approved nebulizers for the maintenance treatment of COPD, we consider ensifentrine's potential competitors in the U.S. market to be LABAs (Brovana® and Perforomist®) and LAMAs (Yupelri® and Lonhala®Magnair®). In the DPI/pMDI maintenance treatment of COPD market, ensifentrine’s current closest potential competitors are Symbicort®, a combination of a long-acting beta2-agonist bronchodilator and ICS marketed by AstraZeneca plc, Spiriva®, a long-acting anti-muscarinic bronchodilator marketed by Boehringer Ingelheim GmbH, Advair®, a combination of a long- acting beta2-agonist bronchodilator and ICS marketed by GlaxoSmithKline plc, Utibron Neohaler®, a combination of a long-acting beta2-agonist and long-acting anti-muscarinic bronchodilator marketed by Novartis International AG, Breo®, a combination of a long-acting beta2-agonist bronchodilator and ICS marketed by GlaxoSmithKline, and Anoro®, a combination of a long-acting beta2-agonist bronchodilator and long-acting anti-muscarinic bronchodilator marketed by GlaxoSmithKline. A triple-combination therapy of a LAMA, a LABA and ICS, developed by GlaxoSmithKline and Chiesi Farmaceutici S.p.A., Trelegy Ellipta®, has been approved in the U.S. and the European Union and AstraZeneca also has a triple-therapy combination product (LAMA / LABA / ICS), Breztri Aerosphere® that was approved in the U.S. in July 2020, in the European Union in December 2020 and in China in December 2019. Other potential therapies in clinical development for the prevention of COPD exacerbations include injectable biologics. Sanofi’s anti-IL4, Dupixent®, AstraZeneca’s anti-IL5, Fasenra®, GlaxoSmithKline’s anti-IL5, Nucala® and Chiesi’s PDE4 inhibitor, Tanimilast, are in Phase 3 trials. We are also aware of several anti-inflammatories and bronchodilators that are in Phase 2 clinical trials for the treatment of COPD. INTELLECTUAL PROPERTY We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the U.S. and in jurisdictions outside of the U.S. related to our proprietary technology, inventions, improvements, platforms and our product candidates that are important to the development and implementation of our business. As of December 31, 2021, our patent portfolio consisted of nine issued U.S. patents, three pending U.S. patent applications, sixty issued foreign patents and forty-eight pending foreign applications including two patent applications made under the Patent Cooperation Treaty. These patents and patent applications include claims directed to certain respirable formulations comprising ensifentrine, a crystalline form of ensifentrine, combinations of ensifentrine with certain respiratory drugs, certain salts of ensifentrine, ensifentrine for use in the treatment of cystic fibrosis, and a method of making ensifentrine, with expected expiry dates up to 2041. VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 22

VERONA PHARMA PLC
STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, or the USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Furthermore, we rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our collaborators and selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our drugs or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future drugs may have an adverse impact on us. If third parties have prepared and filed patent applications prior to March 16, 2013 in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO, to determine priority of invention.

23

FINANCIALS Comparison of Operations for the Years ended December 31, 2021 and 2020 The operating loss for the year ended December 31, 2021 was $73.2 million (2020: $74.5 million) and the loss after tax for the year ended December 31, 2021 was $59.3 million (2020: $67.7 million). Research and Development Costs Research and development costs were $79.3 million for the year ended December 31, 2021 compared to $44.6 million for the year ended December 31, 2020, an increase of $34.8 million. This increase was primarily driven by an increase in clinical costs of $35.0 million in the ENHANCE program. These trials were running for the entire year ended December 31, 2021, but only part of the comparative period. Also, certain trial costs are recognized in line with the treatment of trial subjects and there were more subjects under treatment in 2021. Selling, general and Administrative Costs Selling, general and administrative costs were $33.8 million for the year ended December 31, 2021 compared to $29.9 million for the year ended December 31, 2020, an increase of $3.9 million. This increase was driven primarily by a $2.9 million increase in share-based compensation charges, $4.0 million related to transaction advisory fees on the Nuance license, $0.9 million related to increased Directors’ and Officers’ insurance, partially offset by a $2.1 million decrease related to severance and other executive change costs incurred in 2020, and $1.9 million decrease of expenses relating to the Private Placement in 2020. Finance Income and Expense Finance income was $2.4 million for the year ended December 31, 2021 and $2.2 million for the year ended December 31, 2020. In the year ended December 31, 2021 there was a $2.2 million gain on the fair value movement of the derivative financial liability. In the year ended December 31, 2020, that was an expense (see below) and there was a $2.1 million foreign exchange gain on cash and short term investments. The increase was partially offset by a reduction of $0.1 million in interest received on cash balances due to lower interest rates. Finance expense was $4.2 million for the year ended December 31, 2021, compared to $3.5 million for the year ended December 31, 2020. In the year ended December 31, 2021, finance expense $3.8 million expense relating to the unwind of the discount factor on the assumed contingent liability, and $0.3 million interest charge on the term loan. In the year ended December 31, 2020, this discount unwind was $2.2 million and there was a $1.1 million expense on the fair value movement on the derivative financial liability. Cash and cash equivalents As at December 31, 2021, the Group held $148.4 million in cash and cash equivalents (2020: $188.0 million). Taxation Taxation for the year ended December 31, 2021 amounted to a credit of $15.6 million compared to a credit of $8.1 million for the year ended December 31, 2020, an increase of $7.5 million. The credits are obtained at a rate of 14.5% of 230% of our qualifying research and development expenditure, and the increase in the credit amount was primarily attributable to our increased qualifying expenditure on research and development. Treasury shares The Group holds shares in an employee benefit trust, to satisfy share based compensation awards and these share are accounted for as treasury shares. As at December 31, 2021, 9,094,584 shares were held in treasure, at a nominal value of $603 thousand (2020: 25,000,000 shares, nominal value $1.7 million). VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 24

VERONA PHARMA PLC
STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021

Key Performance Indicators ("KPIs")

The Company is a development stage business and does not yet generate revenues or other operating cash inflows. The Company therefore uses a mix of Financial and Non-financial KPIs to monitor its activities. Financial KPIs can typically be compared over a period of years; Non-financial KPIs may change from year to year depending on the development stage of the Company's programs.

1. Research and development spend during the year

Strategic objective: Investment in R&D to generate future revenue for the Group.

Key Performance Indicator: R&D expenditure of $79.3 million (2020: $44.6 million).

Definition: Costs including labor, materials and other expenditure incurred by the Group on research and development.

	$'m				
Year ended December 31,	***2017***	***2018***	***2019***	***2020***	***2021***
Research and development	30.7	25.7	*42.4*	*44.6*	*79.3*

2. Cash and short-term investments held at year end

Strategic objective: Availability of financial resources to progress the development of the Group's research and development activities.

Key Performance Indicator: Year end cash of $148.4 million (2020: $188.0 million).

Definition: Cash and cash equivalents.

	$'m				
Year ended December 31,	***2017***	***2018***	***2019***	***2020***	***2021***
Cash and equivalents	108.4	82.6	*40.8*	*188.0*	*148.4*

3. Study enrollment

Strategic objective: Timely enrollment in the ENHANCE Phase 3 clinical program to ensure data is reported in line with Company and market expectation.

Key Performance Indicator: Timely completion of both Phase 3 trials, ENHANCE-1 and ENHANCE-2, with nebulized ensifentrine for the maintenance treatment of COPD by the end of 2022.

Definition: Completion of enrollment of approximately 800 COPD patients in each of the ENHANCE-1 and ENHANCE-2 clinical trials.

Gender of Directors and employees

We recruit individuals who have the skills, experience and integrity needed to perform the roles to make Verona Pharma a successful company. We recruit without regard to sex or ethnic origin, appointing and thereafter promoting staff based upon merit.

The profile of the Group's employees at December 31, 2021, was as follows:

	Male	**Female**	**Total**
	December 31, 2021	**December 31, 2021**	**December 31, 2021**
Number of persons who were Directors of the Company	9	1	10
Number of persons who were executive officers of the Company	1	2	3
Number of persons who were other employees of the Company	5	17	22
Total employees at December 31, 2021	15	20	35

25

VERONA PHARMA PLC
STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021

Environmental matters

We currently outsource our research, development, testing and manufacturing activities. These activities are subject to various environmental, health and safety laws and regulations, which govern, among other things, the controlled use, handling, release and disposal of and the maintenance of a registry for, hazardous materials and biological materials. If we or our partners fail to comply with such laws and regulations, we could be subject to fines or other sanctions.

As with other companies engaged in activities similar to ours, we face a risk of environmental liability inherent in our current and historical activities, including liability relating to releases of or exposure to hazardous or biological materials. Environmental, health and safety laws and regulations are becoming more stringent. We may be required to incur substantial expenses in connection with future environmental compliance or remediation activities, in which case, our production and development efforts may be interrupted or delayed.

Greenhouse Gas Emissions

We have used the Greenhouse Gas ("GHG") Protocol Corporate Accounting and Reporting Standard (revised edition) data gathered to fulfil our requirements under the CRC Energy Efficiency scheme, and emission. Our greenhouse gas emission estimates for 2021 and 2020 have been prepared in accordance with the U.K. government's Department for Environment, Food and Rural Affairs (DEFRA) guidance document Environmental Reporting Guidelines: Including Mandatory GHG emissions reporting guidance from June 2013.

	Tonnes carbon dioxide equivalent (tCO2-e)	
	2021	**2020**
Estimated greenhouse gas emissions from our own activities, including the combustion of fuel and the operation of our facilities	—	—
Estimated greenhouse gas emissions from purchased electricity, heat, steam or cooling for own use	—	—
Total estimated greenhouse gas emissions	—	—
Intensity ratio:	N/A	N/A

We are a company with a small number of employees. We have serviced offices and we currently outsource our research, development, testing and manufacturing activities. As a result we do not emit greenhouse gases from our own activities, nor do we purchase electricity, heat or steam for our own use. (Scope 1 and Scope 2 disclosures).

However, we are aware that our activities do have an impact on GHG emissions through the work of our partners and our activities such as business travel (Scope 3 disclosures). We have discussed with our partners the impact of our operations on emissions but they have not been able to provide the information for us to provide a meaningful analysis.

We have activities in the U.S. and Europe and we need to fly our employees, directors and consultants to effectively manage our business and operations.

Approach to Risk

Drug development is inherently risky. There is no certainty that ensifentrine will progress successfully through development, obtain regulatory approval and become a marketable product. Verona Pharma's internal development expertise and knowledge of respiratory diseases should however allow it to develop ensifentrine in a manner that will substantially reduce, but which cannot eliminate, this risk in the future. All of the Group's activities involve an ongoing assessment of risks and the Group seeks to mitigate such risks where possible. The Board has undertaken an assessment of the principal risks and uncertainties facing the Group, including those that would threaten its business model, future performance, solvency and liquidity. In addition, the Board has considered the longer-term viability of the Group including factors such as the prospects of the Group and its ability to continue in operation for the foreseeable future.

Having carried out a review of the level of risks that the Group is taking in pursuit of its strategy, the Board is satisfied that the level of retained risk is appropriate and commensurate with the financial rewards that should result from achievement of its strategy. The Board notes inclusion of risks relating to the COVID-19 pandemic, the Russia-Ukraine conflict and also proposed changes to the U.K. SME tax credit program. The main risks have been identified as follows:

- To help protect the health and safety of the patients, caregivers and healthcare professionals involved in our ongoing clinical trials of ensifentrine, as well as our employees and independent contractors, the Company continues to follow guidance from the FDA and other health regulatory authorities regarding the conduct of clinical trials during the COVID-19 pandemic to ensure the safety of study participants, minimize risks to study integrity, and maintain compliance with good clinical practice (GCP). The Company continues to review this guidance and the effect of the COVID-19 pandemic on our operations and clinical trials and will provide an update if it becomes aware of any meaningful disruption caused by the pandemic to its clinical trials.

26

• We are closely monitoring activities at our contract manufacturers associated with clinical supply for the ongoing clinical trials, and are satisfied that appropriate plans and procedures are in place to ensure uninterrupted future supply of ensifentrine to the clinical trial sites, subject to potential limitations on their operations and on the supply chain due to the COVID-19 pandemic and the Russia-Ukraine conflict. The Company is continuing to monitor this situation and will provide an update if it becomes aware of any meaningful disruption caused by the pandemic or the conflict to the clinical supply of ensifentrine or other clinical material or equipment for its clinical trials. • Our Phase 3 ENHANCE clinical program is being conducted at a number of clinical trial sites in Russia. If the U.S. or other countries impose sanctions or other restrictions as a result of the current conflict between Russia and Ukraine, we may encounter problems transferring funds into Russia to pay the clinical trial sites, supplying ensifentrine and equipment to trial sites, or validating trial data, which would increase the cost and timelines of our Phase 3 program. The Company is closely monitoring this situation. • We have a limited operating history, have never generated any product revenue, have incurred significant operating losses since our inception, expect to incur significant operating losses for the foreseeable future and may never achieve or maintain profitability. • We will need additional funding to complete the development and commercialization of ensifentrine, if approved, and if we are unable to raise capital when needed, we could be forced to delay, reduce, modify or eliminate our product development programs or commercialization efforts. • U.K. tax credits from the Small and Medium Enterprises R&D scheme are an integral element of our financing strategy and proposed changes to this scheme might materially reduce the amount of cash tax credits we may claim. New rules were introduced, effective for accounting periods starting after April 1, 2021, whereby the amount of SME payable R&D tax credit that a business can receive in any one year will be capped at £20,000 plus three times the company’s total PAYE and NIC liability. Exemptions to the cap have been introduced which are available to companies who meet certain conditions. We are currently reviewing the impact these changes could have on our tax credit for the year ending December 31, 2022, which would be payable in 2023. • We depend heavily on the success of ensifentrine, our only product candidate, and we cannot give any assurance that ensifentrine will receive regulatory approval for any indication, which is necessary before it can be commercialized. • Ensifentrine is in clinical development. If clinical trials of ensifentrine are prolonged or delayed, or if ensifentrine fails to show the desired safety and efficacy, we or our licensees, such as Nuance, may be unable to obtain required regulatory approvals and be unable to commercialize ensifentrine on a timely basis, or at all. • We may encounter regulatory issues or changes that increase our costs and delay or impede our development and commercialization efforts. • We rely, and expect to continue to rely, on third parties to conduct our clinical trials and pre-clinical testing, and to manufacture our product candidates for pre-clinical and clinical testing, and those third parties may not perform satisfactorily, which could delay our product development activities. • The collaboration and license agreement with Nuance Pharma is important to our business. If Nuance Pharma is unable to develop and commercialize products containing ensifentrine in Greater China, if we or Nuance Pharma fail to adequately perform under the Nuance Agreement, or if we or Nuance Pharma terminate the Nuance Agreement, our business would be adversely affected. • If we are unable to adequately protect our technology, or to secure and maintain freedom to operate or issued patents protecting our product candidates, others could preclude us from commercializing our technology and products or compete against us more directly. • Our information technology systems, and those of our manufacturers, suppliers and other third parties that we use to conduct our pre-clinical and clinical trials or otherwise collaborate with, may fail or suffer security breaches, which could distract our operations and cause delays in our research and development work, and may adversely affect our business, operations and financial performance. • We face significant competition from other biotechnology and pharmaceutical companies. • Our future growth and ability to compete depends on retaining our key personnel and recruiting additional qualified personnel. On behalf of the Board Dr. David Zaccardelli Chief Executive Officer March 14, 2022 VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 27

Letter from the Chair of the Remuneration Committee Dear Shareholders, As Chair of the Remuneration Committee (the "Committee"), I am pleased to present, on behalf of the board of directors (the "Board") of Verona Pharma, the Directors’ Remuneration Report for the year ended December 31, 2021 (the "Remuneration Report"). Shareholders will be invited to approve the Remuneration Report, which will be subject to a non- binding advisory vote, at the Annual General Meeting of shareholders (“AGM”) to be held on April 27, 2022 ("2022 AGM"). The Directors' Remuneration Policy (the "Remuneration Policy") was approved by shareholders at the 2021 AGM. The notice and accompanying materials for the 2022 AGM will be sent out in due course. The Remuneration Committee The Committee is responsible for reviewing and establishing our executive and non-executive remuneration policy and philosophy, including making recommendations to the Board for its approval with respect to the remuneration of our President and CEO, who is our sole Executive Director, and our Non-Executive Directors. The Committee is also responsible for determining and approving the remuneration of senior executive officers. The composition and terms of reference of the Committee can be found on our website at www.veronapharma.com. Remuneration philosophy The aim of the Remuneration Policy is to enable the Company to offer remuneration packages that are designed to promote the long-term success of the Company by: ▪ being sufficiently competitive to enable the Company to attract, incentivize and retain the Executive Directors and management it needs to operate its business; ▪ supporting and rewarding the delivery of the Company's strategy and corporate objectives and ultimately creating value for shareholders; ▪ aligning Executive Directors and management with the long-term interests of shareholders and helping to retain them by delivering a significant element of remuneration in shares; ▪ effectively managing the Company’s cash resources; and ▪ being flexible enough to cope with the Company's changing needs as it grows and the strategy evolves. It is the belief of the Committee that these objectives are best achieved through a greater emphasis on variable rather than fixed remuneration, comprised of a mix of base salary and benefits, along with the flexibility to appropriately reward and incentivize with variable pay and longer term incentives, as described within the Remuneration Policy. Whilst the Company is headquartered in the U.K, given that a number of the Company's senior executives are based in the U.S., where the market for experienced directors and biopharmaceutical executive talent is very competitive, and given that the Company is listed on a U.S. stock exchange and that its shareholder base is primarily U.S. based, the Committee references U.S. benchmarks and practices in designing its remuneration programs and policies. Notwithstanding, the Committee exercises its discretion in determining the various elements of cash and equity compensation and is mindful of the general U.K. compensation framework, including investor bodies guidance, and has considered these when determining the remuneration programs and policies where it believes they best serve the long-term interests of shareholders. Currently the Company has only one Executive Director, but the Remuneration Policy will apply equally to any additional Executive Directors who may be appointed in the future. The Committee annually reviews the operation of the remuneration programs and policies to ensure they are operating within an acceptable risk profile and that they do not inadvertently encourage any economic, social or governance issues. Key activities and decisions in the year ended December 31, 2021 During 2021, despite numerous challenges caused by the COVID-19 pandemic, Verona Pharma made substantial progress in its Phase 3 ENHANCE clinical program. The 48-week subset of the ENHANCE-1 trial was fully enrolled in December 2021, which is a key driver of delivering top-line data for the program. The ENHANCE-2 trial completed screening by year end and full enrollment was completed in January 2022. The 24-week subset of ENHANCE-1 is expected to complete enrollment around the end of the second quarter of 2022. In February 2021, the Company reported positive Phase 2 data with a pressurized metered-dose inhaler (“pMDI”) formulation of ensifentrine in patients with moderate to severe chronic obstructive pulmonary disease (“COPD”). In June 2021, Verona Pharma entered into a strategic collaboration with Nuance Pharma, a Shanghai-based specialty pharmaceutical company, with a potential value of up to $219 million, to which the Company granted rights to develop and commercialize ensifentrine in Greater China. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 28

During 2021, the Committee's activities included monitoring and assessing performance against the annual bonus objectives for the senior executives, including the Executive Director. In December 2021, the Committee determined the level of bonus awards payable in respect of the 2021 performance period. The awards recognized that 85% of the Company’s corporate objectives for 2021 were achieved. The Board accepted the Committee's recommendation and such amounts have been included in this 2021 annual report and accounts. In February 2022, the Committee approved the annual bonus objectives to be achieved by the senior executives, including the Executive Director, for the year ended December 31, 2022. These objectives, which were approved by the Board, are considered to be commercially sensitive and will not be disclosed in detail, but are designed to support achievement of our strategic objectives to develop and commercialize innovative therapies for the treatment of respiratory diseases with significant unmet medical needs. The Committee's other activities during 2021 included a benchmarking review of the cash and equity-based compensation of the Non-Executive Directors and the senior executive officers, including the Executive Director. The Committee engaged AoN Consulting, Inc. as independent advisors to perform such benchmarking against a selected peer group consisting largely of comparable U.S. listed pre-commercial biopharmaceutical companies and to provide compensation recommendations. The benchmarking exercise found that the cash portion of fees paid to Non-Executive Directors was between the 25th to 50th percentile of the peer group with the equity- portion of fees positioned below the 25th percentile. In determining whether the fees should be increased the Committee considered the increasing scope, responsibilities, and time commitment of the Non-Executive Director role. As a result, the Committee determined that the cash portion of the Non-Executive Director fee should remain unchanged for 2022, but the value of the equity portion should increase from the 2021 level. The Committee plans to make the equity grants to the Non-Executive Directors immediately after the 2022 AGM. The Committee also approved a 3% base salary increase for the CEO, with effect from January 1, 2022. The Company has made significant progress during 2021 with the Phase 3 ENHANCE clinical program, the entering into of the strategic collaboration with Nuance Pharma and the positive Phase 2 data evaluating an pMDI formulation of ensifentrine. The compensation approved by the Committee for 2022, including the bonus objectives for the Executive Director and other senior executive officers, is designed to support achievement of the Company’s strategic objectives and core focus during 2022 to complete and report data for the Phase 3 ENHANCE clinical program. We hope that you remain supportive of our remuneration approach and will vote in favor of the Directors' Remuneration Report. Yours faithfully, Dr Ken Cunningham Chair of the Remuneration Committee March 14, 2022 VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 29

VERONA PHARMA PLC
DIRECTORS' REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021

Annual Report on Remuneration

Single total figure of remuneration of each Director (audited)

The Directors received the following remuneration for the years ended December 31, 2021 and December 31, 2020:

	Financial Year	Base Salary / Cash Fees	Bonus	Employer's Pension	Share-based payment [i]	Benefits	Other	Total fixed	Total variable	Total
		$	$	$	$	$	$	$	$	$
Executive										
David Zaccardelli [1]	2021	272,488	328,313	11,600	500,000	27,394	—	311,482	828,313	1,139,795
	2020	229,167	412,500	6,000	17,620,462	33,110	—	268,277	18,032,962	18,301,239
Jan-Anders Karlsson [2]	2021	—	—	—	—	—	—	—	—	—
	2020	36,446	—	1,138	48,910	1,853	—	39,438	48,910	88,348
Non-Executive										
David Ebsworth	2021	158,369	—	—	—			158,369	—	158,369
	2020	153,016	—	—	121,075	—	—	153,016	121,075	274,091
Ken Cunningham	2021	54,143	—	—	—	—	—	54,143	—	54,143
	2020	54,652	—	—	121,075	—	—	54,652	121,075	175,727
Anders Ullman	2021	40,607	—	—	—	—	—	40,607	—	40,607
	2020	42,808	—	—	121,075	—	—	42,808	121,075	163,883
Rishi Gupta	2021	46,022	—	—	14,906	—	—	46,022	14,906	60,928
	2020	43,413	—	—	—	—	—	43,413	—	43,413
Mahendra Shah	2021	44,668	—	—	—	—	—	44,668	—	44,668
	2020	42,808	—	—	121,075	—	—	42,808	121,075	163,883
Andrew Sinclair	2021	47,375	—	—	14,906	—	—	47,375	14,906	62,281
	2020	44,020	—	—	—	—	—	44,020	—	44,020
Vikas Sinha	2021	56,850	—	—	—	—	—	56,850	—	56,850
	2020	57,385	—	—	121,075	—	—	57,385	121,075	178,460
Martin Edwards	2021	40,607	—	—	—	—	—	40,607	—	40,607
	2020	40,989	—	—	121,075	—	—	40,989	121,075	162,064
Lisa Deschamps [3]	2021	37,702	—	—	134,705	—	—	37,702	134,705	172,407
	2020	—	—	—	—	—	—	—	—	—

[1] Appointed February 1, 2020, Dr. Zaccardelli was entitled to a base salary of $750,000 per year in 2020, made up of $250,000 in cash and $500,000 in restricted stock units. In 2021 this increased to $772,500 is made up of $272,500 of cash payments and $500,000 of restricted stock units.

[2] Resigned February 1, 2020. The single total figure relates to remuneration as a director.

[3] Appointed March 1, 2021

[i] Share based payments represent the intrinsic value of share options that vested during the years ended December 31, 2020 and December 31, 2021 and the intrinsic value of RSUs granted in the years ended December 31, 2020 and December 31, 2021. The intrinsic value of the share options is the difference between the share price on the date of vesting and the exercise price of the option. In the case of RSUs it is the share price on the day of issue. No amount of this award was attributable to share price appreciation.

Dr. Zaccardelli's compensation package is denominated in U.S. dollars; all other directors' compensation is denominated in U.K. pounds, except for share based payments, which are calculated on the price of ADSs. For the purposes of this table, all amounts are translated into U.S. dollars using exchange rates on December 31, 2021 (1.353583) and December 31, 2020 (1.366312) for each year respectively.

30

Annual performance bonus The Company operates a discretionary bonus scheme for all employees including the CEO. Bonus awards are granted as a percentage of base salary and based on objectives signed off by the Remuneration Committee each year. For 2021, the CEO’s maximum bonus opportunity was 50% of base salary. The Remuneration Committee assessed performance against the objectives determining that 85% of the objectives were achieved. This resulted in a 2021 bonus award equating to 42.5% of base salary for CEO. The performance objectives achieved by the Executive Director included the following: • completed enrollment of the 48-week subset of the ENHANCE-1 clinical trial; • completed screening of the ENHANCE-2 clinical trial, with enrollment completed in January 2022; • reported results of Phase 2 study evaluating pMDI formulation of ensifentrine in patients with moderate to severe COPD; • reported results of pilot study of pMDI formulation of ensifentrine in patients hospitalized with COVID-19; • progressed external licensing of ensifentrine, with the entering into of the strategic partnership with Nuance Pharma for the development and commercialization of ensifentrine in Greater China; • prepared commercialization plan for nebulized ensifentrine in the U.S.; and • operated within approved budget. Long term incentive awards Pursuant to the Executive Director's employment agreement entered into in February 2020, during the 2020 performance period, the Executive Director was awarded under the 2017 Incentive Plan such number of restricted stock unit ("RSUs") equivalent to 4% of the Company's issued share capital as at the closing of the $200 million private placement completed in August 2020. The Executive Director was not granted any additional RSUs or other equity awards during the 2021 performance period, other than the RSUs made as part of his fixed remuneration. See below “Percentage Change of Directors’ Remuneration”. Payments to past Directors (audited) There were no payments to past Directors during the financial year ending December 31, 2021, with the exception of the payments of loss of office below. Payments for loss of office (audited) On February 1, 2020, Dr. Jan-Anders Karlsson retired as CEO and Executive Director of the Company, effective February 28, 2020 (the "Separation Date"). Dr. Karlsson was entitled to receive the following payments in connection with his retirement: • salary, pension and other contractual benefits in lieu of his 12 months contractual notice period, payable in monthly installments from the Separation Date to 28 February 2021; • target bonus entitlement of 66% of base salary for the current financial year from 1 January 2020 to the Separation Date, and stretch bonus entitlement of 132% of base salary for the 12 months contractual notice period from the Separation Date to 28 February 2021, to be paid on the Separation Date; • payment of £100,000 for loss of office; and • contribution of up to £4,000 (plus VAT) towards legal fees incurred in connection with his loss of office. The severance payments amounted to £999,000. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 31

VERONA PHARMA PLC
DIRECTORS' REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021

Additionally, the Board exercised its discretion under the Company's equity incentive plans to treat Dr. Karlsson as a 'good leaver' and for certain outstanding vested equity incentives to remain exercisable for the duration of their term, and for certain outstanding unvested equity incentives to either vest according to the applicable vesting schedule, or to be forfeited as of February 28, 2021, unless an earlier change in control event occurs, Dr. Karlsson dies or the Company breaches the terms of the Separation Agreement or the Settlement Agreement entered into between the Company and Dr. Karlsson.

Statement of Directors' Shareholding and Share Interests (audited)

The table below details the total number of ordinary shares owned (including their beneficial interests), the total number of ordinary share options held, the number of ordinary share options vested but not yet exercised and the total number of restricted share units ("RSUs") with respect to ordinary shares held as at December 31, 2021:

December 31, 2021	Shares	Warrants	Options - not vested	Options vested, not exercised	RSUs not vested	Total (shares and options)
Executives						
David Zaccardelli	5,996,824	—	—	—	10,535,528	16,532,352
Non Executives						
Vikas Sinha	74,440	—	32,000	152,384	—	258,824
Sven Ullman	334,856	—	32,000	32,000	—	398,856
David Ebsworth	684,643	4,920	32,000	32,000	—	753,563
Kenneth Cunningham	66,584	—	32,000	32,000	—	130,584
Mahendra Shah	73,080	—	32,000	32,000	—	137,080
Martin Edwards	111,064	—	32,000	32,000	—	175,064
Rishi Gupta	—	—	32,000	217,600	—	249,600
Andrew Sinclair	—	—	32,000	217,600	—	249,600
Lisa Deschamps	52,984	—	32,000	32,000	29,000	145,984
	7,394,475	4,920	288,000	779,584	10,564,528	19,031,507

32

VERONA PHARMA PLC
DIRECTORS' REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021

The interests of the Directors in the Company's ordinary share options and RSUs with respect to ordinary shares as at December 31, 2021, were as follows:

Director	Date of Grant	Exercise price per share ($)	Type	January 1, 2021	Granted during the period	Exercised / vested during the period	December 31, 2021	Date from which exercisable	Expiry date
Vikas Sinha	April 26, 2017	1.70	Options	120,384	—	—	120,384	i)	April 26, 2027
David Zaccardelli	March 3, 2020	—	RSU	178,200	—	(178,200)	—	ii)	N/A
David Zaccardelli	May 7, 2020	—	RSU	4,213,064	—	(1,843,224)	2,369,840	iii)	N/A
David Zaccardelli	August 20, 2020	—	RSU	14,281,624	—	(6,248,208)	8,033,416	iv)	N/A
Anders Ullman	August 20, 2020	—	RSU	58,000	—	(58,000)	—	v)	N/A
David Ebsworth	August 20, 2020	—	RSU	58,000	—	(58,000)	—	v)	N/A
Ken Cunningham	August 20, 2020	—	RSU	58,000	—	(58,000)	—	v)	N/A
Mahendra Shah	August 20, 2020	—	RSU	58,000	—	(58,000)	—	v)	N/A
Martin Edwards	August 20, 2020	—	RSU	58,000	—	(58,000)	—	v)	N/A
Vikas Sinha	August 20, 2020	—	RSU	58,000	—	(58,000)	—	v)	N/A
Rishi Gupta	September 24, 2020	0.79	Options	185,600	—	—	185,600	vi)	September 24, 2030
Andrew Sinclair	September 24, 2020	0.79	Options	185,600	—	—	185,600	vi)	September 24, 2030
David Zaccardelli	January 28, 2021	—	RSU	—	529,104	(396,832)	132,272	vii)	N/A
Lisa Deschamps	March 1, 2021	—	RSU	—	116,000	(87,000)	29,000	viii)	N/A
Ken Cunningham	August 9, 2021	0.78	Options	—	64,000	—	64,000	ix)	August 8, 2031
Lisa Deschamps	August 9, 2021	0.78	Options	—	64,000	—	64,000	ix)	August 8, 2031
David Ebsworth	August 9, 2021	0.78	Options	—	64,000	—	64,000	ix)	August 8, 2031
Martin Edwards	August 9, 2021	0.78	Options	—	64,000	—	64,000	ix)	August 8, 2031
Rishi Gupta	August 9, 2021	0.78	Options	—	64,000	—	64,000	ix)	August 8, 2031
Mahendra Shah	August 9, 2021	0.78	Options	—	64,000	—	64,000	ix)	August 8, 2031
Andrew Sinclair	August 9, 2021	0.78	Options	—	64,000	—	64,000	ix)	August 8, 2031
Vikas Sinha	August 9, 2021	0.78	Options	—	64,000	—	64,000	ix)	August 8, 2031
Anders Ullman	August 9, 2021	0.78	Options	—	64,000	—	64,000	ix)	August 8, 2031

All options are subject to service conditions.

i) 50% of these options vested in three annual tranches and 50% in four. The first vesting date was April 26, 2018.

ii) These RSUs vested in four equal quarterly tranches. The first vesting date was April 30, 2020. The face value of this award was $500,000.

iii) 25% of these RSUs vested on 1 February 2021, with the remaining vesting in twelve equal quarterly tranches thereafter. The face value of this award was $2,211,174.

iv) 25% of these RSUs vested on 1 February 2021, with the remaining vesting in twelve equal quarterly tranches thereafter. The face value of this award was $14,909,288.

v) 50% of these RSUs or options vested on November 1, 2020, with the remainder in two equal quarterly installments. The face value of each award was $121,075.

vi) 50% of these RSUs or options vested on November 1, 2020, with the remainder in two equal quarterly installments. The face value of each award was $146,624.

vii) These RSUs vest in four equal quarterly tranches. The first vesting date was 1 May 2021. The face value of this award was $500,000.

viii) These RSUs vest in four equal quarterly tranches. The first vesting date was 1 May 2021. The face value of this award was $134,705.

ix) These options vest in four equal installments. The first vesting date was August 9, 2021, with the remaining quarterly from 1 November 2021. The face value of each award was $49,600.

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Directors’ interests (audited) The beneficial and non-beneficial interests of the Directors in the Company’s ordinary shares as at December 31, 2021, were as follows: Name Held at December 31, 2021 Held at December 31, 2020 David Zaccardelli 5,996,824 892,248 David Ebsworth 684,643 649,739 Vikas Sinha 74,440 36,680 Anders Ullman 334,856 299,712 Ken Cunningham 66,584 34,800 Mahendra Shah 73,080 36,560 Martin Edwards 111,064 78,776 Lisa Deschamps 52,984 — Total shareholder return The graph below shows the Company’s performance, measured by total shareholder return, for U.K. ordinary shares listed on AIM against the AIM All Share Index (AIM: VRP) until the delisting date October 29, 2020, then tracked forward using the ADSs listed on NASDAQ (Nasdaq: VRNA). The AIM All Share Index has been selected until delisting because Verona Pharma has been trading on this exchange for over five years and is considered to be the most suitable comparator index. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 34

VERONA PHARMA PLC
DIRECTORS' REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021

CHIEF EXECUTIVE OFFICER TOTAL REMUNERATION HISTORY

2017 was the first year that Verona Pharma prepared a Directors' Remuneration Report, and took the exemption not to disclose 5 years of history of remuneration. The Company has chosen to disclose remuneration history from 2017 onwards.

	2021	**2020** [(1)]	2019	2018	2017
Total CEO remuneration ($'000s)	1,140	18,390	901	1,073	1,452
Annual variable element award rates against maximum opportunity	85%	110 %	40 %	57%	66%
Long-term incentive vesting rates against maximum opportunity	100%	100%	100%	100%	100%

[1)] this includes one month of the remuneration of Dr. Karlsson and eleven months of Dr. Zaccardelli.

All pound sterling amounts have been translated into U.S. dollars using exchange rates on December 31, 2020 (1.366312), December 31, 2019 (1.326752), December 31, 2018 (1.276021) and December 31, 2017 (1.350291) for each year respectively.

PERCENTAGE CHANGE OF DIRECTORS' REMUNERATION

The table below shows the percentage change in remuneration of the directors and the Group's employees as a whole as set out below between the year ended December 31, 2020, and the year ended December 31, 2021:

		Percentage increase for year ended December 31, 2021, compared to year ended December 31, 2020.		**Percentage increase for year ended December 31, 2020, compared to year ended December 31, 2019.**	
		Director	**Average Employee**	**Director**	**Average Employee**
Base salary	David Zaccardelli	3%	11%	71%	9%
Short-term incentives	David Zaccardelli	-20%	-2%	78%	28%
Taxable benefits	David Zaccardelli	-33%	1%	10%	4%
Base salary	David Ebsworth	4%	11%	4%	9%
Base salary	Ken Cunningham	—	11%	—	9%
Base salary	Anders Ullman	5%	11%	4%	9%
Base salary	Rishi Gupta	7%	11%	6%	9%
Base salary	Mahendra Shah	5%	11%	4%	9%
Base salary	Andrew Sinclair	9%	11%	7%	9%
Base salary	Vikas Sinha	—	11%	—	9%
Base salary	Martin Edwards	—	11%	33%	9%
Base salary	Lisa Deschamps [1]	N/A	11%	—	9%

[1] Ms. Deschamps was appointed a Director in March 2021.

Dr. Zaccardelli's remuneration above does not include the value of the additional equity grants he was entitled to under the terms of his contract. He was awarded RSUs over 529,104 ordinary shares (represented by ADSs) with a grant date fair value of $500,000; these RSUs vest over four years.

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Relative importance of spend on pay The Committee considers the Company’s research and development expenditure relative to salary expenditure for all employees to be the most appropriate metric for assessing overall spend on pay due to the nature and stage of the Company’s business. Dividend distribution and share buy-back comparators have not been included as the Company has no history of such transactions. The graph below illustrates the gross pay to all employees compared to research and development expenditure, excluding share based payment, and illustrates the year-on-year change. The Committee notes that Research and Development increased from 2020 to 2021 as the Company's Phase 3 ENHANCE trials progressed. This is expected to fall in 2022. Salary expenditure fell slightly as bonuses were lower than in 2020. External advice During the 2021 financial year, the Company engaged AoN Consulting, Inc. (the "Remuneration Advisors") to support the Committee and management with advice on remuneration matters and the Committee is satisfied that they provide independent and objective advice. During 2021, the Company paid fees of $65,000 to the Remuneration Advisors. No other fees were paid to them in the year. Proposed Application of the Remuneration Policy for the Year Ended December 31, 2022 i) Fixed elements of remuneration With effect from January 1, 2022, the base salary of Dr. David Zaccardelli in his role as President, CEO, and Executive Director of the Company is $795,675 per annum, $545,675 of which is paid in cash, and $250,000 of which is paid in RSUs in the Company. In accordance with the Remuneration Policy, the Remuneration Committee has considered Dr. Zaccardelli's base salary in the context of a number of factors, including the market benchmarking exercise carried out by the Remuneration Advisors, the skills and experience of Dr. Zaccardelli, and the location, responsibilities and scale and complexity of the role. ii) Variable elements of remuneration Short-term incentives The target bonus for Dr. Zaccardelli for the 2022 performance period will be 50% of base salary. The performance objectives for Dr. Zaccardelli against which the Committee will determine the annual bonus were approved by the Board in February 2022. The detail behind the performance objectives is currently considered to be commercially sensitive as it relates to the Company's strategy for the advancement of the ensifentrine clinical development program and its financial and commercial goals. To the extent that the objectives do not comprise commercially sensitive information, the Company expects to disclose both the objectives and performance against those objectives in next year’s Directors’ Remuneration Report. Long-term incentive awards The Company does not anticipate awarding further long term incentives to the Executive Director in 2022. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 36

iii) Chairperson and Non-Executive Director fees (audited) Chairperson fees The Chairperson is paid a basic fee and a fee for chairing or membership of Board Committees. The fee for membership of Board Committees was last reviewed in 2020 following a benchmarking exercise undertaken by the Company’s external Remuneration Advisors. The Chairperson is also awarded equity incentives under the 2017 Incentive Plan. Non-Executive Director cash fees Non-Executive Directors are paid a basic fee and a fee for chairing or membership of Board committees. The fee for membership of Board Committees was last reviewed in 2020 following a benchmarking exercise undertaken by the Company’s Remuneration Advisors. Non-Executive Directors are also awarded equity incentives under the 2017 Incentive Plan. The table below shows the annual fees currently payable to our Chairman and Non-Executive Directors. Name Annual Fees (£) David Ebsworth 117,000 Ken Cunningham 40,000 Anders Ullman 30,000 Rishi Gupta 34,000 Mahendra Shah 33,000 Andrew Sinclair 35,000 Vikas Sinha 42,000 Martin Edwards 30,000 Lisa Deschamps 33,000 The Remuneration Policy provides that Executive Directors may have contracts with an indefinite term provided the contracts have a notice period which does not exceed twelve months. Dr. Ken Cunningham, Ms. Lisa Deschamps, Dr. Martin Edwards, Mr. Vikas Sinha and Dr. Anders Ullman have letters of appointment which are subject to a three-month notice period. Dr. Mahendra Shah, Dr. Andrew Sinclair and Mr. Rishi Gupta were designated as Non-Executive Directors of our Board under relationship agreements we entered into in June 2016 with entities affiliated with each of Vivo Capital, Abingworth and OrbiMed, respectively. The appointment rights under these relationship agreements automatically terminated on the Company delisting from AIM in October 2020. Notwithstanding, the Board resolved that Dr. Shah, Dr. Sinclair and Mr. Gupta continue to be appointed to the Board pursuant to letters of appointment, which are also subject to a three-month notice period. The Non-Executive Directors' remuneration is reviewed by the Board annually. In accordance with the Company's Articles of Association, one third of Directors are subject to retirement by rotation at each AGM. Dr. Ken Cunningham, Dr. Andrew Sinclair and Mr. Vikas Sinha will be retiring by rotation at the 2022 AGM and, being eligible, Dr. Cunningham and Mr. Sinha will seek re-election. Pursuant to our Articles of Association, if no other director is elected to fill their respective positions and the directors are willing, they shall be re-elected by default. Dr. Sinclair has advised the Company that he does not intend to seek re-election. Details of Directors’ service contracts or letters of appointment for the year ended December 31, 2021 are as follows: Director Date of Contract Executive David Zaccardelli February 1, 2020 Non-Executive David Ebsworth December 1, 2014 Ken Cunningham September 10, 2015 Anders Ullman September 10, 2015 Rishi Gupta July 29, 2016 Mahendra Shah July 29, 2016 Andrew Sinclair July 29, 2016 Vikas Sinha September 12, 2016 Martin Edwards April 1, 2019 Lisa Deschamps March 1, 2021 VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 37

Directors' service contracts are available for inspection at the Group's offices in 3 More London Riverside, London, SE1 2RE. The information in this part of the Directors’ Remuneration Report is not subject to audit. Directors’ Remuneration Policy The current Remuneration Policy was approved by the Company’s shareholders at the 2021 AGM and will remain in force for three years from that date (until the AGM in 2024), or until a revised Remuneration Policy is approved by shareholders. Statement of voting on the Remuneration Policy at the 2021 Annual General Meeting At the Annual General Meeting held on April 27, 2021, votes cast by proxy at the meeting in respect of the Directors’ Remuneration Policy were as follows: In favor votes Against votes Total votes cast Votes withheld To approve the Remuneration Policy 437,393,559 658,754 438,052,313 25,320 % of votes cast 99.85% 0.15% 100% — Statement of voting on the Remuneration Report at the 2021 Annual General Meeting At the Annual General Meeting held on April 27, 2021, votes cast by proxy at the meeting in respect of the Directors’ Remuneration Report were as follows: In favor votes Against votes Total votes cast Votes withheld To approve the Remuneration Report 437,440,863 624,250 438,065,113 12,520 % of votes cast 99.86% 0.14% 100% — VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 38

Directors’ Remuneration Policy The Policy will be subject to a binding Shareholder vote at the 2021 AGM, and if approved, would be expected to be effective from April 27, 2021 and remain in force until the AGM in 2024 with no requirement to vote again on the Policy in the intervening years provided that no changes are proposed. The Remuneration Committee of the Board of Directors of the Company (the “Committee”) followed a robust process when reviewing and considering amendments to the Policy, considering both the strategic objectives of the business and evolving market practices. Input was also sought from management, while ensuring that conflicts of interest were suitably mitigated. Remuneration philosophy The aim of the Policy is to enable the Group to offer remuneration packages that are designed to promote the long-term success of the Group by: ▪ being sufficiently competitive to enable the Group to attract, incentivize and retain the Executive Directors and management it needs to operate its business; ▪ supporting and rewarding the delivery of the Group's strategy and corporate objectives and ultimately creating value for shareholders; ▪ aligning Executive Directors and management with the long-term interests of shareholders and helping to retain them by delivering a significant element of remuneration in shares; ▪ effectively managing the Group’s cash resources; and ▪ being flexible enough to cope with the Group's changing needs as it grows and the strategy evolves. Currently the Group has only one Executive Director, but the Policy will apply equally to any additional Executive Directors who may be appointed in future. The Committee annually reviews the operation of the remuneration packages to ensure they are operating within an acceptable risk profile and that they do not inadvertently encourage any economic, social or governance issues. Remuneration Policy Remuneration Policy for Executive Directors The total remuneration for the Executive Director is made up of the following elements: • Salary; • Benefits; • Annual bonus; • Long-term incentive awards; and • Pension. The Company adopted the 2017 Incentive Plan on completion of the Nasdaq IPO in April 2017, and since January 1, 2017 the Company has only granted equity incentives under the 2017 Incentive Plan. A copy of the employment agreement for the Executive Director and the letters of appointment for the non-Executive Directors are available in the Company’s SEC filings at https://www.veronapharma.com/investors/news-sec-filings. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 39

Element of remuneration Purpose and link to strategy Operation Maximum and minimum potential value Performance metrics Change to 2018 Policy Base salary Provides market competitive fixed remuneration that reflects the responsibilities of the role undertaken, the experience of the individual and performance in the role over time. Reviewed annually taking into account individual responsibilities, experience, performance, inflation and market rates. The Committee will also consider the pay and employment conditions in the wider workforce when determining Executive Directors’ salaries. Salary increases are normally effective from 1 January each year. Salaries are periodically benchmarked against a relevant peer group of life sciences companies, many of which are listed on Nasdaq, with a similar stage of clinical development, and similar market capitalization or net assets. Salaries are typically aligned with the 50th percentile of peer group comparator data but the Committee may vary from this general rule where it considers that special circumstances apply or where recruitment or retention of a particular role is required. Salaries may be paid in a combination of cash and equity. The current base salary of the Executive Director is set out in the application of policy section of the Directors' Remuneration Report. There is no formal maximum level of base salary. Larger increases may be permitted to reflect a change in responsibilities or a significant increase in the scale or complexity of the role, or increases in line with the remuneration of the Group’s wider workforce. The overall performance of the individual and Group is a key determinant for salary increases. (i) Salaries no longer benchmarked to companies listed on AIM or other European stock as Company delisted from AIM on 30 October 2020. (ii) The base salary may be paid in a combination of cash and equity VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 40

Benefits Provides market competitive, yet cost-effective employment benefits. For Executive Directors this includes private medical insurance and life insurance. Other employment benefits may be provided from time to time on similar terms as those of other employees. If an Executive Director is based outside the U.K. additional benefits and assistance with relocation may be provided which reflect local market norms or legislation. There is no formal maximum level of benefits as the value of insured benefits will vary from year to year based on the cost from third-party providers. None. Annual bonus To incentivize and award delivery of the Company's strategy and corporate objectives on an annual basis. Annual bonus performance targets are set at the start of the year by the Board and performance against objectives is assessed by the Remuneration Committee after the end of the relevant financial year. Bonuses will be paid in cash. The maximum annual bonus payable to an Executive Director is 150% of base salary. In exceptional circumstances, the Committee may determine that the maximum bonus opportunity will be 200% of base salary There is no formal minimum annual bonus as the bonus payable depends on performance against objectives. Research and development, business development, financial and commercial targets are set at the start of the year by the Board. Details of the performance measures for the current year are provided in the Directors' Remuneration Report, subject to any non-disclosure on the basis of commercially- sensitive information. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 41

Equity incentives To align the interests of Executive Directors and management with long-term shareholder interests and to attract, incentivize and retain staff. To incentivize and recognize achievement of longer-term corporate objectives and sustained shareholder value creation. To effectively manage the Group's cash resources. Conditional awards are granted annually under the 2017 Incentive Plan. The awards vest over a period of at least three years and may include a mix of share options, restricted share units, performance shares and other awards available for issuance under the 2017 Incentive Plan. Awards may be subject to clawback under the terms of any policy adopted by the Company or required by any applicable laws. The total number of awards made under the 2017 Incentive Plan is subject to the overall limits set out in the 2017 Incentive Plan. There is no formal minimum level of equity incentives as the grant of equity incentives to the Executive Director is in the discretion of the the Board. Vesting may be on a time-phased basis or subject to performance conditions, as determined in the discretion of the Committee. Pension To provide a competitive and tax-efficient pension savings plan which complies with at least the minimum contributions requirements of the applicable jurisdiction. Executive Directors are eligible to join a defined contribution pension scheme. The maximum contribution, cash supplement (or combination thereof) payable by the Company is 4% of salary, or such statutory minimum as may be required. The Committee operates the annual bonus and 2017 Incentive Plan, in accordance with their rules, and where relevant, the SEC Rules. To maintain an efficient administrative process, the Committee retains the following discretion relating to remuneration: • the eligibility to participate in the plans; • the timing of grant of awards and any payments; • the size of awards and payments (subject to the maximum limits set out in the Policy table above and the respective plan rules); • the determination of whether any performance conditions have been met; • determining a good or bad leaver under the terms of the plans; • adjustments required in certain capital events such as rights issues, corporate restructuring, events and special dividends; and • the annual review of performance objectives for the annual bonus plan and, if applicable, the 2017 Incentive Plan. In certain exceptional circumstances, such as a material acquisition/divestment of a Group business or a change in the broader business environment, which mean the original performance conditions are no longer appropriate, the Committee may adjust the objectives, alter weightings or set different measures as necessary, to ensure the conditions achieve their original purpose and are not materially less difficult to satisfy. Historical equity incentive awards Awards which were granted prior to January 1, 2017 are disclosed separately in this Remuneration Report. These awards remain eligible to vest, based on their original terms which are described separately in the Directors' Report on Remuneration. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 42

Annual bonus The annual bonus is designed to drive the achievement of the Company’s strategic and corporate objectives. These targets are agreed by the Board and selected because of their importance in value creation for shareholders. Remuneration on recruitment The remuneration package for any new Executive Director will be determined by the Remuneration Committee in accordance with the terms of the Policy at the time of appointment (including salary, benefits, annual bonus, long-term incentive awards and pension). It is recognised that in order to attract and recruit talented individuals the Policy needs to allow sufficient flexibility with respect to remuneration on recruitment. The following policies apply to the remuneration on recruitment of new Executive Directors: Salary: Base salary will be determined based on the responsibilities of the role, experience of the individual and current market rates. It may be considered necessary to appoint a new Executive Director on or below market rates (e.g. to reflect limited board experience). In such circumstances, phased increases above those of the wider workforce may be required over an appropriate time period, to bring the salary to the desired market level, subject to the continued development in the role. Annual bonus: The ongoing annual bonus maximum will be in line with that outlined in the Policy table for existing Executive Directors, pro-rated to reflect the period of service. Depending on the timing or nature of an appointment it may be necessary to set different initial performance measures and targets for the first year of appointment. Long-term incentive awards: 2017 Incentive Plan awards are granted in line with the policy outlined for existing Executive Directors. An award may be made shortly following an appointment (provided the Company is not in a closed period under its Insider Trading Compliance Policy). For internal appointments, existing awards will continue on their original terms. Benefits: Benefits provided should be in line with those of existing Executive Directors. For external and internal appointments, where required to meet business needs, reasonable relocation support will be provided. In addition, if it becomes necessary to appoint a new Executive Director from outside the U.K., additional benefits may be provided to reflect local market norms or legislation. Pension: A company contribution or cash supplement up to the maximum as outlined for existing Executive Directors. Sign-on payments and buy-out awards: To enable the recruitment of exceptional talent, the Committee may offer additional cash and/or share-based remuneration to take account of and compensate for remuneration that the Director is required to relinquish when leaving a former employer. The Committee will seek to structure any such replacement awards to be no more generous overall in terms of quantum or vesting than the award to be forfeited from the previous employer and will take into account the timing, form and performance requirements of the awards forgone. Where appropriate, any long-term incentive awards will be granted under the 2017 Incentive Plan, however, the Remuneration Committee will have discretion to make use of the flexibility to make awards under any relevant exemptions in the SEC Rules. For an internal Executive Director appointment, any variable pay element awarded in respect of the prior role will be allowed to pay out according to its terms. In addition, any other contractual remuneration obligations existing prior to appointment may continue. The fees for any new Chairperson and non-Executive Director appointments will be set in accordance with the prevailing policy and at a level that is consistent with those of the existing Chairperson and non-Executive Directors. Policy for payments on loss of office The Company does not have a policy of fixed term employment contracts, however, in accordance with the Company’s Articles of Association, one third of Directors put themselves forward for re-election at each Annual General Meeting. The existing Executive Director’s employment contract may be terminated by either party at any time and for any reason. The existing Chairperson’s and non-Executive Directors’ letters of appointment may be terminated by either party at any time and for any reason upon three months’ notice from either party. The Committee’s approach to payments in the event that an Executive Director’s employment is terminated is to take account of the individual circumstances including the reason for termination, individual performance, contractual obligations and the terms of the equity incentive plans in which the Executive Director participates. Termination of the Executive Director’s employment agreement by the Company “without cause” or by the Executive Director for “good reason” (as those terms are defined in the Executive Director’s employment agreement): payment of up to 150% of annual base salary, maximum annual bonus and health insurance for 18 months. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 43

Long-term incentives: whether any long-term incentive awards would vest and be exercisable upon loss of office would be subject to the contractual agreement with the Executive Director and the relevant plan rules under which such award was granted, which allow vesting and exercise of awards in the event of death, retirement, ill-health, injury, redundancy and any other reason at the discretion of the Remuneration Committee. Subject to any contractual agreement, the Committee retains discretion to determine the extent to which the award will vest, taking into consideration the circumstances. Unvested awards normally lapse, although the Committee retains the power to determine, in accordance with the “good leaver” provisions of the relevant plan rules, what proportion of unvested awards will be retained and what proportion will lapse. In determining this, the Committee will give consideration to the reason for leaving, the extent of achievement of performance objectives at the date of leaving and may decide to time pro-rate awards. On a change of control, all unvested awards vest on the date of change of control. Additional payments: The Committee reserves the right to make payments it considers reasonable under a compromise or settlement agreement, including payment or reimbursement of reasonable legal and professional fees, untaken holiday and any payment in respect of statutory rights under employment law in the U.K. or other jurisdictions. Payment or reimbursement of reasonable outplacement fees may also be provided. Remuneration Policy for Non-Executive Directors The Remuneration Committee is responsible for evaluating and making recommendations to the Board on fees payable to the Chairperson. The Chairperson does not participate in discussions in respect of fees. The Chairperson and Chief Executive Officer are responsible for evaluating and making recommendations to the Board on the fees payable to the VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 44

Company’s non-Executive Directors. Element of Remuneration Purpose and link to strategy Operation and Maximum Change to 2018 Policy Chairperson’s fee To attract and retain a high calibre individual with the requisite experience and knowledge. The current fee is set out in the implementation of policy section of the Directors' Remuneration Report. There is no formal maximum. Fees are reviewed on a periodic basis against those in similar sized companies to ensure they remain competitive and adequately reflect the time commitments and scope of the role. Any increase in fee levels may be above that of the wider workforce in a particular year to reflect the periodic nature of any review and/or any change in responsibilities/time commitments. The Chairperson may also receive limited travel and/or hospitality related benefits in connection with the role. The Chairperson may not receive any consultancy or other payments outside his fee. The Chairperson may be paid in a combination of cash and equity. (i) The Chairperson may be paid in a combination of cash and equity. Non-Executive Director fee To attract and retain high calibre individuals with the requisite experience and knowledge. The current fee levels are set out in the implementation of policy section of the Directors' Remuneration Report. There is no formal maximum. Fees are reviewed on a periodic basis against those in similar sized companies to ensure they remain competitive and adequately reflect the time commitments and scope of the role. A Board fee is paid to each non-Executive Director. Supplemental fees may be paid to the Senior Independent Director and for chairpersonship and membership of Committees to recognize the additional time commitments and responsibilities of these roles. Any increase in fee levels may be above that of the wider workforce in a particular year to reflect the periodic nature of any review and/or any change in responsibilities/time commitments. If business needs arise, non-Executive Directors may also be engaged to provide limited consulting services outside their director responsibilities and receive fees for those services. Non- Executive Directors may also receive limited travel and/or hospitality related benefits in connection with the role. Non-Directors may be paid in a combination of cash and equity. (i) Non-Executive Directors may be paid in a combination of cash and equity. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 45

Illustrations of Minimum, Expected, and Maximum remuneration for the Executive Director Scenarios The charts set out for illustrative purposes only, what annual remuneration the Company expects the Executive Director, Dr. David Zaccardelli, to obtain at minimum, expected and maximum achievement of performance targets with respect to the financial year ending December 31, 2022. The assumptions used in the calculations are set out below: Fixed base salary includes: • base salary of $795,675 per annum, $545,675 of which is paid in cash, and $250,000 of which is paid in RSUs issued under the Company's 2017 Incentive Plan based on the Fair Market Value of the RSUs (as defined in the Plan) as at February 1, 2022; and • benefits. Minimum: this illustration assumes fixed base salary, as set out above, and as the annual bonus is discretionary, no annual bonus. Expected: this illustration assumes the fixed base salary, as set out above, plus achievement of the full discretionary annual bonus of 50% of base salary, being $397,837.50 for the financial year ending December 31, 2022. This illustration assumes no additional grant is made under the 2017 Incentive Plan. Maximum: this illustration assumes the fixed base salary, as set out above, and as the annual bonus is discretionary, we make the assumption that the Executive Director receives the maximum bonus permitted under the Remuneration Policy of 150% of base salary, being $1,193,512.50 for the financial year ending December 31, 2022. This illustration assumes no additional grant is made under the 2017 Incentive Plan. VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 46

Statement of consideration of employees’ pay and remuneration conditions elsewhere in the Group The Company does not formally consult with employees when drawing up the Remuneration Policy. However, the Remuneration Committee is made aware of employment conditions in the wider Group. The same broad principles apply to the remuneration policy for both the Executive Director and the wider employee population. However, the remuneration for the Executive Director has a stronger emphasis on variable pay than for other employees. In particular, the following approach is used for the wider employee population in the Group: • Salaries, benefits and pensions are compared to appropriate market rates and set at approximately mid-market level with allowance for role, responsibilities and experience; and • an annual bonus plan is available to all employees and is based on business and individual performance. Statement of consideration of Shareholders’ views The Remuneration Committee will consider any shareholder feedback received at the AGM and ongoing shareholder feedback throughout the year, when reviewing and applying the Remuneration Policy each year. The guidance from shareholder representative bodies is also considered on an ongoing basis. More specifically the Committee will consult with major shareholders when proposing any significant changes to the Policy in the future. On behalf of the Board Dr. Ken Cunningham Chairman of the Remuneration Committee VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2021 47

Independent auditors’ report to the members of Verona Pharma plc Report on the audit of the financial statements Opinion In our opinion, Verona Pharma plc’s group financial statements and company financial statements (the “financial statements”): • give a true and fair view of the state of the group’s and of the company’s affairs as at 31 December 2021 and of the group’s loss and the group’s and company’s cash flows for the year then ended; • have been properly prepared in accordance with UK-adopted international accounting standards; and • have been prepared in accordance with the requirements of the Companies Act 2006. We have audited the financial statements, included within the Annual Report and Accounts (the “Annual Report”), which comprise: the consolidated and company statements of financial position as at 31 December 2021; the consolidated statement of comprehensive income, the consolidated and company statements of cash flows and the consolidated and company statements of changes in equity for the year then ended; and the notes to the financial statements, which include a description of the significant accounting policies. Basis for opinion We conducted our audit in accordance with International Standards on Auditing (UK) (“ISAs (UK)”) and applicable law. Our responsibilities under ISAs (UK) are further described in the Auditors’ responsibilities for the audit of the financial statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Independence We remained independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, which includes the FRC’s Ethical Standard, as applicable to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements. Our audit approach Overview Audit scope • We identified one significant component; Verona Pharma plc, and one non-significant component; Verona Pharma Inc. Verona Pharma plc required a full scope audit based on its size. We performed specific procedures on Verona Pharma Inc to obtain coverage for the group audit on payroll related costs. The group audit team conducted all necessary audit procedures with no component auditors supporting the group audit team. Verona Pharma plc and Verona Pharma Inc together represent 100% of the group loss before tax and 100% of the group's total assets. Key audit matters • Valuation of the assumed contingent liability (group and parent) • Revenue recognition (group and parent) VERONA PHARMA PLC INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF VERONA PHARMA PLC FOR THE YEAR ENDED DECEMBER 31, 2021 48

Materiality • Overall group materiality: US$3,858,000 (2020: US$3,370,000) based on 5% of loss before tax less the fair value movement of warrants. • Overall company materiality: US$4,108,000 (2020: US$2,490,000) based on 5% of loss before tax less the fair value movement of warrants. • Performance materiality: US$2,893,000 (2020: US$2,530,000) (group) and US$3,081,000 (2020: US$1,870,000) (company). The scope of our audit As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements. Key audit matters Key audit matters are those matters that, in the auditors’ professional judgement, were of most significance in the audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) identified by the auditors, including those which had the greatest effect on: the overall audit strategy; the allocation of resources in the audit; and directing the efforts of the engagement team. These matters, and any comments we make on the results of our procedures thereon, were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. This is not a complete list of all risks identified by our audit. Revenue recognition is a new key audit matter this year. Valuation of warrant liability and Impact of COVID-19, which were key audit matters last year, are no longer included because of the lack of estimation uncertainty in the valuation of the warrant liability and the limited impact that COVID-19 has had on the group and company. Otherwise, the key audit matters below are consistent with last year. VERONA PHARMA PLC INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF VERONA PHARMA PLC FOR THE YEAR ENDED DECEMBER 31, 2021 49

Key audit matter How our audit addressed the key audit matter Valuation of the assumed contingent liability (group and parent) On 19 September 2006, Verona Pharma plc acquired RhinoPharma Ltd, which held contingent liabilities relating to future potential milestone and royalty payments now due to Ligand relating to the acquisition of rights to certain patents and patent applications for ensifentrine and related compounds. Per IFRS 3, the existing contingent payments of the acquiree are an assumed liability of the buyer. Consequently, Verona Pharma plc fair valued the contingent liability on the date of acquisition and recorded it on the balance sheet. At each subsequent period end, the liability is required to be re- measured when there is a change in the estimated future payments. During 2021 as a result of the Nuance agreement (see Revenue recognition matter discussed below), management revalued the liability to consider expected cash flows arising from sales of ensifentrine in Greater China. This resulted in an increase of the liability of approximately $2.1m. This has been partially offset by a reduction in the brought forward liability of approximately $0.9m as management revalued this liability to reflect an expected delay to commercialisation as the Phase 3 ENHANCE program will now complete later than initially expected. The process of valuing the liability is complex and subject to estimation uncertainty. The value of the contingent consideration was $36.5 million at 31 December 2021 (31 December 2020: $31.6 million) which includes the impact of discount unwind and foreign currency movements. Refer also to the Audit and risk Committee report and note 24 to the consolidated financial statements (page 11 and page 96). We obtained management's model calculating the estimated liability and performed the following procedures: - considered the appropriateness of the model used in estimating the projected cashflows - verified the mathematical accuracy of the model - assessed the underlying data used, including agreeing key inputs to market research performed by management's expert - in respect of the liability arising from the Greater China market we assessed the reasonableness of the probability of success applied within the calculation - assessed the reliability, objectivity and competence of management’s experts utilised in developing the model. We obtained management's assessment that there were no further changes to the expected cash flows at year end and considered the reasonableness of this by performing the below procedures: - we inquired of management whether there were any changes to the market or probability of success -read the minutes of meetings of the Board of Directors for any indication of changes in the expected cashflows and probabilities of success - conducted independent research to assess if there had been a fundamental change to the underlying COPD market including new competitor drugs - attended internal meetings with the R&D team to confirm that no data had been received which might suggest that the probability of success had changed. We checked the mathematical accuracy of the finance charge arising from the unwinding of the discount rate. We considered the disclosures in Note 24 of the Group Financial Statements, including sensitivity analysis based on reasonably possible changes. We are satisfied that these disclosures are appropriate. We have concluded that the valuation of the liability is materially accurate at 31 December 2021. Revenue recognition (group and parent) On 10 June 2021, Verona Pharma plc entered into a strategic collaboration agreement with Nuance Pharma Limited (“Nuance”) which allowed them to develop ensifentrine for sale in Greater China. This has resulted in Verona recording revenue of $40m during 2021. Management assessed the accounting for this contract identifying that there were two performance obligations being the provision of license and sharing of historic information, and the provision of manufacturing and supply services of ensifentrine to Nuance. Management determined that the $40m upfront transaction price related to the first performance obligation and not to the manufacturing and supply service. Further management also determined that consideration related to future potential milestones was not yet highly probable of not reversing, and, as this contract was predominantly related to the provision of a licence, the sales-based royalty exemption should be applied. Judgement was required in identifying the performance obligations in the contract and in the allocation of transaction price and therefore our audit has focussed on the risk around revenue recognition. Refer also to the Audit and risk Committee report and note 7 to the consolidated financial statements (pages 10 to 11 and page 75). We have obtained the signed contract between Verona Pharma plc and Nuance Pharma Limited, and we performed the following procedures: - read the underlying contract to verify the completeness of the promises management identified - assessed the judgement management have applied in determining that there were two performance obligations - assessed how management determined that the $40m upfront transaction price should be allocated solely to the provision of the license and sharing of historical information - assessed that it was appropriate that no amounts are recognised currently in respect of future potential milestone payments or royalties under the contract as these are considered constrained variable consideration. - traced the $40m upfront consideration to cash receipt and to the issuance of equity shares in Nuance. We evidenced the value of the equity shares to the most recent sales transaction of these equities at the date of receipt - considered that the recognition of the non-cash consideration as revenue is appropriate under IFRS 15 - read the associated disclosures given in the annual report in respect of this transaction. We have concluded that the revenue recognised at 31 December 2021 is appropriate. How we tailored the audit scope We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account the structure of the group and the company, the accounting processes and controls, and the industry in which they operate. VERONA PHARMA PLC INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF VERONA PHARMA PLC FOR THE YEAR ENDED DECEMBER 31, 2021 50

VERONA PHARMA PLC
INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF VERONA PHARMA PLC
FOR THE YEAR ENDED DECEMBER 31, 2021

No component auditors supported the group audit team, which conducted all necessary audit procedures. We agreed with the Audit Committee that we would report to them misstatements identified during our audit above $0.192 million (group audit) (2020: $0.124 million) and $0.205 million (company audit) (2020: $0.124 million) as well as misstatements below those amounts that, in our view, warranted reporting for qualitative reasons.

Materiality

The scope of our audit was influenced by our application of materiality. We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and in evaluating the effect of misstatements, both individually and in aggregate on the financial statements as a whole.

Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:

	Financial statements - group	Financial statements - company
Overall materiality	US$3,858,000 (2020: US$3,370,000).	US$4,108,000 (2020: US$2,490,000).
How we determined it	5% of loss before tax less the fair value movement of warrants	5% of loss before tax less the fair value movement of warrants
Rationale for benchmark applied	Based on the benchmarks used in the annual report, loss before tax is the primary measure used by the shareholders in assessing the financial performance of the group and is a generally accepted auditing benchmark. We have adjusted this to remove the impact of the annual revaluation of the fair value of warrants as this is non-cash and varies considerably each period, being impacted by share price and volatility. As a result of this, it can cause significant movements in the loss before tax. Although large in size, this is a non-cash item which we assess has limited impact on a user of the financial statements.	Based on the benchmarks used in the annual report, loss before tax is the primary measure used by the shareholders in assessing the financial performance of the company and is a generally accepted auditing benchmark. We have adjusted this to remove the impact of the annual revaluation of the fair value of warrants, as this is non-cash and varies considerably each period being impacted by share price and volatility. As a result of this, it can cause significant movements in the loss before tax. Although large in size, this is a non-cash item which we assess would have limited impact on a user of the financial statements.

For each component in the scope of our group audit, we allocated a materiality that is less than our overall group materiality. The range of materiality allocated across components was between US$3,279,000 and US$3,665,000.

We use performance materiality to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds overall materiality. Specifically, we use performance materiality in determining the scope of our audit and the nature and extent of our testing of account balances, classes of transactions and disclosures, for example in determining sample sizes. Our performance materiality was 75% (2020: 75%) of overall materiality, amounting to US$2,893,000 (2020: US$2,530,000) for the group financial statements and US$3,081,000 (2020: US$1,870,000) for the company financial statements.

In determining the performance materiality, we considered a number of factors - the history of misstatements, risk assessment and aggregation risk and the effectiveness of controls - and concluded that an amount at the upper end of our normal range was appropriate.

We agreed with those charged with governance that we would report to them misstatements identified during our audit above $0.192 million (group audit) (2020: $0.124 million) and $0.205 million (company audit) (2020: $0.124 million) as well as misstatements below those amounts that, in our view, warranted reporting for qualitative reasons.

Conclusions relating to going concern

Our evaluation of the directors' assessment of the group's and the company's ability to continue to adopt the going concern basis of accounting included:

- Testing the mathematical integrity of the cash flow forecasts and the models and reconciled these to the Board approved budget;
- understanding and assessing the completeness of committed costs over the going concern assessment period.
- Assessing management's ability to forecast by comparing the budget for the year ended 31 December 2021 against the actuals and understanding the cause of key variances.

Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group's and the company's ability to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue.

51

In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate. However, because not all future events or conditions can be predicted, this conclusion is not a guarantee as to the group's and the company's ability to continue as a going concern. Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report. Reporting on other information The other information comprises all of the information in the Annual Report other than the financial statements and our auditors’ report thereon. The directors are responsible for the other information. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except to the extent otherwise explicitly stated in this report, any form of assurance thereon. In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If we identify an apparent material inconsistency or material misstatement, we are required to perform procedures to conclude whether there is a material misstatement of the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report based on these responsibilities. With respect to the Strategic report and Directors' report, we also considered whether the disclosures required by the UK Companies Act 2006 have been included. Based on our work undertaken in the course of the audit, the Companies Act 2006 requires us also to report certain opinions and matters as described below. Strategic report and Directors' report In our opinion, based on the work undertaken in the course of the audit, the information given in the Strategic report and Directors' report for the year ended 31 December 2021 is consistent with the financial statements and has been prepared in accordance with applicable legal requirements. In light of the knowledge and understanding of the group and company and their environment obtained in the course of the audit, we did not identify any material misstatements in the Strategic report and Directors' report. Directors’ Remuneration In our opinion, the part of the Directors' remuneration report to be audited has been properly prepared in accordance with the Companies Act 2006. Responsibilities for the financial statements and the audit Responsibilities of the directors for the financial statements As explained more fully in the Statement of Directors’ responsibilities, the directors are responsible for the preparation of the financial statements in accordance with the applicable framework and for being satisfied that they give a true and fair view. The directors are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the directors are responsible for assessing the group’s and the company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the company or to cease operations, or have no realistic alternative but to do so. VERONA PHARMA PLC INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF VERONA PHARMA PLC FOR THE YEAR ENDED DECEMBER 31, 2021 52

Auditors’ responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud, is detailed below. Based on our understanding of the group and industry, we identified that the principal risks of non-compliance with laws and regulations related to clinical trial regulations, and we considered the extent to which non-compliance might have a material effect on the financial statements. We also considered those laws and regulations that have a direct impact on the financial statements such as the Companies Act 2006. We evaluated management’s incentives and opportunities for fraudulent manipulation of the financial statements (including the risk of override of controls), and determined that the principal risks were related to misappropriation of cash and potential inconsistencies between clinical trial progress which has been reported in the Annual Report (and reflected in the amounts recorded in the financial statements) and scientific press releases. Audit procedures performed by the engagement team included: • Discussions with management and internal legal counsel, including consideration of known or suspected instances of non- compliance with laws and regulations and fraud. • Reading meeting minutes of the; Board of Directors, Audit and Risk, Disclosure, Remuneration, Nominations and Corporate Governance committees. • Obtaining direct confirmation from a sample of third-party contract research organisations (CROs) that phase 3 clinical trials are being performed on behalf of the company as part of testing that cash was not being misapopriated. • Identifying and testing journal entries based on our risk assessment and evaluating whether there was evidence of management bias that represents a risk of material misstatement due to fraud. • Consideration of assumptions and judgements made by management in their significant accounting estimates and judgements, particularly in relation to the key audit matters. • Incorporating elements of unpredictability into the audit procedures performed. • Verifying the consistency of how clinical trial progress has been reported in the Annual Report as compared to press releases. There are inherent limitations in the audit procedures described above. We are less likely to become aware of instances of non- compliance with laws and regulations that are not closely related to events and transactions reflected in the financial statements. Also, the risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion. Our audit testing might include testing complete populations of certain transactions and balances, possibly using data auditing techniques. However, it typically involves selecting a limited number of items for testing, rather than testing complete populations. We will often seek to target particular items for testing based on their size or risk characteristics. In other cases, we will use audit sampling to enable us to draw a conclusion about the population from which the sample is selected. A further description of our responsibilities for the audit of the financial statements is located on the FRC’s website at: www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditors’ report. Use of this report This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing. VERONA PHARMA PLC INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF VERONA PHARMA PLC FOR THE YEAR ENDED DECEMBER 31, 2021 53

Other required reporting Companies Act 2006 exception reporting Under the Companies Act 2006 we are required to report to you if, in our opinion: • we have not obtained all the information and explanations we require for our audit; or • adequate accounting records have not been kept by the company, or returns adequate for our audit have not been received from branches not visited by us; or • certain disclosures of directors’ remuneration specified by law are not made; or • the company financial statements and the part of the Directors' remuneration report to be audited are not in agreement with the accounting records and returns. We have no exceptions to report arising from this responsibility. David Farmer (Senior Statutory Auditor) for and on behalf of PricewaterhouseCoopers LLP Chartered Accountants and Statutory Auditors Reading 14 March 2022 VERONA PHARMA PLC INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF VERONA PHARMA PLC FOR THE YEAR ENDED DECEMBER 31, 2021 54

Notes Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Revenue 7 40,000 — Operating expenses Research and development costs (79,333) (44,555) Selling, general and administrative costs (33,824) (29,942) Operating loss 8 (73,157) (74,497) Finance income 10 2,436 2,181 Finance expense 10 (4,194) (3,506) Loss before taxation (74,915) (75,822) Taxation — credit 11 15,648 8,121 Loss for the year (59,267) (67,701) Other comprehensive income / (loss): Items that might be subsequently reclassified to profit or loss Exchange differences on translating foreign operations — (2,469) Total comprehensive loss attributable to owners of the Company (59,267) (70,170) Loss per ordinary share — basic and diluted (cents) 5 (12.5) (25.7) The accompanying notes form an integral part of these consolidated financial statements. VERONA PHARMA PLC CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2021 55

Notes As of December 31, 2021 As of December 31, 2020 $'000s $'000s ASSETS Non-current assets: Goodwill 12 545 545 Intangible assets 13 32,846 31,538 Property, plant and equipment 14 80 106 Right-of-use assets 15 899 1,050 Equity interest 16 15,000 — Total non-current assets 49,370 33,239 Current assets: Prepayments and other receivables 18 6,117 6,260 Current tax receivable 15,583 8,260 Cash and cash equivalents 148,380 187,986 Total current assets 170,080 202,506 Total assets 219,450 235,745 EQUITY AND LIABILITIES Capital and reserves attributable to equity holders: Share capital 19 31,855 31,794 Share premium 330,779 330,107 Share-based payment reserve 54,291 36,304 Cumulative translation adjustment (5,796) (5,796) Accumulated loss (266,732) (206,368) Treasury shares (603) (1,700) Total equity 143,794 184,341 Current liabilities: Derivative financial liability 22 — 2,246 Lease liability 15 648 798 Trade and other payables 23 33,194 11,582 Tax payable - US operations 147 — Total current liabilities 33,989 14,626 Non-current liabilities: Assumed contingent liability 24 36,490 31,609 Term loan 25 4,874 4,635 Non-current lease liability 15 303 514 Deferred income — 20 Total non-current liabilities 41,667 36,778 Total equity and liabilities 219,450 235,745 The accompanying notes form an integral part of these consolidated financial statements. VERONA PHARMA PLC CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AS OF DECEMBER 31, 2021 56

Notes As of December 31, 2021 As of December 31, 2020 $'000s $'000s ASSETS Non-current assets: Goodwill 12 545 545 Intangible assets 13 32,846 31,538 Property, plant and equipment 14 17 34 Right-of-use asset 15 494 482 Equity interest 16 15,000 — Total non-current assets 48,902 32,599 Current assets: Prepayments and other receivables 18 6,035 7,422 Current tax receivable 15,583 8,202 Cash and cash equivalents 147,807 187,200 Total current assets 169,425 202,824 Total assets 218,327 235,423 EQUITY AND LIABILITIES Capital and reserves attributable to equity holders: Share capital 19 31,855 31,794 Share premium 330,779 330,107 Share-based payment reserve 54,291 36,304 Cumulative Translation Adjustment (5,942) (5,942) Accumulated loss (273,911) (208,677) Treasury shares (603) (1,700) Total equity 136,469 181,886 Current liabilities: Derivative financial liability 22 — 2,246 Lease Liability 15 460 458 Trade and other payables 23 40,013 14,492 Total current liabilities 40,473 17,196 Non-current liabilities: Assumed contingent liability 24 36,490 31,609 Term loan 25 4,874 4,635 Non-current lease liability 15 21 77 Deferred income — 20 Total non-current liabilities 41,385 36,341 Total equity and liabilities 218,327 235,423 The accompanying notes form an integral part of these consolidated financial statements. The Company has taken advantage of the exemption permitted by Section 408 of the Companies Act 2006 not to present an income statement for the year. The Company's loss for the year was $64.1 million (2020: loss of $70.6 million), which has been included in the Group’s income statement. The financial statements on pages 55 to 98 were approved by the Company's board of directors on March 14, 2022, and signed on its behalf by Dr. David Zaccardelli, Chief Executive Officer of the Company. Dr. David Zaccardelli Director and Chief Executive Officer of the Company Company number: 05375156 VERONA PHARMA PLC COMPANY STATEMENT OF FINANCIAL POSITION AS OF DECEMBER 31, 2021 57

VERONA PHARMA PLC
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2021

	Note	Share capital	Share premium	Treasury shares	Share-based payment reserve	Cumulative translation adjustment	Total accumulated losses	Total equity
		$'000s	$'000s	$'000s	$'000s	$'000s	$'000s	$'000s
Balance at January 1, 2020		7,265	165,408	—	14,127	(3,327)	(138,542)	44,931
Loss for the year		—	—	—	—	—	(67,701)	(67,701)
Other comprehensive loss for the year:								
Exchange differences on translating foreign operations		—	—	—	—	(2,469)	—	(2,469)
Total comprehensive loss for the period		—	—	—	—	(2,469)	(67,701)	(70,170)
New share capital issued		22,700	177,456	—	—	—	—	200,156
Shares issued to treasury		1,700	—	(1,700)	—	—	—	—
Transaction costs on share capital issued		—	(12,796)	—	—	—	—	(12,796)
Share options exercised during the period		129	39	—	—	—	(125)	43
Share-based payments		—	—	—	22,177	—	—	22,177
Balance at December 31, 2020		**31,794**	**330,107**	**(1,700)**	**36,304**	**(5,796)**	**(206,368)**	**184,341**
Balance at January 1, 2021		**31,794**	**330,107**	**(1,700)**	**36,304**	**(5,796)**	**(206,368)**	**184,341**
Loss and other comprehensive loss for the year		—	—	—	—	—	(59,267)	(59,267)
Shares issued under at-the-market sales agreement	19	61	672	—	—	—	—	733
Restricted share units vested		—	—	1,097	—	—	(1,097)	—
Common shares withheld for taxes on vested stock awards		—	—	—	(6,850)	—	—	(6,850)
Equity settled share-based compensation reclassified as cash-settled		—	—	—	(588)	—	—	(588)
Share-based payments		—	—	—	25,425	—	—	25,425
Balance at December 31, 2021		**31,855**	**330,779**	**(603)**	**54,291**	**(5,796)**	**(266,732)**	**143,794**

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VERONA PHARMA PLC
COMPANY STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2021

	Note	Share capital	Share premium	Treasury shares	Share-based payment reserve	Cumulative translation adjustment	Total accumulated losses	Total equity
		$'000s	$'000s	$'000s	$'000s	$'000s	$'000s	$'000s
Balance at January 1, 2020		**7,265**	**165,408**	**—**	**14,127**	**(3,326)**	**(138,054)**	**45,420**
Loss for the year		—	—	—	—	—	(70,623)	(70,623)
Other comprehensive loss for the year:								
Exchange differences on translating foreign operations		—	—	—	—	(2,616)	—	(2,616)
Total comprehensive loss for the period		—	—	—	—	(2,616)	(70,623)	(73,239)
New share capital issued		22,700	177,456	—	—	—	—	200,156
Shares issued to treasury		1,700	—	(1,700)	—	—	—	—
Transaction costs on share capital issued		—	(12,796)	—	—	—	—	(12,796)
Share options exercised during the period		129	39	—	—	—	—	168
Share-based payments		—	—	—	22,177	—	—	22,177
Balance at December 31, 2020		**31,794**	**330,107**	**(1,700)**	**36,304**	**(5,942)**	**(208,677)**	**181,886**
Balance at January 1, 2021		**31,794**	**330,107**	**(1,700)**	**36,304**	**(5,942)**	**(208,677)**	**181,886**
Loss and other comprehensive loss for the year		—	—	—	—	—	(64,137)	(64,137)
Shares issued under at-the-market sales agreement	19	61	672	—	—	—	—	733
Restricted share units vested		—	—	1,097	—	—	(1,097)	—
Common shares withheld for taxes on vested stock awards		—	—	—	(6,850)	—	—	(6,850)
Equity settled share-based compensation reclassified as cash-settled		—	—	—	(588)	—	—	(588)
Share-based payments		—	—	—	25,425	—	—	25,425
Balance at December 31, 2021		**31,855**	**330,779**	**(603)**	**54,291**	**(5,942)**	**(273,911)**	**136,469**

59

Notes Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Cash used in operating activities: Loss before taxation (74,915) (75,822) Finance income 10 (2,436) (2,181) Finance expense 10 4,194 3,506 Share-based payment charge 25,425 22,177 Amortization of debt issue costs 114 8 Equity interest recognized as revenue 16 (15,000) — Decrease/(increase) in prepayments and other receivables 145 (1,975) Increase in trade and other payables 20,999 11 Depreciation of property, plant, equipment and right of use asset 629 621 Impairment of right of use asset — 289 Unrealized foreign exchange gain (9) (38) Amortization of intangible assets 187 159 Cash used in operating activities before taxation (40,667) (53,245) Cash inflow from taxation 8,873 9,036 Net cash used in operating activities (31,794) (44,209) Cash flows from investing activities: Interest received 14 196 Purchase of plant and equipment (12) (81) Payment for patents and computer software (373) (298) Maturity of short-term investments — 9,792 Net cash (used in)/generated from investing activities (371) 9,609 Cash flow used in financing activities: Gross proceeds from issue of shares 733 200,156 Transaction costs on issue of shares — (12,748) Gross proceeds from term loan 25 — 5,000 Term loan issue costs — (107) Payments of withholding taxes from share-based award (6,850) — Interest paid (215) (8) Proceeds from exercise of share options — 42 Payment of finance lease liabilities (886) (758) Net cash (used in)/generated from financing activities (7,218) 191,577 Net (decrease)/increase in cash and cash equivalents (39,383) 156,977 Cash and cash equivalents at the beginning of the year 187,986 30,428 Effect of exchange rates on cash and cash equivalents (223) 581 Cash and cash equivalents at the end of the year 148,380 187,986 VERONA PHARMA PLC CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2021 60

Notes Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Cash used in operating activities: Loss before taxation (79,767) (78,890) Finance income 10 (2,436) (2,181) Finance expense 10 4,167 3,465 Share-based payment charge 25,426 23,810 Amortization of debt issue costs 114 8 Equity interest recognized as revenue 16 (15,000) — Increase in prepayments and other receivables 1,387 (3,728) Increase in trade and other payables 24,914 2,746 Depreciation of property, plant and equipment 450 453 Unrealized foreign exchange gains/ losses (29) (31) Amortization of intangible assets 187 159 Cash used in operating activities before taxation (40,587) (54,189) Cash inflow from taxation 8,649 9,042 Net cash used in operating activities (31,938) (45,147) Cash flows from investing activities: Interest received 14 197 Purchase of plant and equipment (5) (5) Payment for patents and computer software (373) (295) Maturity of short-term investments — 9,792 Net cash (used in)/generated from investing activities (364) 9,689 Cash flows from financing activities: Gross proceeds from issue of shares 733 200,156 Gross proceeds from term loan 25 — 5,000 Proceeds from exercise of share options — 42 Term loan issue costs — (107) Interest paid (215) (8) Payment of finance lease liabilities (534) (491) Payments of withholding taxes from share-based award (6,852) — Transaction costs on issue of shares — (12,796) Net cash (used in)/generated from financing activities (6,868) 191,796 Net (decrease)/increase in cash and cash equivalents (39,170) 156,338 Cash and cash equivalents at the beginning of the year 187,200 30,281 Effect of exchange rates on cash and cash equivalents (223) 581 Cash and cash equivalents at the end of the period 147,807 187,200 VERONA PHARMA PLC COMPANY STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2021 61

1. General information Verona Pharma plc (the "Company") and its subsidiaries (together the "Group") are a clinical-stage biopharmaceutical group focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical needs. The Company is a public limited company, which is listed on the Nasdaq Global Market ("Nasdaq"). The company is incorporated and domiciled in the United Kingdom. The address of the registered office is One Central Square, Cardiff, CF10 1FS, United Kingdom. The Company has one subsidiary, Verona Pharma, Inc. which is wholly-owned. Rhinopharma Limited ("Rhinopharma"), a Canadian company that was previously a non-operating, wholly-owned subsidiary, was dissolved in June 2021. The Company listed its American Depositary Shares ("ADS") on Nasdaq in April 2017 ("the 2017 Global Offering") and they trade on the Nasdaq symbol "VRNA". The Company delisted from AIM, a market of the London Stock Exchange, on October 30, 2020. 2. Accounting policies A summary of the principal accounting policies, all of which have been applied consistently throughout the year, is set out below. 2.1 Basis of preparation The consolidated financial statements of the Group and the financial statements of the Company have been prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006. The consolidated financial statements of the Group and the financial statements of the Company have been prepared under the historical cost convention, with the exception of the derivative financial liability and the equity interest, which have been measured at fair value. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group's accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 4. In the year ended December 31, 2020, the Company's functional currency changed from pounds sterling to U.S. dollars and as a consequence the Group changed its accounting policy to present its financial statements in U.S. dollars (see note 2.21). Going concern The Group has incurred recurring losses since inception, including net losses of $59.3 million, $67.7 million and $40.5 million for the years ended December 31, 2021, 2020, and 2019, respectively. In addition, as of December 31, 2021, the Group had an accumulated loss of $266.7 million. The Group expects to continue to generate operating losses for the foreseeable future. As of the issuance date of the annual consolidated financial statements, the Group expects that its cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months from the date of approval of these finance statements. Accordingly, the consolidated financial statements have been prepared on the going concern basis. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 62

2.1 Basis of preparation (continued) Business combinations The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree, and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. The excess of the cost of acquisition over the fair value of the Group's share of the identifiable net assets acquired is recorded as goodwill. Goodwill arising on acquisitions is capitalized and is subject to impairment review, both annually and when there are indications that the carrying value may not be recoverable. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. Acquisition-related costs are expensed as incurred and included in administrative expenses. Basis of consolidation These consolidated financial statements include the financial statements of Verona Pharma plc and its wholly owned subsidiaries Verona Pharma, Inc. and Rhinopharma until its dissolution in June 2021, as well as the Verona Employee Benefit Trust ("EBT"). The EBT is accounted for under IFRS 10 and is consolidated on the basis that the Company has control, and the assets and liabilities of the EBT are included on the Company balance sheet and shares held by the EBT in the Company are presented as a deduction from equity. The acquisition method of accounting was used to account for the acquisition of Rhinopharma. Inter-company transactions, balances and unrealized gains on transactions between group companies are eliminated. Verona Pharma, Inc. and Rhinopharma adopt the same accounting policies as the Company. 2.2 Foreign currency translation Items included in the Group's consolidated financial statements are measured using the currency of the primary economic environment in which the entity operates ("the functional currency"). The consolidated financial statements are presented in United States Dollar, which became the functional currency of the Company in the year ended 31 December 2020 (see note 2.21). Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange at the balance sheet date and the gains or losses on translation are included in the Consolidated Statement of Comprehensive Income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the original transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. 2.3 Cash and cash equivalents Cash and cash equivalents includes deposits held at call with banks, term deposits with original maturities of three months or less, and money market funds. Money market funds have been classified as cash and cash equivalents as they are low risk instruments, readily convertible to a known amount of cash and are subject to an insignificant risk of change in value. Management's intention is to manage these funds as cash and to use them to meet short-term cash requirements. 2.4 Deferred taxation Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax is determined using tax rates and laws that have been enacted or substantively enacted by the balance sheet date and expected to apply when the related deferred tax is realized or the deferred liability is settled. Deferred tax assets are recognized to the extent that it is probable that the future taxable profit will be available against which the temporary differences can be utilized. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 63

2.5 Research and development costs Capitalization of expenditure on product development commences from the point at which technical feasibility and commercial viability of the product can be demonstrated and the Group is satisfied that it is probable that future economic benefits will result from the product once completed. No such costs have been capitalized to date. Expenditure on research and development activities that do not meet the above criteria is charged to the Consolidated Statement of Comprehensive Income as incurred. 2.6 Property, plant and equipment Property, plant and equipment are stated at cost, net of depreciation and any provision for impairment. Depreciation is calculated to write off the cost less their estimated residual values, on a straight-line basis over the expected useful economic lives of the assets concerned. Computer hardware is depreciated over three years and office equipment over the term of the lease. 2.7 Intangible assets and goodwill (a) Goodwill Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired. (b) Patents Patent costs associated with the preparation, filing, and obtaining of patents are capitalized and amortized on a straight-line basis over the estimated useful lives of ten years. Amortization of patents is included in research and development costs. (c) Computer software Amortization is calculated so as to write off the cost less estimated residual values, on a straight-line basis over the expected useful economic life of two years. Amortization is included in selling, general and administrative costs. (d) In-process research & development ("IP R&D") The IP R&D asset, acquired through a business combination, which had not reached technical feasibility, was initially recognized at fair value. Subsequent movements in the assumed contingent liability (see 2.13) that relate to changes in estimated cashflows or probabilities of success are recognized as additions to the IP R&D asset that it relates to. The asset is subject to impairment testing until completion, abandonment of the project or when the research findings are commercialized through a revenue generating project. 2.8 Impairment of intangible assets, goodwill and non-financial assets The Group holds intangible assets relating to acquired IP R&D, patent costs and goodwill. Goodwill and intangible assets are tested annually for impairment or if there is an indication of impairment. The Group is a single cash generating unit ("CGU") so all intangibles are allocated to the Group as one CGU. The Group initially compares the market capitalization of the Group to the book value of its assets. If the value of the market capitalization does not support the valuation of the assets, the Group reviews estimates of the cash flows over the remaining lives of its other intangible assets, or related group of assets where applicable, in measuring whether the assets to be held and used will be realizable. In the event of impairment, the Group would discount the future cash flows using its estimated weighted average cost of capital to estimate the amount of the impairment. As at 31 December 2021 and 2020 the Company carried out impairment reviews with reference to its market capitalization. No impairment was identified for any of the assets in the years ended December 31, 2021 and 2020. 2.9 Equity interest As part of the Nuance Agreement, the Group received an equity interest in Nuance Biotech, the parent company of Nuance Pharma (see note 7). The equity interest was recognized at fair value and is subsequently measured at fair value through profit and loss. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 64

2.10 Employee Benefits (a) Pension The Group operates defined contribution pension plans for its employees. Contributions payable for the year are charged to the Consolidated Statement of Comprehensive Income. The Group has no further liability once the contributions have been paid. (b) Bonus plans The Company recognizes a liability and an expense for bonus plans if contractually obligated or if there is a past practice that has created a constructive liability. 2.11 Share-based payments The Company operates a number of equity-settled, share-based compensation schemes. The fair value of share based payments is determined using the Black-Scholes model and requires several assumptions and estimates, disclosed in note 21. The fair value of share-based payments under these schemes is expensed on a straight-line basis over the share based payments' vesting periods, based on the Company's estimate of shares that will eventually vest. 2.12 Provisions Provisions are recognized when the Company has a present legal or constructive liability as a result of past events, it is probable that an outflow of resources will be required to settle the liability, and the amount can be reliably estimated. Provisions are measured at the present value of the expenditures expected to be required to settle the liability using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. 2.13 Assumed contingent liability related to the business combination In 2006 the Company acquired Rhinopharma and assumed contingent liabilities owed to Vernalis Pharmaceuticals Limited, which was subsequently acquired by Ligand Pharmaceuticals, Inc. (“Ligand”). The Company refers to the assignment and license agreement as the Ligand Agreement. Ligand assigned to the Company all of its rights to certain patents and patent applications relating to ensifentrine and related compounds (the "Ligand Patents") and an exclusive, worldwide, royalty-bearing license under certain Ligand know-how to develop, manufacture and commercialize products (the "Licensed Products") developed using Ligand Patents, Ligand know- how and the physical stock of certain compounds. The assumed contingent liability comprises a milestone payment on obtaining the first approval of any regulatory authority for the commercialization of a Licensed Product, low single digit royalties based on the future sales performance of all Licensed Products and a portion equal to a mid-twenty percent of any consideration received from any sub-licensees for the Ligand Patents and for Ligand know-how. The liability was initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method. The assumed contingent liability is estimated as the expected value of the milestone payment and royalty payments, including royalties from the Nuance Agreement (see note 7). This expected value is based on estimated future royalties payable, derived from sales forecasts, and an assessment of the probability of success using standard market probabilities for respiratory drug development. The risk-weighted value of the assumed contingent arrangement is discounted back to its net present value applying an effective interest rate of 12%. Royalties payable are based on the future sales performance so the amount payable is unlimited. Sales that may be achieved are difficult to predict and subject to estimate, which is inherently uncertain. The assumed contingent liability is re-measured for changes in estimated cash flows or when the probability of success changes. Remeasurements relating to changes in estimated cash flows and probabilities of success are recognized in the IP R&D asset it relates to (see 2.7). The unwind of the discount is recognized in finance expense. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 65

2.14 Revenue recognition The Group’s revenue arises from the Group’s agreement for the development and commercialization of ensifentrine in Greater China (the “Nuance Agreement”). The terms of the Nuance Agreement include non-refundable upfront fees, payments based upon achievement of developmental and regulatory milestones, commercial milestones, royalties payable on sales, and manufacturing and supply. These payments are viewed as both fixed and variable consideration. Non- refundable upfront fees are considered fixed, while milestone payments and revenue from the commercialized product are identified as variable consideration. The Group follows the five-step model in IFRS 15 “Revenue from Contracts with Customers”: Step 1: Identify the contract(s) with a customer. Step 2: Identify the performance obligations in the contract. Step 3: Determine the transaction price. Step 4: Allocate the transaction price to the performance obligations in the contract. Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation. All of the Group’s revenue is derived from contracts with customers. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in IFRS 15. The Group’s performance obligations include intellectual property rights, (which include the license, patents and developmental and regulatory data) and manufacturing and supply. Management are required to judge when performance obligations are satisfied and consequently when revenue is recognized. If the right to the Group’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Group recognizes revenue from non-refundable, upfront fees allocated to the right when the right is transferred to the customer, and the customer can use and benefit from the right. If an arrangement includes development and regulatory milestone payments, the Group evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Group’s or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. For arrangements with licenses of intellectual property that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Group recognizes royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty has been allocated has been satisfied. 2.15 Financial instruments — initial recognition and subsequent measurement The Group classifies a financial instrument, or its component parts, as a financial liability, a financial asset or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability, a financial asset and an equity instrument. A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. (a) Financial assets, initial recognition and measurement and subsequent measurement All assets are initially recognized initially at fair value plus transaction costs. The Group's equity interest in Nuance Biotech is subsequently measured at fair value through profit or loss ("FVPTL") and fair value gains and losses are recognized in profit or loss. All other assets are subsequently measured.at amortized cost using the effective interest method. (b) Financial liabilities, initial recognition and measurement and subsequent measurement Financial liabilities are classified as measured at amortized cost or FVTPL. The Company's warrants are classified as FVTPL. Other financial liabilities are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss. The Group's financial liabilities include trade and other payables, the Company's warrants and the assumed contingent liability. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 66

2.15 Financial instruments — initial recognition and subsequent measurement (continued) (c) Derivative financial liability Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re- measured at fair value at the end of each reporting date. The Group holds one type of derivative financial liability, the warrants (see note 2.16). The full fair value of the derivative is classified as a non-current liability when the warrants are exercisable in more than 12 months and as a current liability when the warrants are exercisable in less than 12 months. Changes in fair value of a derivative financial liability when related to a financing arrangement are recognized in the Consolidated Statement of Comprehensive Income in Finance Income or Finance Expense. 2.16 Derivative financial liability Warrants issued by the Company to investors as part of a share subscription are compound financial instruments where the warrant meets the definition of a financial liability. The financial liability component is initially measured at fair value in the Consolidated Statement of Financial Position. Equity is measured at the residual between the subscription price for the entire instrument and the liability component. The financial liability component is remeasured. Equity is not remeasured. 2.17 Short-term investments Short-term investments include fixed term deposits held at banks with original maturities between three months and a year. They are measured at amortized cost using the effective interest method. 2.18 Transaction costs Qualifying transaction costs might be incurred in anticipation of an issuance of equity instruments and may cross reporting periods. The entity defers these costs on the balance sheet until the equity instrument is recognized. Deferred costs are subsequently reclassified as a deduction from equity when the equity instruments are recognized, as the costs are directly attributable to the equity transaction. If the equity instruments are not subsequently issued, the transaction costs are expensed. Any costs not directly attributable to the equity transaction are expensed. Transaction costs that relate to the issue of a compound financial instrument are allocated to the liability and equity components of the instrument in proportion to the allocation of proceeds. Where the liability component is held at fair value through profit or loss, the transaction costs are expensed to the Consolidated Statement of Comprehensive Income. For liabilities held at amortized cost, transaction costs are deducted from the liability and subsequently amortized. The amount of transaction costs accounted for as a deduction from equity in the period is disclosed separately in accordance with International Accounting Standard. 2.19 Employee benefit trust In the year ended December 31, 2020, the Group incorporated a trust to facilitate the acquisition of shares, by or for the benefit of employees and former employees. The Group issued 25 million ordinary shares in the year ended December 31, 2020 to cover expected share awards to employees under the 2017 Incentive Plan. Management have determined that the Group has the indirect ability to control the trust as trustees are required to act in accordance with the trust deed that the Group drew up and because the Group controls the issuance of shares to cover awards. As a consequence the trust is consolidated into the Company’s financial statements. The shares that were issued to the trust that have not been transferred to employees to cover share awards are included in the Consolidated Statement of Financial Position as treasury shares. 2.20 Investments in subsidiaries Investments in subsidiaries are shown at cost less any provision for impairment. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 67

2.21 Change in functional currency The functional currency of an entity is defined by IAS 21, The Effects of Changes in Foreign Exchange Rates, as the currency of the primary economic environment in which an entity operates. Determining the point at which the functional currency changes is a matter of judgment as economic activity changes over time. In the six months to June 30, 2020, management changes resulted in lower people costs being paid in pounds sterling. Following the Private Placement the Company entered into contracts to commence Phase 3 trials for ensifentrine and the majority of the costs are incurred in U.S. dollars. Management has reviewed budgeted activities over the next five years and identified that the majority of costs from the second half of 2020 onwards will be incurred in U.S. dollars. Furthermore, the Private Placement in July, 2020, raised funds in U.S. dollars and after delisting from AIM any future fund raises will be in U.S. dollars. Also, the commercial focus of Company is the U.S. market. As a consequence, management determined that the Company's functional currency changed from pounds sterling to U.S. dollars and this has been accounted for prospectively from July 1, 2020. To convert the Company's books and records into U.S. dollars assets and liabilities were translated at the closing rate of exchange as of June 30, 2020. 2.22 New standards, amendments and interpretations issued but not effective for the financial year beginning January 1, 2021 and not early adopted There are no IFRS standards or interpretations not yet effective that are expected to have a material impact on the Group. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 68

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

3. Financial Instruments

3.1 Financial Risk Factors

The Group's activities expose it to a variety of financial risks: market risk (including currency risk), credit risk, and liquidity risk. The Group's overall risk management program is focused on preservation of capital and has sought to minimize potential adverse effects on the Group's financial performance and position. The Group's and the Company's exposure to risk are not materially different.

(a) Market risk

Foreign currency risk reflects the risk that the Group's net assets will be negatively impacted due to fluctuations in exchange rates. The Group has not entered into foreign exchange contracts to hedge against gains or losses from foreign exchange fluctuations.

The summary data about the Group's exposure to currency risk is as follows. Figures are the U.S. Dollar values of balances in each currency:

	December 31, 2021			December 31, 2020		
	USD	GBP	EUR	USD	GBP	EUR
	$'000s	$'000s	$'000s	$'000s	$'000s	$'000s
Cash and cash equivalents	133,061	15,201	118	173,797	14,152	37
Trade and other payables	30,447	2,358	389	6,175	4,459	948

Sensitivity analysis

A reasonably possible strengthening or weakening of the Euro or pound sterling against U.S. dollar as of December 31, 2021 and 2020 would have affected the measurement of the financial instruments denominated in a foreign currency (excluding the assumed contingent liability as the impact of this is immaterial).

The following table shows how a movement in a currency would give rise to a profit or (loss) and a corresponding entry in equity.

	Profit or loss and equity	
	Strengthening	Weakening
December 31, 2021	$'000s	$'000s
EUR (5% movement)	(13)	13
GBP (5% Movement)	612	(612)
December 31, 2020		
EUR (5% movement)	(46)	46
GBP (5% Movement)	485	(485)

Foreign currency denominated trade payables are short term in nature (generally 30 to 45 days).

The Group is also exposed to market risk on the value of the equity interest in Nuance Biotech (see note 7). The fair value of the equity interest is dependent on the success of Nuance Biotech's various clinical programs, as well as valuations of similar companies in the Chinese market. The following table shows the effect of a 10% change in the fair value of the equity interest:

	Equity interest
	$'000s
Fair value increase of 10%	16,500
Base case, reported fair value	15,000
Fair value decrease of 10%	13,500

69

3.1 Financial Risk Factors (continued) (b) Credit risk Credit risk reflects the risk that the Company may be unable to recover contractual receivables. As the Company is still in the development stage no policies are currently required to mitigate this risk. As of December 31, 2021, the Group held funds at bank and in money market funds backed by U.K. or U.S. government debt. As of December 31, 2021, and December 31, 2020, cash and cash equivalents were placed at the following banks and money market funds: Cash and cash equivalents Year ended December 31, 2021 Year ended December 31, 2020 $'000 $'000 Government debt money market funds 145,432 176,838 Silicon Valley Bank 2,441 4,579 Lloyds Bank 507 6,233 Citibank — 46 Wells Fargo — 290 Total 148,380 187,986 (c) Management of capital The Group considers capital to be its equity reserves. At the current stage of the Group's life cycle, the Group's objective in managing its capital is to ensure funds raised meet the research and operating requirements until the next development stage of the Group's suite of projects. The Group ensures it is meeting its objectives by reviewing its Key Performance Indicators to ensure the research activities are progressing in line with expectations, costs are controlled and unused funds are placed in low risk money market funds to conserve resources. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 70

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

3.1 Financial Risk Factors (continued)

(d) Liquidity risk

The Group periodically prepares working capital forecasts for the foreseeable future, allowing an assessment of the cash requirements of the Group, to manage liquidity risk. The following table provides an analysis of the Group's financial liabilities. The carrying value of all balances approximates to their fair value, with the exception of the assumed contingent liability (see note 24). The Group's maturity analysis for the derivative financial liability from the issue of warrants is given in note 22.

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
	$'000s	$'000s	$'000s	$'000s
At December 31, 2021				
Trade payables	10,048	—	—	—
Other payables	307	—	—	—
Accruals	22,839	—	—	—
Lease liability	648	225	78	—
Term loan[1]	215	215	5,679	—
Assumed contingent liability[2]	—	—	10,348	89,195
Total	34,057	440	16,105	89,195

[1] This is the undiscounted value of the loan plus undiscounted interest payments

[2] This is the undiscounted value of the liability

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
	$'000s	$'000s	$'000s	$'000s
At December 31, 2020				
Trade payables	179	—	—	—
Other payables	38	—	—	—
Accruals	11,365	—	—	—
Lease liability	798	235	279	—
Term loan[1]	213	213	5,810	—
Assumed contingent liability[2]	—	—	6,900	79,900
Warrants	2,246	—	—	—
Total	14,839	448	12,989	79,900

[1] This is the undiscounted value of the loan plus undiscounted interest payments

[2] This is the undiscounted value of the liability

71

3.2 Fair value estimation Group and Company The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate to fair value due to their short-term nature. The carrying amount of the assumed contingent liability approximates to fair value as the underlying assumptions are currently similar. For financial instruments that are measured in the Consolidated Statement of Financial Position at fair value, IFRS 7 requires disclosure of fair value measurements by level of the following fair value measurement hierarchy: • Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1); • inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly (level 2); and • inputs for the asset or liability that are not based on observable market data (level 3). For the year ended December 31, 2021, and 2020, fair value adjustments to financial instruments measured at fair value through profit and loss resulted in the recognition of finance gain of $2.2 million in 2021 and a finance loss of $1.1 million in 2020. As at December 31, 2021, the derivative financial instrument was valued at $nil. The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to ascertain the fair value of an instrument are observable, the instrument is included in level 2. If one or more of the significant inputs are not based on observable market data, the instrument is included in level 3. The derivative financial instrument is classified at level 3 in the fair value hierarchy. Movements in Level 3 items during the years ended December 31, 2021, and 2020 are as follows: Derivative Financial Liability Equity Interest $'000s $'000s At January 1, 2021 (2,246) — Initial recognition of financial instrument — 15,000 Fair value adjustments recognized in profit or loss 2,246 — At December 31, 2021 — 15,000 Derivative Financial Liability Equity Interest $'000s $'000s At January 1, 2020 (1,188) — Fair value adjustments recognized in profit or loss (1,114) — Foreign exchange differences recognized in loss for the period (22) — Translation differences recognized in other comprehensive loss 78 — At December 31, 2020 (2,246) — Further details relating to the derivative financial liability are set out in notes 4 and 22 of these financial statements. In determining the fair value of the derivative financial liability, the Group applied the Black-Scholes model; key inputs include the share price at reporting date, estimations on timelines, volatility and risk-free rates. These assumptions and the impact of changes in these assumptions, where material, are disclosed in note 22. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 72

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

3.3 Change in liabilities arising from financing activities

The Group has provided a reconciliation so that changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes can be evaluated.

	Derivative financial liability	
	2021	2020
	$'000s	$'000s
At January 1	(2,246)	1,188
Fair value adjustments - non cash	2,246	1,114
Foreign exchange differences recognized in loss for the period	—	22
Translation differences recognized in other comprehensive loss	—	(78)
At December 31	—	2,246

See note 22 for information relating to the derivative financial liability.

	Lease liability	
	2021	2020
	$'000s	$'000s
At January 1	1,312	1,263
Capitalization of rental leases - non cash	439	703
Payment of lease liability - cash	(886)	(758)
Interest - non cash	61	100
Foreign exchange differences - non cash	25	4
At December 31	951	1,312

See note 15 for information relating to the capitalized leases.

	Term Loan	
	2021	2020
	$'000s	$'000s
At January 1	4,635	—
Issue of term loan	—	5,000
Debt issuance costs	—	(383)
Amortization of debt issuance costs (non-cash)	114	8
Accretion of final payment (non-cash)	125	10
At December 31	4,874	4,635

See note 25 for information relating to the Term Loan.

4. Critical accounting estimates and judgments

The preparation of financial statements in conformity with IFRS requires the use of accounting estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Although these estimates are based on management's best knowledge of current events and actions, actual results ultimately may differ from those estimates. IFRS also requires management to exercise its judgment in the process of applying the Group's accounting policies.

The areas involving significant estimates and judgements are as follows:

(a) Assumed contingent liability

The Group has a material liability for the future payment of royalties and milestones associated with contractual liabilities on ensifentrine, acquired as part of the acquisition of Rhinopharma. The estimation of the amounts and timing of future cashflows requires the forecast of royalties payable and the estimation of the likelihood that the regulatory approval milestone will be achieved (see notes 2.13 and 24). The estimates for the assumed contingent liability are based on a discounted cash flow model. Key estimates included the calculation of deferred consideration are:

73

4. Critical accounting estimates and judgments (continued) ▪ development, regulatory and marketing risks associated with progressing the product to market approval in key target territories; ▪ market size and product acceptance by clinicians, patients and reimbursement bodies; ▪ gross and net selling price; ▪ launch of competitive products; ▪ timing of cash flows; ▪ probabilities of success; and ▪ time to crystallization of contingent consideration. When there is a change in the expected cash flows or probabilities of success, the assumed contingent liability is re- measured with the change in value recognized in the IP R&D asset it relates to. The assumed contingent liability is measured at amortized cost with the discount unwinding in finance expense throughout the year. Actual outcomes could differ significantly from the estimates made. A sensitivity analysis is provided in note 24. As at May 13, 2020, the Group determined that it had moved from Phase 2 of ensifentrine's clinical development plan to Phase 3. As a consequence, the probability of success changed, reducing the risk-weighting adjustment applied to estimated cashflows. Furthermore, the Group had carried out market research and updated its forecasts for ensifentrine's revenue for the maintenance treatment of chronic obstructive pulmonary disorder using a nebulized formulation in the U.S. The Group therefore updated estimated cashflows in the second quarter of 2020. On June 9, 2021 Verona signed a agreement granting Nuance Pharma the exclusive rights to develop and commercialize products containing ensifentrine in Greater China (the "Nuance Agreement") (see note 7). The assumed contingent liability was calculated using the same methodology as stated above. Management used judgment to determine that Nuance had also entered the Phase 3 stage of of ensifentrine's clinical development plan. (b) Nuance Agreement - revenue and equity interest Under the Nuance Agreement the Group received an upfront payment of $40 million, consisting of $25 million cash and shares in Nuance Pharma's parent company, Nuance Biotech, valued at $15 million. The Group is required to record the equity interest at fair value on recognition and on subsequent measurement. Nuance Biotech stock is not publicly traded and the interest is classified under Level 3 of the fair value hierarchy. The Group has used the last observable transaction in Nuance Biotech's shares to estimate the fair value of the equity interest. The Group is required to use judgement to determine what the performance obligations in the are, and how the transaction price should be allocated to them. See note 7 for further discussion. (b) Valuation of the derivative financial liability In July 2016, the Company issued units comprises one ordinary share and one warrant. The warrants entitle the investors to subscribe for in aggregate a maximum of 12,401,262 ordinary shares. In accordance with IAS 32 and the Group’s accounting policy, as disclosed in note 2.15, the Group classified the warrants as a derivative financial liability to be presented on the Group's Consolidated Statement of Financial Position. The fair value of these warrants is determined by applying the Black-Scholes model. Assumptions are made on inputs such as term, volatility and risk free rate in order to determine the fair value per warrant. For further details see note 22. On July 29, 2016, the Company issued 31,115,926 units to new and existing investors at the placing price of £1.4365 per unit. Each unit comprises one ordinary share and one warrant. The warrant holders can subscribe for 0.4 of an ordinary share at a per share exercise price of £1.7238. The warrant holders can opt for a cashless exercise of their warrants, whereby the warrant holders can choose to exchange the warrants held for reduced number of warrants exercisable at nil consideration. The reduced number of warrants is calculated based on a formula considering the share price and the exercise price of the warrants. The warrants are therefore classified as a derivative financial liability, since their exercise could result in a variable number of shares to be issued. 5. Loss per share Basic loss per ordinary share of 12.5 cents (2020: 25.7 cents) for the Group is calculated by dividing the loss for the year ended December 31, 2021 by the weighted average number of ordinary shares in issue of 473,188,457 as of December 31, 2021 (2020: 262,932,653). During the years ended December 31, 2021 and 2020, outstanding share options, RSUs and warrants of 63,443,814 and 87,519,294, respectively, were not included in the computation of diluted earnings per ordinary share, because to do so would be antidilutive. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 74

6. Segmental reporting The Group’s activities are covered by one operating and reporting segment: Drug development. There have been no changes to management’s assessment of the operating and reporting segment of the Group during the year. All non-current assets are based in the United Kingdom apart from a right-of-use asset relating to a property lease, and associated fixtures and fittings, in the United States. 7. Revenue and the Nuance Agreement The Group’s revenue arises from its agreement for the development and commercialization of ensifentrine in Greater China. Nuance Agreement The Group entered into a collaboration and license agreement (the “Nuance Agreement”) with Nuance Pharma Limited (“Nuance Pharma”) effective June 9, 2021 (the “Effective Date”), under which the Group granted Nuance Pharma the exclusive rights to develop and commercialize ensifentrine in Greater China (China, Taiwan, Hong Kong and Macau). In return, the Group received an unconditional right to consideration aggregating $40.0 million consisting of $25.0 million in cash and an equity interest, valued at $15.0 million as of the Effective Date, in Nuance Biotech, the parent Group of Nuance Pharma. The Group is eligible to receive future milestone payments of up to $179.0 million triggered upon achievement of certain clinical, regulatory, and commercial milestones, as well as tiered double-digit royalties as a percentage of net sales of the products in Greater China. The Group will recognize these milestones when it is probable that a significant revenue reversal would not occur. As of December 31, 2021, the $25.0 million cash payment and $15.0 million equity interest had been received and the holding in Nuance Biotech was recorded as Equity Interest on the Condensed Consolidated Balance Sheet. The Equity Interest is recorded at fair value. The Group has used the last observable transaction in Nuance Biotech's shares, which was a fundraising in November 2020, as the basis for the fair value measurement. Under the terms of the Nuance Agreement, at any time until three months prior to the expected submission of the first New Drug Application in Greater China, if (i) a third party is interested in partnering with the Group, either globally or in territory covering at least the United States or Europe, for the development and/or commercialization of ensifentrine or (ii) the Group undergoes a change of control, the Group will have an exclusive option right to buy back the license granted to Nuance Pharma and all related assets. The price is agreed to be equal to the aggregate of (i) all prior amounts paid by Nuance Pharma to the Group in cash under the agreement and (ii) all development and regulatory costs incurred and paid by Nuance Pharma in connection with the development and commercialization of ensifentrine under the Nuance Agreement multiplied by a single-digit factor range dependent upon achievement of certain milestones, subject to a specified maximum amount. The Nuance Agreement will continue on a jurisdiction-by-jurisdiction and product-by-product basis until the expiration of royalty payment obligations with respect to such product in such jurisdiction unless earlier terminated by the parties. Either party may terminate the Nuance Agreement for an uncured material breach or bankruptcy of the other party. Nuance Pharma may also terminate the Nuance Agreement at will upon 90 days' prior written notice. The Group reviewed the buy-back option and determined that because it is conditional on a third party the Group does not have the practical ability to exercise it and, accordingly, the contract is accounted for under IFRS 15. The transaction price at the Effective Date of the Nuance Agreement was $40.0 million consisting of the $25.0 million upfront cash payment and $15.0 million equity interest. Developmental and regulatory milestones were not included in the transaction price as management determined that it is not probable that a significant reversal in the amount of cumulative revenue recognized will not occur. Commercial milestones and sales royalties were also excluded and will be recognized when the milestones are achieved or the sales occur in Greater China. The performance obligations in the Nuance Agreement include the grant of the license (including the right to commercialize ensifentrine until the end of the term, the sharing of certain know how, and the sharing of certain clinical and regulatory data), and manufacture and supply of ensifentrine drug product. The Group have determined that the manufacturing and supply was not at a discount. The Group has determined that Nuance does not simultaneously receive and consume the benefit of the performance obligation of the grant of the license and existing IP over time. Nor does The Group’s performance enhance this asset as the know how has already been produced and the license granted. Consequently the performance obligation relating to the granting of licenses is not satisfied over time. Accordingly, the Group has determined that the license and IP transferred should be recognized at a point in time The Group determined that it fulfilled its obligations to Nuance Pharma after it delivered the know how that will allow Nuance Pharma to file an investigational new drug application in Greater China. This know how was delivered in the year ended December 31, 2021, and the $40.0 million revenue was therefore recognized as revenue in this period. Revenue relating to the manufacture and supply obligations will be recognized when the drug product is delivered. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 75

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

8. Operating loss

Group

	Year ended December 31, 2021	Year ended December 31, 2020
	$'000s	$'000s
Operating loss is stated after (crediting)/charging/:		
Revenue (note 7)	(40,000)	—
Research and development costs:		
Employee benefits (note 9)	5,267	5,484
Share based payment	9,654	9,319
Legal, professional, consulting and listing fees	46	424
Amortization of patents (note 13)	186	155
Other research and development expenses	64,180	29,173
Total research and development costs	79,333	44,555
Selling, general and administrative costs:		
Employee benefits (note 9)	4,007	5,899
Share based payment	15,771	12,858
Legal, professional consulting and listing fees	4,304	5,154
Transaction advisory fees for Nuance Agreement[1]	4,000	—
Amortization of computer software (note 13)	1	4
Depreciation of property, plant and equipment (note 14)	38	29
Depreciation of right of use assets (note 15)	590	592
Loss/(gain) on variations in foreign exchange rate	142	(290)
Other selling, general and administrative expenses	4,971	5,696
Total selling, general and administrative costs	33,824	29,942
Operating loss	73,157	74,497

[1] This advisory fee incurred in arranging the Nuance Agreement. Management have determined this does not relate to the satisfaction of performance obligations under the the Nuance Agreement and it has therefore been classified in selling, general and administrative costs.

During the periods indicated, the Group obtained the services from and paid the fees of the Group's auditors and their associates as detailed below:

	Year ended December 31, 2021	Year ended December 31, 2020
	$'000s	$'000s
Audit of Verona Pharma plc and consolidated financial statements	453	318
Audit related services	162	348
Other services	231	198
Total	846	864

Audit-Related Services

For the year ended December 31, 2021, audit related services include fees for quarterly interim reviews.

For the year ended December 31, 2020, audit related services include fees for quarterly interim reviews and audit of conversion from IFRS to US GAAP for SEC filings.

Other Services

For the year ended December 31, 2021, other services related to comfort over the at-the-market equity offering, and certain regulatory filings.

For the year ended December 31, 2020, other services related to advice relating to fund raising and certain regulatory filings.

76

9. Directors' emoluments and staff costs Group Year ended December 31, 2021 Year ended December 31, 2020 The monthly average number of employees (excluding directors) of the Group during the year: Research and development 17 16 Selling, general and administrative 10 10 Total 27 26 Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Aggregate emoluments of directors: Salaries and other short-term employee benefits 1,157 1,168 Social security costs 172 433 Other pension costs 12 6 Directors' emoluments, excluding share-based payment charge 1,341 1,607 Share-based payment charge 7,735 8,037 Directors' emoluments, including share-based payment charge 9,076 9,644 Dr. Karlsson's emoluments from January 1, 2020, to January 31, 2020, are included in the table above. His emoluments after this date, including compensation for loss of office, are included in other staff costs. Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Aggregate executive officers costs: Wages and salaries 1,650 1,782 Social security costs 44 280 Share-based payment charge 10,104 8,698 Other pension costs 19 24 Total executive officers costs 11,817 10,784 Costs for Mr Morgan (former CFO and officer) from January 1, 2020, to February 28, 2020, are included in the table above. His costs after this date, including compensation for loss of office, are included in other staff costs. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 77

9. Directors' emoluments and staff costs (continued) Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Aggregate other staff costs: Wages and salaries 5,203 6,958 Social security costs 863 619 Share-based payment charge 7,586 5,442 Other pension costs 154 113 Total other staff costs 13,806 13,132 The Group considers key management personnel to be the aggregate of directors and executive officers. The executive officers are the chief financial officer, chief medical officer and legal counsel. The Group operates defined contribution pension schemes for its employees and executive director. There were no prepaid or accrued contributions to the scheme at December 31, 2021 (2020: $nil). Company Year ended December 31, 2021 Year ended December 31, 2020 The average number of employees (excluding directors) of the Company during the year: Research and development 5 5 Selling, general and administrative 7 7 Total 12 12 Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Aggregate emoluments of directors: Salaries and other short-term employee benefits 575 523 Social security costs 69 408 Other pension costs — 1 Directors' emoluments excluding share-based payment charge 644 932 Share-based payment charge 7,735 8,037 Directors' emoluments including share-based payment charge 8,379 8,969 Dr. Karlsson's emoluments from January 1, 2020, to January 31, 2020, are included in the table above. His emoluments after this date, including compensation for loss of office, are included in other staff costs. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 78

9. Directors' emoluments and staff costs (continued) Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Aggregate executive officers costs: Wages and salaries 456 662 Social security costs (114) 90 Share-based payment charge 10,104 8,202 Other pension costs 11 22 Total executive officers costs 10,457 8,976 Costs for Mr Morgan (former CFO and officer) from January 1, 2020, to February 28, 2020, are included in the table above. His costs after this date, including compensation for loss of office, are included in other staff costs. Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Aggregate other staff costs: Wages and salaries 1,885 3,549 Social security costs 620 591 Share-based payment charge 7,586 7,572 Other pension costs 70 87 Total other staff costs 10,161 11,799 The Company considers key management personnel to be the aggregate of directors and executive officers. The executive officer employed by the Company is the Company's legal counsel. The Company operates a defined contribution pension scheme for its employees. There were no prepaid or accrued contributions to the scheme at December 31, 2021 (2020: $nil). In respect of Directors’ remuneration, the Company has taken advantage of the permission in Paragraph 6(2) of Statutory Instrument 2008/410 to omit aggregate information that is capable of being ascertained from the detailed disclosures in the audited sections of the Directors’ Remuneration Report on pages 28 to 47, which form part of these Consolidated Financial Statements. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 79

10. Finance income and expense Group Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Finance income: Interest received on cash balances 14 121 Foreign exchange gain on translating foreign currency denominated balances 176 2,060 Fair value adjustment on derivative financial liability (note 22) 2,246 — Total finance income 2,436 2,181 Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Finance expense: Fair value adjustment on derivative financial liability (note 22) — 1,136 Interest on term loan 340 35 Interest on discounted lease liability 61 100 Unwinding of discount factor related to the assumed contingent arrangement (note 24) 3,793 2,235 Total finance expense 4,194 3,506 Company Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Finance income: Interest received on cash balances 14 121 Foreign exchange gain on translating foreign currency denominated balances 176 2,060 Fair value adjustment on derivative financial liability (note 22) 2,246 — Total finance income 2,436 2,181 Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Finance expense: Fair value adjustment on derivative financial liability (note 22) — 1,136 Interest on term loan 340 35 Interest on discounted lease liability 34 59 Unwinding of discount factor related to the assumed contingent arrangement (note 24) 3,793 2,235 Total finance expense 4,167 3,465 VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 80

11. Taxation Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Analysis of tax credit for the year: Current tax: U.K. tax credit (15,819) (8,201) U.S. tax charge 207 146 Adjustment in respect of prior periods (36) (66) Total tax credit (15,648) (8,121) The difference between the total tax shown above and the amount calculated by applying the standard rate of tax to the loss before tax is as follows: Factors affecting the tax credit for the year: Loss on ordinary activities before taxation (74,915) (75,822) Multiplied by standard rate of corporation tax of 19% (2019: 19%) (14,234) (14,406) Effects of: Non-deductible expenses 4,903 6,217 Research and development incentive (6,807) (3,529) Temporary differences not recognized 111 89 Difference in overseas tax rates 189 28 Share options exercised (1,434) (286) Tax losses carried forward not recognized 1,660 3,832 Adjustment in respect of prior periods (36) (66) Total tax credit (15,648) (8,121) U.K. corporation tax is charged at 19% (2020: 19%) and U.S. federal and state tax at 27.6% (2020: 27.6%). The following tables represent deferred tax balances recognized in the Consolidated Statement of Financial Position. As of December 31, 2021 As of December 31, 2021 $'000s $'000s Deferred tax assets 8,212 5,992 Deferred tax liabilities (8,212) (5,992) Net balances — — The deferred tax liability relates to the difference between the accounting and tax bases of the IP R&D intangible asset. A deferred tax asset relating to UK tax losses has been recognized and offset against the liability. The movement relates to the addition to the asset in the year ended December 31, 2021, and the change in the tax rate applied from 19% to 25%. This was not show in the financial statement for the year ended December 31, 2020, as it was not material. Factors that may affect future tax charges The Company has U.K. tax losses available for offset against future profits in the United Kingdom. However an additional deferred tax asset has not been recognized in respect of such items due to uncertainty of future profit streams. As of December 31, 2021, the unrecognized deferred tax asset at 25% is estimated to be $31.3 million (2020: $28.7 million at 19%). Unrecognized deferred tax assets related to tax losses and potential tax deductions on potential issuance of shares under employee share programs. These losses and deductions have an indefinite life. Under the terms of agreement between the Company and its subsidiary, Verona Pharma Inc., the Company may incur a future tax charge relating to the share based compensation deduction that is included in the inter-company service charge. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 81

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

12. Goodwill

Group and Company

	As of December 31, 2021	As of December 31, 2020
	$'000s	$'000s
As at January 1	545	585
Translation differences recognized in other comprehensive loss	—	(40)
As at December 31	545	545

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with the acquisition of Rhinopharma in September 2006. Goodwill is not amortized, but is tested annually for impairment.

The Group has one CGU so goodwill is tested for impairment together with its intangible assets. It was tested with reference to the Group's market capitalization as of December 31, 2021, the date of testing of IP R&D and goodwill impairment. The market capitalization of the Group was approximately $403.3 million as of December 31, 2021, (2020: $405.4 million) compared to the Group's net assets of $143.8 million (2020: $184.3 million). Consequently, no impairment was required.

13. Intangible assets

Group and Company

	IP R&D	Computer software	Patents	Total
	$'000s	$'000s	$'000s	$'000s
Cost				
At January 1, 2020	2,591	25	1,611	4,227
Additions	27,666	—	296	27,962
Translation differences recognized in other comprehensive loss	148	(2)	(109)	37
At December 31, 2020	30,405	23	1,798	32,226
Accumulated amortization				
At January 1, 2020	—	19	549	568
Charge for year	—	4	155	159
Translation differences recognized in other comprehensive loss	—	(1)	(38)	(39)
At December 31, 2020	—	22	666	688
Net book value				
At December 31, 2020	30,405	1	1,132	31,538

82

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

13. Intangible assets (continued)

	IP R&D	Computer software	Patents	Total
	$'000s	$'000s	$'000s	$'000s
Cost				
At January 1, 2021	30,405	23	1,798	32,226
Additions	1,122	—	373	1,495
At December 31, 2021	31,527	23	2,171	33,721
Accumulated amortization				
At January 1, 2021	—	22	666	688
Charge for year	—	1	186	187
At December 31, 2021	—	23	852	875
Net book value				
At December 31, 2021	31,527	—	1,319	32,846

Intangible assets comprise patents, computer software and an IP R&D asset that arose on the acquisition of Rhinopharma and investment in patents to protect ensifentrine.

The IP R&D asset acquired through the business combination was initially recognized at fair value. Subsequent movements in the assumed contingent liability that relate to changes in estimated cash flows or probabilities of success are recognized as additions to the IP R&D asset that it relates to. The asset is not amortized and is tested annually for impairment.

Patents are amortized over a period of ten years and are tested annually for impairment.

Intangible assets are tested for impairment with goodwill, as the Group has only one cash generating unit. See note 12 for information about the impairment review.

83

14. Property, plant and equipment Group Computer hardware Office equipment Total $'000s $'000s $'000s Cost At January 1, 2020 102 — 102 Additions 5 76 81 Translation differences recognized in other comprehensive loss (7) — (7) At December 31, 2020 100 76 176 Accumulated depreciation At January 1, 2020 45 — 45 Charge for the year 25 4 29 Translation differences recognized in other comprehensive loss (4) — (4) At December 31, 2020 66 4 70 Net book value At December 31, 2020 34 72 106 Computer hardware Office equipment Total $'000s $'000s $'000s Cost At January 1, 2021 100 76 176 Additions 12 — 12 At December 31, 2021 112 76 188 Accumulated depreciation At January 1, 2021 66 4 70 Charge for the year 24 14 38 At December 31, 2021 90 18 108 Net book value At December 31, 2021 22 58 80 VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 84

14. Property, plant and equipment (continued) Company Computer hardware $'000s Cost At January 1, 2020 102 Additions 5 Translation differences recognized in other comprehensive loss (7) At December 31, 2020 100 Accumulated depreciation At January 1, 2020 45 Charge for the year 25 Translation differences recognized in other comprehensive loss (4) At December 31, 2020 66 Net book value At December 31, 2020 34 Computer hardware $'000s Cost At January 1, 2021 100 Additions 5 At December 31, 2021 105 Accumulated depreciation At January 1, 2021 66 Charge for the year 22 At December 31, 2021 88 Net book value At December 31, 2021 17 VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 85

15. Right-of-use assets - property leases Group The right-of-use asset relates to rented office space in London and North Carolina where the Group generally enters in to leases for terms of less than three years. The Consolidated Statement of Financial Position shows the following amounts relating to leases: Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Right-of-use assets Right-of-use assets 899 1,050 899 1,050 Lease liabilities Current (648) (798) Non-current (303) (514) (951) (1,312) In the year ended December 31, 2021, the Group extended its leases on office space in London. $0.4m was added to the lease liability and the associated right of use asset. In the year ended December 31, 2020, the Group entered into a lease on office space in North Carolina. $0.7m was added to the lease liability and the associated right of use asset. Also in the same year the Group recorded an impairment of $0.3m of a right-of-use asset relating to office space in New York. To calculate the value of the lease liabilities the Group applied a discount rate of 8%. The current leases end in 2023 and 2024 respectively and include options to extend. The Group has determined it is not yet reasonably certain to operate the option to extend the leases and so has recognized lease payments only to these points in its calculation of the lease liabilities. The right-of-use lease assets are depreciated over the term of the leases. The Consolidated Statement of Comprehensive Income includes the following amounts relating to leases: Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Depreciation charge of right-of-use assets Right-of-use assets (590) (592) (590) (592) Interest expense (including finance cost) 61 100 The total cash outflow for leases in 2021 was $886,000 (2020: $758,000). VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 86

15. Right-of-use assets - property leases (continued) Company The right-of-use asset relates to rented office space in London where the Group generally enters in to leases for terms of less than three years. The Company's Statement of Financial Position shows the following amounts relating to leases: Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Right-of-use assets Right-of-use assets 494 482 494 482 Lease liabilities Current (460) (458) Non-current (21) (77) (481) (535) In the year ended December 31, 2021, the Company extended its leases on office space in London. $0.4m was added to the lease liability and the associated right of use asset. To calculate the value of the lease liabilities the Company chose a discount rate of 8%. The leases end in 2023. The Company has determined it is not yet reasonably certain to operate the option to extend the leases and so has recognized lease payments only to this point in its calculation of the lease liabilities. The right-of-use lease asset is depreciated over the term of the lease. The Consolidated Statement of Comprehensive Income includes the following amounts relating to leases: Year ended December 31, 2021 Year ended December 31, 2020 $'000s $'000s Depreciation charge of right-of-use assets Right-of-use assets (428) (428) (428) (428) Interest expense (including finance cost) 34 59 The total cash outflow for leases in 2021 was $534.0 thousand (2020 $491.0 thousand). 16. Equity interest As part of the Nuance Agreement, the Company received an equity interest in Nuance Biotech, the parent company of Nuance Pharma. The equity interest is held at fair value through profit and loss. The equity interest was recognized at a value of $15.0 million. The Group determined that this was the fair value of the equity interest as it was issued on the same terms as Nuance Biotech's latest fundraising in November. In December 2021 Nuance Biotech issued equity on identical terms as in the Nuance Agreement and the November 2020 fundraising. Management has determined that the fair value of the equity interest should be $15.0 million as at December 31, 2021. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 87

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

17. Investment in subsidiaries

Company

The Company has one wholly-owned subsidiary, Verona Pharma, Inc. Rhinopharma Limited, a Canadian company that was previously a non-operating, wholly-owned subsidiary, was dissolved in June 2021. Rhinopharma Limited was a drug discovery and development company focused on developing proprietary drugs to treat allergic rhinitis and other respiratory diseases prior to its acquisition by the Company on September 18, 2006.

	December 31, 2021	December 31, 2020
	$'000s	$'000s
Net book value:		
At the start of the year	—	1,780
Capital contribution arising from share-based payments	—	(1,780)
Net book amount at the end of year	—	—

In year ended December 31, 2020, the Company changed its accounting for its share based payments for employees of Verona Pharma, Inc. Previously the charge was recognized in Verona Pharma, Inc.; this was cumulatively adjusted and recorded in Verona Pharma plc.

The Company's investments comprise interests in Group undertakings, details of which are shown below:

	Verona Pharma Inc.
Country of incorporation	Delaware
	USA
Description of shares held	$0.001
	Common stock
Proportion of shares held by the Company	100%

Verona Pharma Inc. was incorporated on the 12 December 2014 under the laws of the State of Delaware, USA and has its registered office at 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, Delaware, United States of America.

88

18. Prepayments and other receivables Group December 31, 2021 December 31, 2020 $'000s $'000s Prepayments 4,057 4,540 Other receivables 2,060 1,720 Total prepayments and other receivables 6,117 6,260 The prepayments balance includes prepayments for insurance and clinical activities. Company December 31, 2021 December 31, 2020 $'000s $'000s Prepayments 4,048 4,529 Other receivables 1,987 1,647 Amounts due from group undertakings — 1,246 Total prepayments and other receivables 6,035 7,422 Amounts due from group undertakings are unsecured, interest free and repayable on demand. The prepayments balance includes prepayments for insurance and clinical activities. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 89

19. Share Capital The movements in the Company's share capital are summarized below: Date Description Number of shares Share Capital amounts in $'000s As at December 31, 2019 105,326,638 7,265 March 26, 2020 Vesting of RSUs 887,080 52 May 12, 2020 Vesting of RSUs 267,288 16 July 10, 2020 Vesting of RSUs 55,000 3 July 23, 2020 Private placement 355,831,184 22,701 August 5, 2020 Vesting of RSUs 267,296 17 November 2, 2020 Vesting of RSUs 615,296 36 December 22, 2020 Exercise of options 54,664 4 December 30, 2020 Issuance of shares 25,000,000 1,700 As at December 31, 2020 488,304,446 31,794 June 14, 2021 Issuance of shares 12,712 1 June 15, 2021 Issuance of shares 185,336 13 June 16, 2021 Issuance of shares 2,400 — June 17, 2021 Issuance of shares 125,680 9 June 18, 2021 Issuance of shares 23,200 2 June 21, 2021 Issuance of shares 84,576 6 June 22, 2021 Issuance of shares 800 — August 26, 2021 Issuance of shares 438,400 30 As at December 31, 2021 489,177,550 31,855 All 489,177,550 issued ordinary shares at December 31, 2021 are allotted, unrestricted, called up and fully paid. All issued shares rank pari passu except for 48,088,896 non-voting ordinary shares. All shares have a par value of £0.05. At the Annual General Meeting held on April 27, 2021, shareholders approved the resolution to authorize the directors to allot shares in the Company, or grant rights to subscribe for, or to convert any security into shares in the Company, up to an aggregate nominal amount of £24,415,222.30, or 488,304,446 ordinary shares. As at December 13, 2021, £43,655 of this nominal amount, or 873,104 ordinary shares, had been issued. Treasury shares The Group holds shares in an employee benefit trust, to satisfy share based compensation awards and these share are accounted for as treasury shares. As at December 31, 2021, 9,094,584 shares were held in treasure, at a nominal value of $603 thousand (2020: 25,000,000 shares, nominal value $1.7 million). 20. Private placement In July 2020, Verona Pharma raised approximately $200 million in a private placement with new and existing institutional and accredited investors (the "Private Placement"). The Private Placement comprised a private placement of 355,831,184 newly issued ordinary shares, of which 307,520,072 were represented by 38,440,009 new ADSs at a price of $4.50 per ADS, and 48,088,896 were newly issued non-voting ordinary shares and 222,216 were newly issued voting ordinary shares, at the equivalent price of $0.5625 per ordinary share. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 90

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

21. Share-based payments charge

Group and Company

The Company operates various share based payment incentive schemes for its staff.

In accordance with IFRS 2 "Share Based Payments," the cost of equity-settled transactions is measured by reference to their fair value at the date at which they are granted. For transactions with employees fair value is determined using the Black-Scholes model. The cost of equity-settled transactions is recognized over the period until the award vests. No expense is recognized for awards that do not ultimately vest. At each reporting date, the cumulative expense recognized for equity-based transactions reflects the extent to which the vesting period has expired and the number of awards that, in the opinion of the Directors at that date, will ultimately vest.

The costs of equity-settled share-based payments to employees are recognized in the Statement of Comprehensive Income, together with a corresponding increase in equity during the vesting period. During the twelve months ended December 31, 2021, the Company recognized a share-based payment expense of $25.4 million (2020: $22.2 million). The charge is included in selling, general and administrative costs as well as in research and development costs and represents the current year's allocation of the share based payment expense.

The Company operates an Unapproved Share Option Scheme under which options were issued before 31 December 2016. The Company also operates a tax efficient EMI Option Scheme under which options were issued before 31 December 2016. In 2017 the Company commenced the 2017 Incentive Award Plan under which the Company grants share options and restricted stock units ("RSUs") to employees and directors. All options and RSUs vest over terms of between one and four years.

In the year ended December 31, 2019, the Company modified the terms of all the RSUs issued prior to January 1, 2019, to include a market condition that the Company's share price must be maintained above of £2 per ordinary share for thirty days, in addition to the service condition. As at December 31, 2020, this approximated to $21.90 per ADS. The RSUs vest after a five year term irrespective of whether the £2 market condition was met. This modification did not result in an increase in the fair value of the RSUs. The RSUs issued in the year ended December 31, 2019, also include the same market condition and five year term.

In the year ended December 31, 2021, under the 2017 Incentive Award Plan, the Company granted 1,696,000 (2020: 2,096,285) share options and 3,030,928 RSUs (2020: 62,566,271). The total fair values of the options and RSUs were estimated using the Black-Scholes option-pricing model for equity-settled transactions and amounted to $75.9 million (2020: $62.1 million). The cost is amortized over the vesting period of the options and RSUs on a straight-line basis.The following assumptions were used for the Black-Scholes valuation of share options and RSUs granted in 2020 and 2021:

Issued in 2020	Options	Restricted stock units
Number granted	2,096,285	62,566,271
Risk-free interest rate	0.39% - 0.82%	
Expected life of options	5.5 - 7 years	
Annualized volatility	67.98% - 69.71%	
Dividend rate	0.00 %	
Vesting period	1 to 4 years	1 to 4 years

Issued in 2021	Options	Restricted stock units
Number granted	1,696,000	3,030,928
Risk-free interest rate	0.79% - 1.32%	
Expected life of options	5 - 7 years	
Annualized volatility	85.35% - 87.68%	
Dividend rate	0.00 %	
Vesting period	0 to 4 years	0 to 4 years

91

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

21. Share-based payments charge (continued)

The Company had the following share options movements in the year ended December 31, 2021:

Year of issue	Exercise price ($)	At January 1, 2021	Options granted	Options exercised	Options forfeited	Options expired	At December 31, 2021	Expiry date
2013	3.06	80,000	—	—	—	—	80,000	April 15, 2023
2013	3.07	160,000	—	—	—	—	160,000	July 29, 2023
2014	2.94	160,000	—	—	—	—	160,000	May 15, 2024
2015	1.88	342,000	—	—	—	—	342,000	January 29, 2025
2016	2.90	122,000	—	—	—	—	122,000	February 9, 2026
2016	2.40	610,000	—	—	—	—	610,000	August 3, 2026
2016	2.49	200,000	—	—	—	—	200,000	September 13, 2026
2016	2.65	300,000	—	—	—	—	300,000	September 26, 2026
2017	1.70	3,390,720	—	—	—	—	3,390,720	April 26, 2027
2017	1.95	20,000	—	—	—	—	20,000	May 26, 2027
2017	1.69	160,000	—	—	(160,000)	—	—	June 14, 2027
2018	2.02	1,536,120	—	—	(449,080)	—	1,087,040	March 8, 2028
2019	0.75	3,102,632	—	—	(614,392)	—	2,488,240	March 29, 2029
2019	0.76	346,000	—	—	(120,000)	—	226,000	June 11, 2029
2019	0.56	100,000	—	—	—	—	100,000	August 22, 2029
2019	0.57	500,000	—	—	(208,000)	—	292,000	November 26, 2029
2020	0.71	1,505,000	—	—	(175,000)	—	1,330,000	March 3, 2030
2020	0.79	491,200	—	—	—	—	491,200	September 24, 2030
2021	0.62	—	320,000	—	—	—	320,000	October 4, 2031
2021	0.73	—	800,000	—	(400,000)	—	400,000	May 26, 2031
2021	0.78	—	576,000	—	—	—	576,000	August 8, 2031
Total		13,125,672	1,696,000	—	(2,126,472)	—	12,695,200	

The Company had the following RSU movements in the year ended December 31, 2021:

Year of issue	At January 1, 2021	Units granted	Units vested	Units forfeited	At December 31, 2021	Expiry date
2017	182,680	—	—	—	182,680	April 26, 2027
2018	61,072	—	—	(13,808)	47,264	March 8, 2028
2019	332,272	—	—	(48,552)	283,720	March 29, 2029
2020	267,304	—	(267,304)	—	—	March 3, 2030
2020	7,372,864	—	(3,225,640)	—	4,147,224	May 7, 2030
2020	53,776,168	—	(20,617,208)	(1,940,224)	31,218,736	August 20, 2030
2021	—	634,928	(476,200)	—	158,728	January 28, 2031
2021	—	116,000	(87,000)	—	29,000	March 1, 2031
2021	—	2,200,000	—	—	2,200,000	November 14, 2031
2021	—	80,000	—	—	80,000	December 13, 2031
Total	61,992,360	3,030,928	(24,673,352)	(2,002,584)	38,347,352	

Outstanding and exercisable share options by scheme as of December 31, 2021:

Plan	Outstanding	Exercisable	Weighted average exercise price in $ for Outstanding	Weighted average exercise price in $ for Exercisable
2017 Incentive Award Plan	10,721,200	8,203,240	1.30	1.17
EMI	114,000	114,000	2.54	2.54
Unapproved	1,860,000	1,860,000	2.51	2.51
Total	12,695,200	10,177,240	6.35	6.22

92

21. Share-based payments charge (continued) The options outstanding at December 31, 2021, had a weighted average remaining contractual life of 6.5 years (2020: 7.3 years). For 2020 and 2021, the number of options granted and expired and the weighted average exercise price of options were as follows: Number of options Weighted average exercise price ($) At January 1, 2020 14,179,196 1.53 Options granted in 2020: Employees 1,725,085 0.71 Directors 371,200 0.79 Options exercised in the year (54,664) 0.75 Options forfeited (2,506,017) 1.53 Options expired (589,128) 1.93 At December 31, 2020 13,125,672 1.41 Exercisable at December 31, 2020 7,749,296 1.75 Number of options Weighted average exercise price ($) At January 1, 2021 13,125,672 1.41 Options granted in 2020: Employees 1,120,000 0.73 Directors 576,000 0.85 Options exercised — — Options forfeited (2,126,472) 1.06 Options expired — — At December 31, 2021 12,695,200 1.38 Exercisable at December 31, 2021 10,177,240 1.53 The following table shows the number of RSUs issued, vested and forfeited in 2020. Number of RSUs At January 1, 2020 1,602,969 Granted: Employees 42,662,791 Directors 19,903,480 RSUs vested in the year (2,091,960) RSUs forfeited in the year (84,920) At December 31, 2020 61,992,360 VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 93

21. Share-based payments charge (continued) The following table shows the number of RSUs issued, vested and forfeited in 2021. Number of RSUs At January 1, 2021 61,992,360 Granted: Employees 2,385,824 Directors 645,104 RSUs vested in the year (24,673,352) RSUs forfeited in the year (2,002,584) At December 31, 2021 38,347,352 22. Derivative financial liability Group and Company On July 29, 2016, the Company issued 31,115,926 units to new and existing investors at the placing price of £1.4365 per unit. Each unit comprises one ordinary share and one warrant. The warrant holders can subscribe for 0.4 of an ordinary share at a per share exercise price of £1.7238. The warrant holders can opt for a cashless exercise of their warrants, whereby the warrant holders can choose to exchange the warrants held for reduced number of warrants exercisable at nil consideration. The reduced number of warrants is calculated based on a formula considering the share price and the exercise price of the warrants. The warrants are therefore classified as a derivative financial liability, since their exercise could result in a variable number of shares to be issued. The warrants entitled the investors to subscribe in aggregate, a maximum of 12,401,262 shares. The warrants can be exercised until May 2, 2022. In the year ended December 31, 2021, no warrants were forfeited (2020: nil). The table below presents the assumptions in applying the Black-Scholes model to determine the fair value of the warrants. As of December 31, 2021 As of December 31, 2020 Shares available to be issued under warrants 12,401,262 12,401,262 Exercise price £ 1.7238 £ 1.7238 Risk-free interest rate 0.07% — % Expected term to exercise 0.33 years 1.33 years Annualized volatility 51.6% 105.4 % Dividend rate — % — % VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 94

22. Derivative financial liability (continued) As of the reporting date, the Company updated the underlying assumptions and calculated a fair value of these warrants amounting to $nil. The variance of $2.2 million is recorded as finance income in the Consolidated Statement of Comprehensive Income and is shown as follows: Derivative financial liability Derivative financial liability 2021 2020 $'000s $'000s At January 1 2,246 1,188 Fair value adjustments recognized in profit or loss (2,246) 1,114 Foreign exchange differences recognized in loss for the period — 22 Translation differences recognized in other comprehensive loss — (78) At December 31 — 2,246 For the amount recognized at December 31, 2021, the effect when the following parameter moves up or down is presented below : Volatility (up / down 10% pts) $'000s Variable up 4 Base case, reported fair value — Variable down — 23. Trade and other payables Group As of December 31, 2021 As of December 31, 2020 $'000s $'000s Trade payables 10,048 179 Other payables 307 38 Accruals 22,839 11,365 Total trade and other payables 33,194 11,582 Company As of December 31, 2021 As of December 31, 2020 $'000s $'000s Trade payables 10,048 201 Other payables 304 18 Amount due to group undertakings 6,939 3,502 Accruals 22,722 10,771 Total trade and other payables 40,013 14,492 Amounts due to group undertakings are unsecured, interest free and repayable on demand. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 95

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

24. Assumed contingent liability related to the business combination

The value of the assumed contingent liability as of December 31, 2021 is $36.5 million (2020: $31.6 million). The increase in value of the assumed contingent liability during 2021 amounted to $4.9 million (2020: $30.1 million).

As at May 13, 2020, the Group determined that it had moved from Phase 2 of ensifentrine's clinical development plan to Phase 3. As a consequence, the probability of success changed, reducing the risk-weighting adjustment applied to estimated cashflows. Furthermore, the Group had carried out market research and updated its forecasts for ensifentrine's revenue for the maintenance treatment of chronic obstructive pulmonary disorder using a nebulized formulation in the U.S. The Group therefore updated estimated cashflows in the second quarter of 2020.

As at June 9, 2021 Verona signed an agreement granting Nuance Pharma the exclusive rights to develop and commercialize products containing ensifentrine in Greater China. The Group estimated potential cashflows from the agreement and accordingly remeasured the contingent liability.

The expected cash flows are based on estimated future royalties payable, derived from sales forecasts, including expected timings of these sales, and an assessment of the probability of success using standard market probabilities for respiratory drug development. The risk-weighted value of the assumed contingent arrangement is discounted back to its net present value applying an effective interest rate of 12%.

	2021	2020
	$'000s	$'000s
January 1	31,609	1,463
Re-measurement of contingent obligation	1,122	27,666
Foreign exchange differences recognised in loss for the period	(34)	22
Unwinding of discount factor	3,793	2,235
Translation differences recognised in other comprehensive loss	—	223
December 31	36,490	31,609

The fair value of the contingent obligation is approximately $43 million. This is calculated using its current discount rate. Because of the unobservable inputs in the model, the fair value is classified under Level 3 of the fair value hierarchy.

For the amount recognized as at December 31, 2021, of $36.5 million, the effect if underlying assumptions were to deviate up or down is presented in the following table (assuming the probability of success does not change):

	Probability of success (up / down 5 % pt)	Revenue (up / down 10 % pts)
	$'000s	$'000s
Variable up	39,202	39,776
Base case, reported fair value	**36,490**	**36,490**
Variable down	33,779	33,205

25. Term loan

On November 19, 2020, the Group (the "Borrowers") entered into a term loan facility of up to $30.0 million (the "Term Loan"), consisting of term loan advances in an aggregate amount of $5.0 million funded at closing, and potentially two further advances of $10.0 million and $15.0 million.

The agreement bears interest at the WSJ prime rate plus 1.25% per annum subject to a minimum of 4.25%. The Term Loan provides for interest-only payments on a monthly basis until the payment date immediately preceding December 1, 2023. Thereafter, amortization payments will be payable monthly in twelve equal installments of principal plus monthly payments of accrued interest.

Upon repayment the Borrowers are required to make a final payment of 10% of the aggregate Term Loans advanced. This final payment, which is currently $0.5 million has been recorded as a debt discount and is being accreted to the carrying value of the debt using the effective interest method. In addition the Borrowers may prepay the Term Loan in full subject to a prepayment fee of $450,000 plus 3% of the term loans advanced, reducing to $150,000 plus 1% of the term loans advanced.

The Term Loan is secured by a lien on substantially all of the assets of the Borrowers, other than intellectual property and the equity interests of Verona Pharma, Inc., provided that such lien on substantially all assets includes any rights to payments and proceeds from the sale, licensing or disposition of intellectual property. The Borrowers have also granted a negative pledge with respect to intellectual property.

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25. Term loan (continued) In connection with the Term Loan the Company incurred debt issuance costs totaling approximately $400 thousand. These costs are deducted from the carrying amount of the debt and are being amortized over the estimated term of the debt using the effective interest method. As of December 31, 2021, the carrying value of the term loan was approximately $4.9 million, of which all was due in greater than 12 months. The carrying amount of the debt approximates its fair value based on prevailing interest rates as of the balance sheet date. The loan agreement contains customary covenants, representations, provisions and indemnification rights. The loan agreement includes a minimum cash covenant triggered when the Borrowers' consolidated cash and cash equivalents drop below $45.0 million at any time after certain events, including negative data from certain clinical trials, the issuance by the U.S. Food and Drug Administration of a complete response letter with respect to a New Drug Application submitted for ensifentrine, and failure to achieve certain regulatory milestones. 26. Contingent liability Subsequent to the Effective Date, of the Nuance Agreement (see note 7) Ligand notified the Group that it believes that Nuance Pharma is a sub-licensee under the Ligand Agreement and that the Group is therefore under an obligation to make a sublicense payment to Ligand equal to 25% of the $40.0 million upfront transaction price. The Group does not believe it has granted a sublicense of or otherwise transferred to Nuance any Ligand intellectual property or know how and therefore the Group believes that it is not under any obligation to pay the requested sum to Ligand. 27. Related parties transactions and other shareholder matters (i) Related party transactions The Directors have authority and responsibility for planning, directing and controlling the activities of the Company and they therefore comprise key management personnel as defined by IAS 24, ("Related Party Disclosures"). Directors and key management personnel remuneration is disclosed in note 9. (ii) Other shareholder matters The Company has entered into the following arrangements with parties who are significant shareholders of the Company, though they are not classed as related parties. The Company entered into relationship agreements with Vivo Ventures Fund VII, L.P., Vivo Ventures VII Affiliates Fund, L.P., Vivo Ventures Fund VI, L.P., Vivo Ventures VI Affiliates Fund, L.P. (collectively, "Vivo Capital"), Orbimed Private Investments VI L.P. ("Orbimed") and Abingworth Bioventures VI L.P. ("Abingworth"). As agreed in these relationship agreements, the above parties invested in the Company as part of the July 2016 Placement, and the Company agreed to appoint representatives designated by Vivo Capital, OrbiMed and Abingworth to the board of directors, who are Dr. Mahendra Shah, Mr. Rishi Gupta, and Dr. Andrew Sinclair. The appointment rights within the relationship agreement with Arix and Arthurian terminated on closing of the Global Offering on April 26, 2017. Dr Cunningham agreed to continue to serve on the Company's board of directors as an independent director. The respective appointment rights under the remaining relationship agreements will automatically terminate upon (i) Vivo Capital, OrbiMed or Abingworth (or any of their associates), as applicable, ceasing to beneficially hold 6.5% of the issued ordinary shares, or (ii) the ordinary shares ceasing to be admitted to AIM. Year ended December 31, 2021 During the year ended December 31, 2021, 529,104 and 105,824 RSUs that were issued to Dr. Zaccardelli and Mr. Hahn, respectively, vested. These shares were paid in lieu of salary and were issued on January 28, 2021. During the year ended December 31, 2021 , each member of the board of directors was awarded RSUs or share options. Ms Deschamps was awarded 116,000 RSUs. Dr. Ebsworth, Dr. Cunningham, Dr. Edwards, Dr. Shah, Mr. Sinha and Dr. Ullman, Mr Gupta, Dr. Sinclair and Ms Deschamps were each awarded 64,000 share options. Year ended December 31, 2020 During the year ended December 31, 2020, Dr. Jan-Anders Karlsson, the Company’s former CEO, and Piers Morgan, the Company’s former CFO, resigned and were replaced by Dr. David Zaccardelli as CEO and President, and Mark Hahn as CFO. Dr. Jan-Anders Karlsson's severance agreement included severance pay equal to £479,160, a cash bonus of £40,000, a payment as compensation of termination of employment of £100,000 and base salary in lieu of notice of £363,000. Other benefits included continued medical and life insurance and continued pension contributions until February 28, 2021. VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 97

27. Related parties transactions and other shareholder matters (continued) Piers Morgan's severance agreement included severance pay equal to £123,930 as payment in lieu of notice, a cash bonus of £82,620, ex gratia compensation of £30,000 and £40,000 additional compensation for termination of employment. Pursuant to the terms of his employment agreement Dr. Zaccardelli is entitled to receive an annual base salary of $750,000, payable $250,000 in cash and $500,000 in restricted stock units, and a target annual bonus opportunity of 50% of his annual base salary. Dr. Zaccardelli is also entitled to receive an award of restricted stock units, equal to 4% of the Company's outstanding ordinary shares, and an additional award of restricted stock units if the Company raises additional equity capital during fiscal year 2020, which is intended to result in Dr. Zaccardelli’s equity awards (other than the portion of his base salary payable in restricted stock units) being equal to 4% of the Company's outstanding ordinary shares on the applicable date of issuance. Following the Private Placement in July, 2020, Dr. Zaccardelli received this additional award. Pursuant to the terms of his employment agreement Mr. Hahn is entitled to receive an annual base salary of $500,000, payable $250,000 in cash and $250,000 in restricted stock units, and a target annual bonus opportunity of 50% of his annual base salary. Mr. Hahn is also entitled to receive an initial award of restricted stock units, equal to 3% of the Company's outstanding ordinary shares and an award of restricted stock units equal to 1% of the Company's outstanding ordinary shares after six months of employment. He was also entitled to an additional award of restricted stock units should the Company raise additional equity capital during fiscal year 2020, which is intended to result in Mr. Hahn’s equity awards (other than the portion of his base salary payable in restricted stock units) being equal to 4% of the Company's outstanding ordinary shares on the applicable date of issuance. Following the Private Placement in July 2020 Mr. Hahn received this additional award. During the year ended December 31, 2020, 534,592 and 267,288 RSUs that were issued to Dr. Zaccardelli and Mr. Hahn, respectively, vested. These shares were paid in lieu of salary and were issued on May 12, August 5 and November 2, 2020. Pursuant to their employment agreements, during the year ended December 31, 2020, Dr. Zaccardelli and Mr. Hahn were each awarded an aggregate of 18,494,688 RSUs equal to 4% of the Company's outstanding ordinary shares as of July 23, 2020. During the year ended December 31, 2020, Ms Poll and Dr. Rickard were awarded 2,720,00 and 3,067,152 RSUs respectively and 100,000 options each. During the year ended December 31, 2020, each member of the board of directors was awarded RSUs or share options. Dr. Ebsworth, Dr. Cunningham, Dr. Edwards, Dr. Shah, Mr. Sinha and Dr. Ullman were each awarded 116,000 RSUs. Mr. Gupta and Dr. Sinclair were each awarded 185,600 share options. In connection with the Private Placement, certain Directors and an Officer of the Company (the “Participating Directors and Officer”) subscribed for new ordinary shares at a price of $0.5625, or £0.45, or ADSs at a price of $4.50. A summary of the Participating Directors and Officers is shown below: Name Title Amount Number of shares Dr. Ebsworth Chairman £ 100,000 222,216 Dr. Zaccardelli President & CEO $ 249,998 444,440 Mr. Sinha (through connected persons) Director $ 299,997 533,328 Dr. Ullman Director $ 149,983 266,664 Dr. Edwards Director $ 29,997 53,328 Mr. Hahn CFO $ 100,004 177,784 VERONA PHARMA PLC NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021 98

VERONA PHARMA PLC
FORM OF PROXY
I/We
of
being a member of the Company, hereby appoint
or failing him/her, the Chairperson of the Meeting, as my/our proxy to attend, speak and vote for me/us on my/our behalf at the 2022 Annual General Meeting (the “AGM”) of the Company to be held at 2:00 pm (British Summer Time) on April 27, 2022 and at any adjournment thereof.
I/We direct my/our vote as indicated below in respect of the resolutions which are referred to in the Notice convening the AGM (see note 1 below).
	Ordinary Resolutions	FOR	AGAINST	WITHHELD	DISCRETION
Resolution 1	To re-elect Kenneth Cunningham as a director of the Company.
Resolution 2	To re-elect Rishi Gupta as a director of the Company.
Resolution 3	To re-elect Vikas Sinha as a director of the Company.
Resolution 4	To re-elect James Brady as a director of the Company.
Resolution 5	To receive and adopt the U.K. statutory annual accounts and Directors’ report for the year ended 31 December 2021.
Resolution 6	To receive and approve, as a non-binding advisory resolution, the U.K. statutory Directors’ Remuneration Report for the year ended 31 December 2021.
Resolution 7	To re-appoint PricewaterhouseCoopers LLP as the Company’s auditors, to hold office until the conclusion of the next annual general meeting of shareholders.
Resolution 8	To authorize the Audit and Risk Committee to determine the auditors’ remuneration for the year ending December 31, 2022.
Resolution 9	To authorize the Board of Directors to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £24,702,912.
	Special Resolution	FOR	AGAINST	WITHHELD	DISCRETION
Resolution 10	To authorize the Board of Directors to allot equity securities for cash and/or to sell ordinary shares held by the Company as treasury shares for cash as if section 561(1) of the Companies Act does not apply to any such allotment.
Date  , 2022
Signature
☐
Please tick here if you are appointing more than one proxy.

Notes:
(1) Resolutions and voting
The proposed resolutions will be put to vote on a poll. This results in a more accurate reflection of the views of Shareholders ensuring that votes by proxy will be fully-counted. On a poll, each Shareholder has one vote for every share held. The Board of Directors recommends you vote FOR each the above proposed resolutions.
Resolutions 1 to 9 are proposed as ordinary resolutions. On a poll, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Resolution 10 is proposed as a special resolution. On a poll, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
If you select “Discretion” or if no voting indication is given, this proxy will be voted in accordance with the Board of Directors’ recommendations. The vote “Withheld” option is to enable you to abstain on any particular resolution. A vote withheld is not a vote in law, which means that the vote will not be counted in the calculation of votes for or against the resolution. The proxy may vote or abstain from voting as he/she thinks fit with respect to any other resolution that is put to the meeting.
The results of the voting and any other information required by the U.K. Companies Act 2006 will be made available on our website (https://www.veronapharma.com) as soon as reasonably practicable following the AGM and for the required period thereafter.
(2) Appointment of proxies
Generally, members are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the AGM. A proxy need not be a Shareholder of the Company. A Shareholder may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that Shareholder. To be valid, the form of proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power or authority must be lodged at the office of the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London EC3V 0HR BY HAND or BY POST, or BY EMAIL to ben.harber@shma.co.uk, so as to be received not less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be), excluding any part of a day which is not a working day. The attached proxy statement explains proxy voting and the matters to be voted on in more detail. Please read the proxy statement carefully. For specific information regarding the voting of your ordinary shares, please refer to the proxy statement under the section entitled “Questions and Answers About the Annual General Meeting.”
In the case of a member that is a corporation, the form of proxy must be executed under its common seal or executed on its behalf by a duly authorized officer or attorney for the company. Any corporation that is a member may also appoint one or more representatives who may exercise on its behalf all of its powers as a member provided they do not do so in relation to the same shares.
To change your proxy instructions, simply submit a new form of proxy as set out above. Note that the cut-off times for receipt of proxy appointments (see above) also apply in relation to amended instructions; any amended proxy instructions received after the relevant cut-off time will be disregarded. Please contact the Company Secretary (as noted above) to obtain a new form of proxy. If you submit more than one valid proxy appointment, the appointment validly received last before the latest time for receipt of forms of proxy will take precedence. If the Company is unable to determine which form of proxy was last validly received, none of them shall be treated as valid in respect of that Ordinary Share.
Further, the appointment under the form of proxy may be terminated by the member prior to the commencement of the AGM (or any adjournment of the AGM). To be valid, the notice of termination of the authority of the person appointed to act as proxy must be deposited at the offices of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR, no less than 48 hours (excluding non-working days) before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be).

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(3) Appointment of proxy by joint members
In the case of joint holders, where more than one of the joint holders purports to appoint a proxy, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in the Company’s register of members in respect of the joint holding (the first-named being the most senior).
(4) Issued shares and total voting rights
As at the close of business on March 15, 2022 (being the latest practicable date prior to publication of this document), the Company’s issued ordinary share capital comprised 445,969,350 voting ordinary shares. Each voting ordinary share carries the right to one vote at the AGM and therefore the total number of voting rights at the close of business on March 15, 2022 is 445,969,350.
This proxy is solicited on behalf of the Board of Directors. The shares represented by this proxy, when properly executed, will be voted in accordance with the specifications indicated herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
In accordance with the terms of the deposit agreement by and among the Company, Citibank, N.A. as depositary and holders and beneficial owners of American Depositary Shares (“ADSs”) issued thereunder dated as of May 2, 2017, holders of ADSs who do not provide the depositary bank with voting instructions on or before the record date for ADS holders will be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by the Company to vote the underlying ordinary shares at the AGM.

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